As filed with the Securities and Exchange Commission on December 16, 2024

Registration No. 333-282554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRSTENERGY TRANSMISSION, LLC

(Exact name of registrant as specified in its charter)

Delaware	4911	20-5763884
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5001 NASA Boulevard

Fairmont, WV 26554

(800) 736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Arcuri

Associate General Counsel

FirstEnergy Corp.

76 South Main Street

Akron, OH 44308

(800) 736-3402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Celia A. Soehner

Erin E. Martin

Morgan, Lewis & Bockius LLP

One Oxford Centre, 32nd Floor

Pittsburgh, PA 15219-6401

(412) 560-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2024

PRELIMINARY PROSPECTUS

FirstEnergy Transmission, LLC

Offer to exchange up to

400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030

(CUSIP No. 33767B AG4)

registered under the Securities Act of 1933, as amended (“Securities Act”)

for

$400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030

(CUSIP Nos. 33767B AE9 and U3200V AE0)

that have not been registered under the Securities Act

and

$400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035

(CUSIP No. 33767B AH2)

registered under the Securities Act

for

$400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035

(CUSIP Nos. 33767B AF6 and U3200V AF7)

that have not been registered under the Securities Act

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON    , 2025, UNLESS WE EXTEND IT.

Terms of the Exchange Offer

We are offering to exchange all outstanding (i) $400,000,000 aggregate principal amount of our 4.550% Senior Notes due 2030 (the “Outstanding 2030 Notes”) and (ii) $400,000,000 aggregate principal amount of our 5.000% Senior Notes due 2035 (the “Outstanding 2035 Notes” and, together with the Outstanding 2030 Notes, the “Outstanding Notes”) that were issued in a transaction not requiring registration under the Securities Act for an equal amount of new (i) $400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030 (the “New 2030 Notes”) and (ii) $400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035 (the “New 2035 Notes” and, together with the New 2030 Notes, the “New Notes”). We refer to this offer to exchange as the “exchange offer.”

•

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered Outstanding Notes for freely tradable New Notes that have been registered under the Securities Act.

•

The exchange offer expires at 5:00 p.m., New York City time, on    , 2025, unless extended. The exchange offer will remain open for at least 20 full business days calculated in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (or longer if required by applicable law, including Regulation 14E), after the date notice of the exchange offer is first sent to holders of the Outstanding Notes. We do not currently intend to extend the expiration date.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the applicable series of New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange of Outstanding Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the corresponding series of Outstanding Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights. In addition, the New Notes will bear a different CUSIP number than the Outstanding Notes.

•	The exchange offer is not subject to any minimum tender condition but is subject to customary conditions.

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 12.

We are not making an offer to exchange Outstanding Notes for New Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes. We have agreed that, for a period of up to 180 days after the commencement of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is    , 2024.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. The information contained in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus contains forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “could,” “target,” “will,” “intend,” “believe,” “project,” “forecast,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

the risks and uncertainties associated with government investigations and audits regarding House Bill 6, as passed by Ohio’s 133rd General Assembly (“HB 6”) and related matters, including potential adverse impacts on federal or state regulatory matters, including, but not limited to, matters relating to rates;

•

the risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings, particularly regarding FE’s HB 6 and related matters, including risks associated with obtaining dismissal of the FE derivative shareholder lawsuits;

•	the ability to experience growth in our business at ATSI, MAIT and TrAIL (collectively, the “Regulated Transmission Subsidiaries”);

•	the accomplishment of our Regulated Transmission Subsidiaries’ regulatory and operational goals in connection with their transmission plan;

•

changes in assumptions regarding factors such as economic conditions within our Regulated Transmission Subsidiaries’ territories, assessments of the reliability of our Regulated Transmission Subsidiaries’ transmission systems, or the availability of capital or other resources supporting identified transmission investment opportunities;

•	the reliability of the transmission grid;

•

the ability of our Regulated Transmission Subsidiaries to accomplish or realize anticipated benefits through establishing a culture of continuous improvement and our other strategic and financial goals, including, but not limited to, overcoming current uncertainties and challenges associated with the ongoing government investigations, executing Energize365, FirstEnergy’s transmission and distribution investment plan (“Energize365”), executing on FirstEnergy’s rate filing strategy, controlling costs, improving credit metrics, maintaining investment grade ratings, and growing earnings;

•	costs being higher than anticipated and the success of our policies to control costs at our Regulated Transmission Subsidiaries;

•

variations in weather conditions and severe weather (including events caused, or exacerbated, by climate change, such as wildfires, hurricanes, flooding, droughts, high wind events and extreme heat events) and other natural disasters affecting future revenues and all associated regulatory events or actions in response to such conditions;

•

changes in national and regional economic conditions, including recession, volatile interest rates, inflationary pressure, supply chain disruptions, higher fuel costs and workforce impacts, affecting our Regulated Transmission Subsidiaries and other counterparties with which they do business;

•

the risks associated with physical attacks, such as acts of war, terrorism, sabotage or other acts of violence, cyber-attacks and other disruptions to our information technology system, which may compromise our Regulated Transmission Subsidiaries’ transmission services, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks;

•	our Regulated Transmission Subsidiaries’ ability to comply with applicable federal reliability standards;

•	other legislative and regulatory developments, including, but not limited to, matters related to rates, compliance and enforcement activity, cybersecurity and climate change;

•

changes to environmental laws and regulations, including, but not limited to, rules finalized by the United States Environmental Protection Agency (the “EPA”) and the United States Securities and Exchange Commission (the “SEC”) related to climate change, and potential changes to such laws as a result of a new presential administration in the United States following the 2024 U.S. presidential election;

•

changes in our Regulated Transmission Subsidiaries’ customers’ demand for power, including, but not limited to, economic conditions, the impact of climate change, emerging technology, particularly with respect to data centers, electrification, energy storage and distributed sources of generation;

•	the impact of changes to significant accounting policies;

•	the impact of any changes in tax laws or regulations, including, but not limited to, the Inflation Reduction Act of 2022 (the “IRA of 2022”), or adverse tax audit results or rulings;

•

the ability to access the public securities and other capital and credit markets in accordance with our announced financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our Regulated Transmission Subsidiaries, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions;

•	future actions that may be taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity;

•	issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business;

•	our dependence on FE and its affiliates, including FESC, for employees and key personnel;

•	the risks and other factors discussed in this prospectus and in our financial statements and other similar factors; and

•	any other statements that relate to non-historical or future information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and should be read in conjunction with the risk factors and other disclosures contained in this prospectus. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors or assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any obligation to update or revise, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

The following abbreviations and acronyms are used to identify frequently used terms in this prospectus:

2021 Credit Facilities	Collectively, the two separate senior unsecured five-year syndicated revolving credit facilities entered into by FE, FET, ATSI, MAIT and TrAIL, on October 18, 2021, as amended through October 20, 2023

2023 Credit Facilities	Collectively, the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 20, 2023

A&R FET LLC Agreement	Fourth Amended and Restated Limited Liability Company Operating Agreement of FET

AEP	American Electric Power Company, Inc.

AFUDC	Allowance for Funds Used During Construction

ARO	Asset Retirement Obligation

ASC	Accounting Standards Codification

ASIC	Australian Securities and Investments Commission

ASX	ASX Limited

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET

Brookfield	North American Transmission Company II L.P., a Delaware limited partnership and a controlled investment vehicle entity of Brookfield Super-Core Infrastructure Partners

CEI	The Cleveland Electric Illuminating Company, an Ohio electric power company subsidiary of FE

CWIP	Construction work in progress

D.C. Circuit	United States Court of Appeals for the District of Columbia Circuit

Distribution Segment	FirstEnergy reportable segment consisting of the Ohio Companies and FE PA

DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the Southern District of Ohio

DTC	The Depository Trust Company

DTCC	The Depository Trust & Clearing Corporation, the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation

EEA	European Economic Area

EEI	The Edison Electric Institute

EESG	Employee, Environmental, Social and Corporate Governance

EH	Energy Harbor Corp
Electric Companies	OE, CEI, TE, FE PA, JCP&L, MP, and PE

Energize365	FirstEnergy’s Transmission and Distribution Infrastructure Investment Program

EPA	United States Environmental Protection Agency

EPAct 2005	2005 Energy Policy Act

ERO	Electric Reliability Organization

Exchange Act	Securities Exchange Act of 1934, as amended

FASB	Financial Accounting Standards Board

FATCA	Foreign Account Tax Compliance Act

FE	FirstEnergy Corp., a public electric power holding company

FE Board	The Board of Directors of FirstEnergy Corp.

FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric power company subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FE Revolving Facility	FE and the Electric Companies’ former five-year syndicated revolving credit facility, as amended, and replaced by the 2021 Credit Facilities on October 18, 2021

FENOC	Energy Harbor Nuclear Corp. (formerly known as FirstEnergy Nuclear Operating Company), a subsidiary of EH, which operates EH’s nuclear generating facilities

FERC	Federal Energy Regulatory Commission

FES	Energy Harbor LLC (formerly known as FirstEnergy Solutions Corp.), a subsidiary of EH, which provides energy-related products and services

FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services

FET	FirstEnergy Transmission, LLC, a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH

FET Board	The Board of Directors of FET

FET Equity Interest Sale	Sale of an additional 30% membership interest of FET, such that Brookfield will own 49.9% of FET

FET Revolving Facility	FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023

FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries

Fitch	Fitch Ratings, Inc.

FPA	Federal Power Act

FSMA	Financial Services and Markets Act 2000

GAAP	Accounting Principles Generally Accepted in the United States of America
GHG	Greenhouse Gas

v

HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly

Integrated Segment	FirstEnergy reportable segment consisting of MP, PE and JCP&L

IRA	Individual Retirement Account

IRA of 2022	Inflation Reduction Act of 2022

IRS	Internal Revenue Service

ISO	Independent System Operator

JCP&L	Jersey Central Power & Light Company, a New Jersey electric power company subsidiary of FE

KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE

kV	Kilovolt

LOC	Letter of Credit

LSE	Load Serving Entity

MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET

MDPSC	Maryland Public Service Commission

ME	Metropolitan Edison Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

MISO	Midcontinent Independent System Operator, Inc.

Moody’s	Moody’s Investors Service, Inc.

MP	Monongahela Power Company, a West Virginia electric power company subsidiary of FE

N.D. Ohio	Federal District Court, Northern District of Ohio

NERC	North American Electric Reliability Corporation

New 2030 Notes	New $400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030

New 2035 Notes	New $400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035

New Notes	New 2030 Notes and New 2035 Notes

OAG	Ohio Attorney General

OCC	Ohio Consumers’ Counsel

ODSA	Ohio Development Service Agency

OE	Ohio Edison Company, an Ohio electric power company subsidiary of FE

Ohio Companies	CEI, OE and TE

OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG

OPEB	Other Postemployment Benefits

Outstanding 2030 Notes	$400,000,000 aggregate principal amount of our 4.550% Senior Notes due 2030

Outstanding 2035 Notes	$400,000,000 aggregate principal amount of our 5.000% Senior Notes due 2035

Outstanding Notes	The Outstanding 2030 Notes and the Outstanding 2035 Notes

PA Consolidation	Consolidation of the Pennsylvania Companies, effective January 1, 2024

PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP

PATH-Allegheny	PATH Allegheny Transmission Company, LLC

PATH-WV	PATH West Virginia Transmission Company, LLC

PE	The Potomac Edison Company, a Maryland and West Virginia electric power company subsidiary of FE

Penn	Pennsylvania Power Company, a former Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024

Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024

PN	Pennsylvania Electric Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

PJM	PJM Interconnection, LLC

PJM CTOA	Consolidated Transmission Owners Agreement of PJM

PJM OA	Amended and Restated Operating Agreement of PJM

PJM OATT	PJM Open Access Transmission Tariff

PJM Tariff	PJM Open Access Transmission Tariff

PPUC	Pennsylvania Public Utility Commission

PTRR	Projected Transmission Revenue Requirement

PUCO	Public Utilities Commission of Ohio

Registration Rights Agreements	Registration Rights Agreements in respect of each series of Outstanding Notes entered into on September 5, 2024, among FET and the initial purchasers.

Regulated Transmission Subsidiaries	ATSI, MAIT, and TrAIL, collectively

RFC	ReliabilityFirst Corporation

ROE	Return on Equity

RTEP	PJM’s Regional Transmission Expansion Plan

RTO	Regional Transmission Organization

S.D. Ohio	Federal District Court, Southern District of Ohio

SEC	United States Securities and Exchange Commission

SLC	Special Litigation Committee of the FE Board

SOFR	Secured Overnight Financing Rate

S&P	Standard & Poor’s Ratings Service

SVC	Static Var Compensator

Stand-Alone Transmission Segment	FirstEnergy reportable segment consisting of FE’s ownership in FET and KATCo

Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017

TE	The Toledo Edison Company, an Ohio electric power company subsidiary of FE

TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET

Transmission Companies	ATSI, KATCo, MAIT and TrAIL

USAO	U.S. Attorney’s Office for the Southern District of Ohio

VEPCO	Virginia Electric and Power Company

VIE	Variable Interest Entity

VSCC	Virginia State Corporation Commission

WP	West Penn Power Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

WVPSC	Public Service Commission of West Virginia

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus. Before making an investment decision, we encourage you to consider the information contained in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 12 of this prospectus.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “FET” and the “Company” refer to FirstEnergy Transmission, LLC. Capitalized terms used in this prospectus without definition have the meanings set forth in the Glossary of Terms included herein.

The Company

FET was organized as a limited liability company under the laws of the State of Delaware in 2006. On May 31, 2022, North American Transmission Company II L.P. (“Brookfield”), a controlled investment vehicle entity of Brookfield Super-Core Infrastructure Partners, acquired 19.9% of the membership interests of FET. On March 25, 2024, Brookfield acquired an additional 30% of the outstanding membership interests of FET for $3.5 billion. As a result, Brookfield’s equity interest in FET increased to 49.9%, while FirstEnergy Corp. (“FE”) retained the remaining 50.1% equity interest in FET. We are a consolidated variable interest entity of FE. Our principal executive offices are located at 5001 NASA Blvd., Fairmont, West Virginia 26554. Our telephone number is (800) 736-3402.

Our Business

FET is the holding company for American Transmission Systems, Incorporated (“ATSI”), Mid-Atlantic Interstate Transmission, LLC (“MAIT”) and Trans-Allegheny Interstate Line Company (“TrAIL”), and is in the process of winding up a joint venture in Potomac-Appalachian Transmission Highline, LLC (“PATH”) with a subsidiary of American Electric Power Company, Inc. (“AEP”). Through its subsidiaries, FET owns and operates high-voltage transmission facilities within PJM Interconnection, L.L.C. (“PJM”), a regional transmission organization, which consist of approximately 12,500 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, and has a rate base of $7.3 billion as of December 31, 2023. We refer herein to ATSI, MAIT and TrAIL, collectively, as our Regulated Transmission Subsidiaries. We refer herein to FE and its consolidated subsidiaries, collectively, as FirstEnergy.

Regulated Transmission Subsidiaries

ATSI was organized under the laws of the State of Ohio in 1998 to engage exclusively in the transmission of electricity (i.e., at voltages of 69 kV and above). The substantial portion of ATSI’s transmission assets were originally acquired in September 2000 from certain of FE’s Ohio and Pennsylvania distribution utility subsidiaries. In June 2011, ATSI transferred functional control of its transmission facilities from Midcontinent Independent System Operator, Inc. (“MISO”) to PJM.

MAIT was organized under the laws of the State of Delaware in 2015 to own and operate the Federal Energy Regulatory Commission (“FERC”) jurisdictional transmission assets that were transferred to MAIT on January 31, 2017, by two regulated utility subsidiaries of FE, Metropolitan Edison Company (“ME”) and Pennsylvania Electric Company (“PN”), following receipt of necessary regulatory approvals. In exchange for their transmission asset contributions, MAIT issued Class B membership interests to ME and PN. On January 1,

2024, FirstEnergy consolidated its Pennsylvania electric utility subsidiaries, ME, PN, Penn and West Penn Power Company (“WP”) (together, the “Pennsylvania Companies”), into FirstEnergy Pennsylvania Electric Company (“FE PA”), a Pennsylvania electric power company subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE. In addition to merging each of the Pennsylvania Companies with and into FE PA, with FE PA surviving such mergers as the successor-in-interest to all assets and liabilities of the Pennsylvania Companies, (i) WP transferred certain of its Pennsylvania-based transmission assets to KATCo, and (ii) PN and ME contributed their respective Class B equity interests of MAIT to FE (the “PA Consolidation”), which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT.

We own all of the outstanding Class A membership interests of MAIT, which MAIT issued to us in exchange for our cash contribution. TrAIL was organized under the laws of the State of Maryland and the Commonwealth of Virginia in 2006 to finance, construct, own, operate and maintain high-voltage transmission facilities in PJM. TrAIL currently has several transmission facilities in operation including a 500 kV transmission line extending approximately 150 miles from southwestern Pennsylvania through West Virginia to a point of interconnection with an unaffiliated utility, Virginia Electric and Power Company (“VEPCO”) in northern Virginia that was completed and placed into service in May 2011. This line is known as the Trans-Allegheny Interstate Line.

Revenues and Rates

We derive all of our revenue from our Regulated Transmission Subsidiaries. Our Regulated Transmission Subsidiaries, in turn, derive nearly all of their revenues from providing:

•	network transmission service;

•	point-to-point transmission service; and

•	scheduling, control and dispatch service over their respective systems.

PJM, on behalf of our Regulated Transmission Subsidiaries, charges rates established by our Regulated Transmission Subsidiaries using a forward-looking cost-of-service formula rate template on file with FERC. Under these formulas, MAIT and ATSI post to PJM’s website their Projected Transmission Revenue Requirement (“PTRR”) each October 5 and October 15 respectively, to be effective for the following January through December (the “Rate Year”). The PTRR represents the amount of revenue necessary to recover projected prudently-incurred expenses and a return on projected rate base, consisting primarily of property, plant and equipment on a 13-month average, for the Rate Year. MAIT and ATSI determine their respective PTRRs based on updates to the inputs to the formula rate template. MAIT and ATSI on each June 1 and May 1, respectively, calculate actual results for the previous Rate Year and compare them to the amount PJM billed on their behalf based on the PTRR for that Rate Year and include the resulting true-up in the PTRR for the coming Rate Year. MAIT’s and ATSI’s projected rate bases for the PTRRs effective January 1, 2024 through December 31, 2024 are $2.4 billion and $4.1 billion, respectively. Each May 15, TrAIL posts to PJM’s website its “Annual Update” consisting of (1) a “Reconciliation” reflecting its actual revenue requirement for the previous calendar year and (2) a “Forecast” reflecting the Reconciliation plus projected capital projects placed into service for the current calendar year as well as a true-up for the difference between the previous calendar year Forecast and Reconciliation. During June 1 through May 31 of each year, PJM bills, on behalf of TrAIL, TrAIL’s revenue requirement determined by its Forecast. TrAIL’s projected rate base in its Forecast posting on May 15, 2024 is $1.4 billion.

Operations

Our Regulated Transmission Subsidiaries’ transmission facilities are connected to generation resources, distribution facilities and neighboring transmission systems. Our transmission facilities currently transmit electricity in PJM from generating stations to local electricity distribution facilities located, in the case of ATSI, primarily in Ohio and Pennsylvania, in the case of MAIT, primarily in Pennsylvania, and in the case of TrAIL, primarily in Pennsylvania, West Virginia and northern Virginia. ATSI’s facilities consist of approximately 7,900 circuit miles of transmission lines with nominal voltages of 345 kV, 138 kV (bulk transmission) and 69 kV (area transmission). MAIT’s facilities consist of approximately 4,300 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV. TrAIL’s facilities consist of approximately 260 circuit miles of transmission lines with nominal voltage of 500 kV, 345 kV, 230 kV and 138 kV.

As transmission-only companies, our Regulated Transmission Subsidiaries function as conduits, moving power from unaffiliated generators to local distribution facilities or to interconnected transmission systems either entirely through their own systems or in conjunction with neighboring transmission systems. Affiliated and unaffiliated entities then distribute power through these local distribution facilities to end-use customers. The transmission of electricity by our Regulated Transmission Subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use customers. As a member of PJM, functional control, but not ownership, over the transmission assets of our Regulated Transmission Subsidiaries has been transferred to PJM.

FirstEnergy’s Stand-Alone Transmission Segment, including our Regulated Transmission Subsidiaries, together with PJM, plans, operates and maintains its transmission systems in accordance with the reliability standards developed by North American Electric Reliability Corporation (“NERC”) (which is the Electric Reliability Organization (“ERO”), designated by FERC under Section 215 of the Federal Power Act (“FPA”) and approved by FERC to ensure reliable service to customers. FirstEnergy’s business strategy for its transmission systems, which includes those of our Regulated Transmission Subsidiaries, is to operate, maintain and invest in transmission infrastructure to continue to ensure system integrity and reliability and to prudently manage expenses, capital expenditures and regulatory compliance.

Executive Offices

Our principal executive offices are located at 5001 NASA Blvd., Fairmont, West Virginia 26554. Our telephone number is (800) 736-3402.

Risk Factors

You should carefully consider the information set forth under the section entitled “Risk Factors” beginning on page 12 of this prospectus as well as the other information contained in this prospectus before participating in the exchange offer.

Summary of the Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange both series of New Notes for the corresponding series of Outstanding Notes. The terms of each series of New Notes offered in the exchange offer are substantially identical to the terms of the corresponding series of Outstanding Notes, except that the New Notes will be registered under the Securities Act and transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On September 5, 2024, we issued $400,000,000 aggregate principal amount of Outstanding 2030 Notes and $400,000,000 aggregate principal amount of Outstanding 2035 Notes in a private offering. In connection with that offering, we entered into Registration Rights Agreements corresponding to each series of Outstanding Notes (as defined in “The Exchange Offer”) in which we agreed, among other things, to deliver this prospectus to you and use our reasonable best efforts to cause this exchange offer to be completed before the 366th day after the initial issuance of the Outstanding Notes.

Under the terms of the exchange offer, you are entitled to exchange the Outstanding 2030 Notes and the Outstanding 2035 Notes for New 2030 Notes and New 2035 Notes, respectively, evidencing the same indebtedness and with substantially identical terms to the corresponding series of Outstanding Notes. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

New Notes Offered	$400,000,000 aggregate principal amount of Senior Notes due 2030; and

$400,000,000 aggregate principal amount of Senior Notes due 2035.

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount of the corresponding series of New Notes. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreements, which grant the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date	The exchange offer will expire 5:00 p.m., New York City time, on , 2025, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. We do not currently intend to extend the expiration date for the exchange offer. The exchange offer will remain open for at least 20 full business days (or longer if required by applicable law) after the date notice of the exchange offer is first sent to holders of the Outstanding Notes.

Withdrawal of Tender	You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not properly withdrawn will be accepted for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate applicable law or interpretation by the Staff of the SEC, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank Trust Company, National Association, which issued uncertificated depositary interests in those Outstanding Notes, which represent a 100% interest in those Outstanding Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Outstanding Notes, you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Outstanding Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes that you receive will be acquired in the ordinary course of its business;

•	you are not participating in, and have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•

you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or if you are such an “affiliate,” you will comply with the prospectus delivery requirements of the Securities Act to the extent applicable in connection with any resale of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes acquired as a result of market making or other trading activities, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

United States Federal Income Tax Consequences	The exchange of Outstanding Notes for New Notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association is serving as the exchange agent for the exchange offer.

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate;

•

you are not a broker-dealer tendering Outstanding Notes acquired directly from us for your account, or if you are such a broker-dealer, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will remain outstanding and continue to accrue interest but continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes.

In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Summary of the Terms of the New Notes

The New Notes will be substantially identical to the Outstanding Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The New Notes will evidence the same debt as the Outstanding Notes, and the same Indenture (as defined herein) will govern the New Notes and the Outstanding Notes. We sometimes refer to the New Notes and the Outstanding Notes collectively as the “Notes.”

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the New Notes, please read “Description of the Notes.”

Issuer	FirstEnergy Transmission, LLC.

Securities Offered	$400,000,000 aggregate principal amount of Senior Notes due 2030; and

$400,000,000 aggregate principal amount of Senior Notes due 2035.

Maturity Dates	New 2030 Notes: January 15, 2030.

New 2035 Notes: January 15, 2035.

Interest Rates and Interest Rate Periods	Interest on the New 2030 Notes will accrue at a rate of 4.550% per annum from the date of the original issuance and will be payable semi-annually in arrears on each January 15 and July 15, beginning on January 15, 2025.

Interest on the New 2035 Notes will accrue at a rate of 5.000% per annum from the date of original issuance and will be payable semi-annually in arrears on each January 15 and July 15, beginning on January 15, 2025.

Security and Ranking	The New Notes will be our senior unsecured general obligations. They will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of September 30, 2024, we had $2.8 billion of senior unsecured and unsubordinated long-term indebtedness outstanding and no other long-term debt outstanding. See “Description of the Notes— Ranking.”

The New Notes will be effectively subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including:

•	trade payables;

•	ATSI’s $75 million aggregate principal amount of outstanding 4.00% Senior Notes due 2026;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.32% Senior Notes due 2030;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.38% Senior Notes due 2031;

•	ATSI’s $150 million aggregate principal amount of outstanding 3.66% Senior Notes due 2032;

•	ATSI’s $600 million aggregate principal amount of outstanding 2.65% Senior Notes due 2032;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.13% Senior Notes due 2033;

•	ATSI’s $400 million aggregate principal amount of outstanding 5.00% Senior Notes due 2044;

•	ATSI’s $75 million aggregate principal amount of outstanding 5.23% Senior Notes due 2045;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.63% Senior Notes due 2034;

•	MAIT’s $600 million aggregate principal amount of outstanding 4.10% Senior Notes due 2028;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.60% Senior Notes due 2032;

•	MAIT’s $175 million aggregate principal amount of outstanding 5.39% Senior Notes due 2033;

•	MAIT’s $250 million aggregate principal amount of outstanding 5.94% Senior Notes due 2034;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.70% Senior Notes due 2035;

•	TrAIL’s $75 million aggregate principal amount of outstanding 3.76% Senior Notes due 2025; and

•	TrAIL’s $550 million aggregate principal amount of outstanding 3.85% Senior Notes due 2025.

For more information, see Note 6, “Capitalization—Long-Term Debt and Other Long-Term Obligations” of the notes to the audited consolidated annual financial statements and Note 8, “Fair Value Measurements” of the notes to the unaudited consolidated interim financial statements in this prospectus.

Optional Redemption	The New 2030 Notes will be redeemable, in whole or in part, at our option, at any time prior to December 15, 2029 (the date that is one month prior to the scheduled maturity date of the New 2030 Notes) at a “make-whole” redemption price, as described under the heading “Description of the Notes—Optional Redemption” below, and, on or after such date, at par.

The New 2035 Notes will be redeemable, in whole or in part, at our option, at any time prior to October 15, 2034 (the date that is three months prior to the scheduled maturity date of the New 2035 Notes) at a “make-whole” redemption price, as described under the heading

“Description of the Notes—Optional Redemption” below, and, on or after such date, at par.

See “Description of the Notes — Optional Redemption.”

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain Covenants	The terms of the New Notes contain only very limited protections for holders of New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking equal in right of payment with the New Notes; or

•	conduct other transactions that may adversely affect the holders of the New Notes.

Events of Default and Acceleration	The only events of default with respect to the New Notes are:

•	failure to pay principal, any premium or required interest for 30 days after it is due;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding New Notes of such series; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the New Notes of such series can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of insolvency or bankruptcy, whether voluntary or not, involving FET.

Only these events of default provide for a right of acceleration of the New Notes. No other events will result in acceleration.

See “Risk Factors — Risks Associated with the Exchange Offer.”

Additional Notes

We may from time to time, without consent of the holders of the Notes, issue Notes having the same terms and conditions as any series of New Notes being offered hereby or any series of Outstanding Notes (except for the issue date, offering price and, if applicable, the first interest payment date). Additional Notes issued in this manner will form a single series with the applicable outstanding series of

Notes and will be treated as a single class for all purposes under the Indenture governing the Notes, including, without limitation, voting, waivers and amendments.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

No Listing of the Notes	There is no public trading market for the New Notes, and we do not intend to list the New Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

No Public Market	The New Notes will be new securities for which no market currently exists, and we cannot assure you that any public market for the New Notes will develop or be sustained.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).

Book-Entry Depository	DTC.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.

Risks Associated with Damage to FirstEnergy’s Reputation and HB 6 Related Litigation and Investigations

Damage to our and/or FirstEnergy’s reputation may arise from numerous sources making it and its subsidiaries vulnerable to negative customer perception, adverse regulatory outcomes, or other consequences, which could materially adversely affect our business, results of operations, and financial condition.

Our reputation is important. Damage to FirstEnergy’s reputation, including the reputation of any of its subsidiaries, such as FET, could materially adversely affect our business, results of operations and financial condition. Such damage may arise from numerous sources further discussed below, negative outcomes associated with the Deferred Prosecution Agreement (the “DPA”), entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the Southern District of Ohio (the “USAO”) the August 2020 SEC investigation described below or other HB 6 litigation or investigations, a significant cyber-attack, data security or physical security breach, failure to provide safe and reliable service and negative perceptions regarding the operation of coal-fired generation, particularly Greenhouse Gas (“GHG”) emissions. Any damage to our reputation, either generally or as a result of the foregoing, may lead to negative customer perception, which may make it difficult for us to compete successfully for new opportunities, or could adversely impact our ability to launch new sophisticated technology-driven solutions to meet our customer expectations. A damaged reputation could further result in FERC, the Public Utilities Commission of Ohio (the “PUCO”) and other regulatory and legislative authorities being less likely to view us in a favorable light and could negatively impact the rates we charge customers or otherwise cause us to be susceptible to unfavorable legislative and regulatory outcomes, as well as increased regulatory oversight and more stringent legislative or regulatory requirements.

HB 6 related investigation and litigation could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the USAO’s investigation, FirstEnergy received subpoenas for records from the USAO. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On July 21, 2021, FE entered into a three-year DPA with the USAO that, subject to court proceedings, resolves this matter. Among other things under the DPA, FirstEnergy paid a $230 million monetary penalty in 2021 and agreed to the filing of a criminal information charging FirstEnergy with one count of conspiracy to commit honest services wire fraud. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. As of July 21, 2024, FirstEnergy successfully completed the obligations required within the three-year term of the DPA. Under the DPA, and until the conclusion of any related investigation, criminal prosecution and civil proceeding brought by the USAO, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of the Southern District of Ohio (the “USAO”) of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the USAO.

Following the announcement by the USAO of the investigation surrounding HB 6 in July 2020, certain of FirstEnergy’s stockholders and customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, including the federal securities class action litigation In re FirstEnergy Corp. Securities Litigation (Federal District Court, Southern District of Ohio (“S.D. Ohio”)). We and FirstEnergy believe that it is probable that FirstEnergy will incur a loss in connection with the resolution of In re FirstEnergy Corp. Securities Litigation. Given the ongoing nature and complexity of such litigation, we and FirstEnergy cannot yet reasonably estimate a loss or range of loss that may arise from its resolution. However, if it is resolved against FirstEnergy, substantial monetary damages could result and its reputation, business, financial condition, results of operations, liquidity or cash flows may be materially adversely affected, which may, in turn, have an adverse material impact on us.

The investigations and litigation related to HB 6 could divert management’s focus and have resulted in, and could continue to result in, substantial investigation expenses and the commitment of substantial corporate resources. The outcome, duration, scope, result or related costs of the investigations and related litigation of the government investigations, particularly the securities class action litigation In re FirstEnergy Corp. Securities Litigation discussed above, are inherently uncertain. Therefore, any of these risks could impact us significantly beyond expectations. Moreover, we are unable to predict the potential for any additional investigations or litigation, including the potential focus thereof on FirstEnergy’s subsidiaries, any of which could expose us to potential criminal or civil liabilities, sanctions or other remedial measures, and could have a material adverse effect on our reputation, business, financial condition, results of operations, liquidity or cash flows.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FirstEnergy, and on September 1, 2020, issued subpoenas to FirstEnergy and certain of its officers. FirstEnergy continues to cooperate with the SEC in their ongoing investigation. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FirstEnergy, with which FirstEnergy has complied. On September 12, 2024, the SEC issued a settlement order that concludes and resolves, in its entirety, the SEC investigation. Under the terms of the settlement, FirstEnergy agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder. Prior to the issuance of the settlement order, FirstEnergy had recorded a loss contingency of $100 million relating to the SEC investigation during the second quarter of 2024. This civil penalty was neither allocated nor charged to FET.

The HB 6 related state regulatory proceedings could have a material adverse effect on FirstEnergy’s reputation, business, financial condition, results of operations, liquidity or cash flows and such adverse effects could extend to us, including on an indirect basis.

There are several ongoing HB 6 related state regulatory proceedings relating to FirstEnergy. As a result of those proceedings, there could be adverse impacts to FET, including because the rates that the Regulated Transmission Subsidiaries are allowed to charge may be decreased as a result of regulatory action taken within the jurisdictions to which the Regulated Transmission Subsidiaries are subject. Furthermore, any failure by FirstEnergy to have complied with anti-corruption laws, contractual requirements, or other legal or regulatory requirements, could adversely impact FET, including through reputational harm.

We are unable to predict the adverse impacts of such regulatory matters, including with respect to rates charged by our Regulated Transmission Subsidiaries, and, therefore, any of these risks could impact us significantly beyond expectations. Moreover, we are unable to predict the potential for any additional regulatory actions, any of which could exacerbate these risks or expose FirstEnergy and its subsidiaries and FET to adverse outcomes in pending or future rate cases and could have a material adverse effect on our reputation, business, financial condition, results of operations, liquidity or cash flows.

Risks Associated with Our Business and Industry

Failure to comply with debt covenants in FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023 (the “FET Revolving Facility”) could adversely affect our ability to execute future borrowings and/or require early repayment and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

Our FET Revolving Facility contains various financial and other covenants, including maintaining a consolidated debt to total capitalization ratio of no more than 75%. Compliance with each covenant is measured at the end of each fiscal quarter.

Our FET Revolving Facility contains certain negative and affirmative covenants. Our ability to comply with the covenants and restrictions contained in our FET Revolving Facility has been, and may in the future, be affected by events related to the ongoing government investigations or otherwise.

A breach of any of the covenants contained in our FET Revolving Facility, including any breach related to alleged failures to comply with anti-corruption and anti-bribery laws, could result in an event of default under the FET Revolving Facility and we would not be able to access the FET Revolving Facility for additional borrowings and letters of credit while any default exists. Upon the occurrence of such an event of default, any amounts outstanding under our FET Revolving Facility could be declared to be immediately due and payable and all applicable commitments to extend further credit could be terminated. There were no amounts outstanding under our FET Revolving Facility as of September 30, 2024. If future indebtedness under our FET Revolving Facility is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. In addition, certain events, including but not limited to any covenant breach related to alleged failures to comply with anti-corruption and anti-bribery laws, an event of default under our FET Revolving Facility and the acceleration of applicable commitments under our FET Revolving Facility could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. The operating and financial restrictions and covenants in our FET Revolving Facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

In connection with FirstEnergy’s actions to focus on its regulated operations, our Regulated Transmission Subsidiaries have taken steps to focus on growing their respective businesses and earnings. The ability of our Regulated Transmission Subsidiaries to successfully grow their respective businesses is subject to certain risks that could adversely affect profitability and our financial condition in the future.

FirstEnergy has undertaken a transmission expansion plan designed to improve operating flexibility, increase reliability, position transmission capacity for future load growth and facilitate response to system events. This plan allows FirstEnergy to capitalize on growth opportunities available to its regulated operations, particularly in transmission. FirstEnergy intends to grow its Stand-Alone Transmission Segment and Integrated Segment with projects extending throughout FirstEnergy’s service area, including the transmission systems of our Regulated Transmission Subsidiaries.

The success of FirstEnergy’s growth strategy will depend, in part, on our and our Regulated Transmission Subsidiaries’ successful recovery of our transmission investments. Factors that may affect rate recovery of our and our Regulated Transmission Subsidiaries’ transmission investments may include: (1) FERC’s timely approval of rates to recover such investments; (2) whether the investments are included in PJM’s Regional Transmission Expansion Plan (“RTEP”); (3) FERC’s evolving policies with respect to incentive rates for transmission investment assets; (4) FERC’s evolving policies with respect to the calculation of the base return on equity (“ROE”) component of transmission rates; (5) consideration and potential impact of the objections of those who oppose such investments and their recovery; and (6) timely development, construction and operation of the new facilities. See “—Complex and changing government regulations, including those associated with rates, could have a negative impact on our results of operations” and “—Certain elements of our Regulated Transmission Subsidiaries’ cost recovery through rates can be challenged, which could result in lower rates and/or refunds of amounts previously collected and thus have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows” below.

Our ability to capitalize on investment opportunities available to our business depends, in part, on any future transmission rate filings at FERC, including maintaining the affordability of the rates charged to customers. Any denial of, or delay in, the approval of any future transmission rate requests could restrict us from fully recovering our cost of service, may impose risks on the transmission operations and could have a material adverse effect on our regulatory strategy, results of operations and financial condition.

FirstEnergy’s growth strategy also could be adversely impacted by any impediments to its or our ability to finance the proposed expansion projects while maintaining adequate liquidity. There can be no assurance that FirstEnergy’s investment strategy will deliver the desired result, which could adversely affect our results of operations and financial condition.

We are subject to risks arising from our Regulated Transmission Subsidiaries’ operation of transmission facilities.

Operation of transmission facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, fuel supply or transportation disruptions, accidents, labor disputes or work stoppages by employees, human error in operations or maintenance, acts of terrorism or sabotage, cyber-attacks, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental requirements and governmental interventions and operational performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt transmission systems and, in some cases, lead to catastrophic effects such as wildfires. Because our Regulated Transmission Subsidiaries’ transmission facilities are interconnected with those of third parties, the operation of our Regulated Transmission Subsidiaries’ facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties.

We and our Regulated Transmission Subsidiaries remain obligated to provide safe and reliable service to customers. Meeting this commitment requires the expenditure of significant capital resources. Failure to provide safe and reliable service and failure to meet regulatory reliability standards due to a number of factors, including, but not limited to, equipment failure and weather, could harm our and our Regulated Transmission Subsidiaries’ business reputations and adversely affect our and our Regulated Transmission Subsidiaries’ operating results through reduced revenues and increased capital and operating costs, the concurrence of liabilities to claimholders and the imposition of penalties/fines or other adverse regulatory outcomes.

Current or future litigation or administrative proceedings could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our Regulated Transmission Subsidiaries have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. Various individuals and interest groups may challenge the issuance of relevant state utility commission authorizations to construct new transmission lines, or other relevant certificates, permits or approvals. In addition, we and our Regulated Transmission Subsidiaries are sometimes subject to investigations and inquiries by various state and federal regulators due to the heavily regulated nature of our industry. Unfavorable outcomes or developments relating to these or other proceedings or investigations, such as judgments for monetary damages and other remedies, including injunctions or revocation of relevant authorizations, certificates, permits or approvals, could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the Notes.

Although our Regulated Transmission Subsidiaries intend to vigorously defend these matters, the results of these proceedings or investigations cannot be determined. For more information on these proceedings and other litigation, see “Our Business—Litigation.”

We and our Regulated Transmission Subsidiaries are subject to various regulatory requirements, including reliability standards, rate tariff and contract filing requirements, reporting, recordkeeping and accounting requirements, transaction approval requirements, requirements of the regional transmission organization in which they operate, and foreign investment regulations. Violations of current or future requirements, whether intentional or unintentional, or failure to obtain necessary regulatory approvals may result in substantial costs, sanctions or penalties that, under some circumstances, could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our operations and other regulated activities are subject to audit by FERC, which may conduct routine or special audits and issue requests designed to ensure compliance with FERC rules, regulations, policies and procedures. Owners, operators and users of the bulk electric system are subject to mandatory reliability standards promulgated by NERC and approved by FERC. The standards are based on the functions that need to be performed to ensure that the bulk electric system operates reliably. NERC, FERC and ReliabilityFirst Corporation (“RFC”), which is one of the regional reliability entities responsible for the PJM region, continue to refine existing reliability standards as well as develop and adopt new reliability standards. The reliability standards address operation, planning and security of the bulk electric system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection and personnel training. Compliance with modified or new reliability standards may subject our Regulated Transmission Subsidiaries to higher operating costs and/or increased capital expenditures. If one of our Regulated Transmission Subsidiaries were found not to be in compliance with one or more of the mandatory reliability standards, we or such Regulated Transmission Subsidiary could be subject to sanctions, including substantial monetary penalties.

Monetary penalties for violations of reliability standards vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. FERC has authority under the FPA to impose penalties up to and including $1.5 million per day, subject thereafter to annual adjustments for inflation, for failure to comply with these mandatory reliability standards. Potential non-monetary sanctions include imposing limitations on the violator’s activities or operation and placing the violator on a watch list for major violators.

Our Regulated Transmission Subsidiaries are also subject to requirements under Sections 203, 204 and 205 of the FPA, including the requirement to obtain prior FERC approval of certain transactions, issuances of securities and assumptions of liabilities; reporting, recordkeeping and accounting requirements; and for filing rate tariffs and contracts related to the provision of services subject to FERC jurisdiction. Under FERC policy, failure to file a jurisdictional tariff or agreement on a timely basis may result in an entity having to refund the time value of revenues collected under the relevant tariff or agreement. The failure to obtain timely approval of transactions subject to Section 203 of the FPA or of issuances of securities or assumptions of liabilities under Section 204 of the FPA, or to comply with applicable filing, reporting, recordkeeping or accounting requirements under Section 205 of the FPA, could subject our Regulated Transmission Subsidiaries to penalties. FERC has authority under the FPA to impose penalties in 2024 up to and including $1.5 million per day, subject thereafter to annual adjustments for inflation, per violation of the FPA or rules or orders issued pursuant thereto.

Despite our Regulated Transmission Subsidiaries’ best efforts to comply and FirstEnergy’s implementation of a compliance program intended to ensure reliability and compliance with the FPA and rules and orders issued by FERC, there can be no assurance that violations that could result in material penalties or sanctions will not occur. If any of our Regulated Transmission Subsidiaries were to violate mandatory reliability standards or other NERC or FERC requirements, even unintentionally, in any material way, any penalties or sanctions imposed against us or our Regulated Transmission Subsidiaries could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

In addition to direct regulation by FERC, our Regulated Transmission Subsidiaries are also subject to rules and terms of participation imposed and administered by PJM. Although PJM is itself ultimately regulated by FERC, it can impose rules, restrictions and terms of service that are quasi-regulatory in nature and could have a material adverse impact on our and our Regulated Transmission Subsidiaries’ business. For example, PJM may direct our Regulated Transmission Subsidiaries or other transmission-owning affiliates to build new transmission facilities to meet PJM’s reliability requirements or to provide new or expanded transmission service under the PJM Open Access Transmission Tariff (“PJM OATT”). Compliance with PJM’s rules may subject our Regulated Transmission Subsidiaries to higher operating costs and/or increased capital expenditures.

The Committee on Foreign Investment in the United States (“CFIUS”) is an interagency body of the U.S. government authorized to review certain foreign investment transactions in domestic businesses in order to determine the effect of such transactions on the national security of the United States of America. We sought CFIUS approval for the FET Equity Interest Sale. On November 24, 2023, CFIUS concluded its review of the FET Equity Interest Sale and determined that there are no unresolved national security concerns. As part of the resolution of the CFIUS review, we entered into a National Security Agreement (“NSA”) with certain CFIUS monitoring agencies (“CMAs”). Pursuant to the NSA, we have agreed to protect our data by, among other things, implementing a security policy, appointing a security officer, and periodically reporting to the CMAs. Our operating results may be negatively affected if we fail to comply with our obligations under the NSA, we may be subject to potential penalties.

Any failure by our Regulated Transmission Subsidiaries to comply with any applicable regulations or any limitations on our Regulated Transmission Subsidiaries’ ability to raise capital and/or pursue acquisitions, development opportunities or other transactions imposed by any such regulations could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

Complex and changing government regulations, including those associated with rates, could have a negative impact on our results of operations.

Each of our Regulated Transmission Subsidiaries is regulated by FERC as a “public utility” under the FPA and is a transmission owner in PJM. We cannot predict whether FERC will change its policies or regulations, or whether the approved transmission rates or rate determination mechanism or methodology for any of our Regulated Transmission Subsidiaries will be changed. In addition, the U.S. Congress periodically considers enacting energy legislation that could give FERC new responsibilities, modify provisions of the FPA, or provide FERC or another entity with increased authority to regulate rates and services for the transmission of electricity. We cannot predict whether, or to what extent, our Regulated Transmission Subsidiaries may be affected by any such changes in federal energy laws, regulations or policies in the future.

Our Regulated Transmission Subsidiaries each use a formula rate template to calculate their respective annual revenue requirements. Under the FPA, their formula rates will remain in effect until they obtain approval from FERC pursuant to Section 205 of the FPA to change to a different mechanism or until FERC determines in a proceeding under Section 206 of the FPA that the formula rate or any aspect of such rate is unjust and unreasonable or is unduly discriminatory or preferential. Such a determination could result from a challenge initiated at FERC by an interested party, or by FERC on its own initiative. State utility commissions, transmission customers, end-use consumers and entities supplying electricity to end-use consumers may attempt to influence the government and/or regulators to change our Regulated Transmission Subsidiaries’ formula rate template and/or their approved ROE, particularly if transmission rates increase substantially. As such, there can be no assurance that our Regulated Transmission Subsidiaries will obtain their expected revenue requirements in future Section 205 rate proceedings. The inability of our Regulated Transmission Subsidiaries to obtain their expected revenue requirements would have a negative impact on our results of operations.

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act (the “EPAct 2005”). FirstEnergy submitted comments through the Edison Electric Institute (“EEI”) and as part of a consortium of PJM transmission owners. In a supplemental rulemaking proceeding that was initiated on April 15, 2021, FERC requested comments on, among other things, whether to require utilities that have been members of a regional transmission organization (“RTO”) for three years or more and that have been collecting an “RTO membership” ROE incentive adder to file tariff updates that would terminate collection of the incentive adder. Initial comments on the proposed rule were filed on June 25, 2021, and reply comments were filed on July 26, 2021. The rulemaking remains pending before FERC. FirstEnergy is a member of PJM and its transmission subsidiaries could be affected by the supplemental proposed rule. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy transmission incentive ROE, such changes will be applied on a prospective basis and could have a negative impact on our results of operations.

Certain elements of our Regulated Transmission Subsidiaries’ cost recovery through rates can be challenged, which could result in lower rates and/or refunds of amounts previously collected and thus have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our Regulated Transmission Subsidiaries provide electric transmission service under rates regulated by FERC. FERC has allowed the use by our Regulated Transmission Subsidiaries of formula rate mechanisms set forth in the PJM OATT. However, under the formula rate mechanisms, FERC is not required to approve the amount of actual capital and operating expenditures used in the formulas. Our Regulated Transmission Subsidiaries update the inputs to their formula rate templates annually. MAIT and ATSI post to PJM’s website their PTRR each October 5 and October 15, respectively, to be effective for the following Rate Year. The PTRR represents the amount of revenue necessary to recover projected prudently-incurred expenses and a return on projected rate base, consisting primarily of property, plant and equipment on a 13-month average, for the Rate Year. MAIT and ATSI on each June 1 and May 1, respectively, calculate actual results for the previous Rate Year and compare them to the amount PJM billed on their behalf based on the PTRR for that Rate Year and include the resulting true-up in the PTRR for the coming Rate Year. Each May 15, TrAIL posts to PJM’s website its “Annual Update” consisting of (1) a “Reconciliation” reflecting its actual revenue requirement for the previous calendar year and (2) a “Forecast” reflecting the Reconciliation plus projected capital projects placed into service for the current calendar year as well as a true-up for the difference between the previous calendar year Forecast and Reconciliation. During June 1 through May 31 of each year, PJM bills, on behalf of TrAIL, TrAIL’s revenue requirement determined by its Forecast.

Our Regulated Transmission Subsidiaries’ formula rate updates are posted on PJM’s website and are subject to discovery requests and challenges by interested parties under provisions specified in our Regulated Transmission Subsidiaries’ formula rate implementation protocols in the PJM OATT. In addition, all aspects of our Regulated Transmission Subsidiaries’ formula rates on file with FERC, including the ROE (including any incentive rates) on the actual equity portion of our Regulated Transmission Subsidiaries’ capital structure and the data inputs provided by our Regulated Transmission Subsidiaries for calculation of each year’s rates, are subject to challenge by interested parties before FERC pursuant to the formula rate protocols or in a proceeding instituted under Section 206 of the FPA. In a formal challenge pursuant to the protocols, the burden of proof is on our Regulated Transmission Subsidiaries to demonstrate that the rate, or any aspect thereof, is just, reasonable and not unduly discriminatory or preferential. However, in a Section 206 proceeding, the burden of proof is on the challenger to demonstrate that any aspect of the rate is unjust, unreasonable, unduly discriminatory or preferential. If our Regulated Transmission Subsidiaries fail to meet the burden of proof in a challenge under the protocols or a challenger meets its burden of proof in a Section 206 proceeding, then FERC will make appropriate adjustments to the challenged rate. In a Section 206 complaint proceeding, the refund effective date is no earlier than the date the complaint was filed and no later than five months after the date the complaint was filed. Such challenges could result in a lower rate and/or refunds of amounts collected during the annual update period to which the challenge under the protocols applied or commencing on the refund effective date established by FERC in a Section 206 proceeding. Such a result could have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

In addition, FERC policy currently permits recovery of prudently-incurred costs associated with the expansion of transmission infrastructure within its jurisdiction. If FERC were to adopt a different policy regarding recovery of transmission costs or if transmission needs do not continue or develop as projected, FirstEnergy’s strategy of investing in transmission could be affected. If FERC were to lower the rates of return it has authorized for our Regulated Transmission Subsidiaries, it could have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our Regulated Transmission Subsidiaries’ actual capital expenditures may be lower than planned, which would decrease their expected rate bases and therefore their and our revenues and earnings compared to current expectations.

Our Regulated Transmission Subsidiaries’ rate bases, revenues and earnings are determined in part by additions to property, plant and equipment and when those additions are placed in service. We expect that our Regulated Transmission Subsidiaries will continue to make significant capital investments over the next three years across their respective electric transmission systems. In particular, ATSI, MAIT and TrAIL are expected to annually invest $1.3 billion to $1.8 billion in capital investments from 2024 through 2028 to upgrade their transmission systems. If such capital investment and the resulting in-service property, plant and equipment are lower than anticipated for any reason, our Regulated Transmission Subsidiaries will have lower than anticipated rate bases, thus causing our Regulated Transmission Subsidiaries’ revenue requirements and future earnings to be potentially lower than anticipated, which, in turn, could restrict the amount of cash such Regulated Transmission Subsidiary can distribute to us and thereby negatively affect our ability to meet our debt and other monetary obligations, including obligations under the New Notes. Reasons that capital expenditures may be lower than expected may include, among others, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, limitations on the amount of construction that can be undertaken on our Regulated Transmission Subsidiaries’ systems at any one time, regulatory approvals relating to environmental, siting or regional planning issues, legal proceedings related to our Regulated Transmission Subsidiaries’ transmission projects and variances between estimated and actual costs of construction contracts awarded.

Our Regulated Transmission Subsidiaries depend on PJM transmission service customers for a substantial portion of their revenues, and any material failure by any of those customers to make payments for transmission service would adversely affect our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our Regulated Transmission Subsidiaries recover their revenue requirements through rates charged by PJM to transmission customers that utilize their facilities. Although PJM bills and collects transmission revenues on behalf of our Regulated Transmission Subsidiaries and other transmission owners and has established credit requirements designed to protect our Regulated Transmission Subsidiaries as well as other transmission owners and other market participants in the event of a payment default by a PJM customer, a material failure by one or more of those customers to make payments for transmission service could adversely affect our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

Failure to retain and attract skilled professionals and technical employees could have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

Our business is dependent on the ability of our Regulated Transmission Subsidiaries’ affiliates and that of their contractors to recruit, retain and motivate employees and contractors. Competition for skilled workers in some areas is high.

Our Regulated Transmission Subsidiaries’ affiliates and contractors must find ways to balance the retention of an aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements.

Further, a significant number of our affiliates and their contractors’ physical workforce are represented by unions. While we believe that our relations with their employees are generally fair, neither our Regulated Transmission Subsidiaries nor we can provide assurances that our Regulated Transmission Subsidiaries will be completely free of labor disruptions such as work stoppages, work slowdowns, union organizing campaigns, strikes or lockouts or that any existing labor disruption will be favorably resolved.

Mitigating these risks could require additional financial commitments and the failure to prevent labor disruptions and retain and/or attract trained and qualified labor could have an adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows.

As a result of the continued threat of physical acts of war, terrorism, sabotage or other attacks in the United States, our Regulated Transmission Subsidiaries’ electric transmission facilities and other infrastructure and the generation and distribution facilities and other infrastructure of our Regulated Transmission Subsidiaries’ customers, suppliers and other interconnected parties, including power plants, transformers and high-voltage lines and substations, or the facilities or other infrastructure of an interconnected company, could be direct targets of, or indirect casualties of, an act of war, terrorism, sabotage or other attack, which could result in disruption of our Regulated Transmission Subsidiaries’ ability to transmit electricity for a significant period of time, otherwise disrupt customer operations and/or result in incidents that could result in harmful effects on the environment and human health, including loss of life. Any such disruption or incident could result in a significant decrease in revenue, significant additional capital and operating costs, including costs to implement additional security systems or personnel to replace or repair the assets of our Regulated Transmission Subsidiaries over and above any available insurance reimbursement, higher insurance deductibles, higher premiums and more restrictive insurance policies, legal claims or proceedings, greater regulation with higher attendant costs, generally, and significant damage to our or our Regulated Transmission Subsidiaries’ reputations, which could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

Our Regulated Transmission Subsidiaries are subject to environmental regulations and to laws that can give rise to substantial expenses for environmental compliance and contamination.

The operations of our Regulated Transmission Subsidiaries are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by our Regulated Transmission Subsidiaries. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent over time, and compliance with those requirements has become more expensive.

Our Regulated Transmission Subsidiaries have incurred expenses in connection with environmental compliance, and we anticipate that they will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to our Regulated Transmission Subsidiaries could result in significant civil or criminal penalties and remediation costs. Our Regulated Transmission Subsidiaries’ assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of our Regulated Transmission Subsidiaries’ facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered, threatened or otherwise protected species. These sensitive areas increase the expense of current operations and siting requirements for future operations. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our Regulated Transmission Subsidiaries’ costs and, therefore, our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electric transmission and distribution lines and climate change alleged to result from greenhouse gas emissions. We cannot assure you that such claims will not be asserted against us or our Regulated Transmission Subsidiaries or that, if determined in a manner adverse to our interests, such claims would not have a material effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the New Notes.

Significant increases in our Regulated Transmission Subsidiaries’ operation and maintenance expenses, including health care and pension costs, could adversely affect our and our Regulated Transmission Subsidiaries’ future earnings and liquidity.

We do not have any employees and have contracted with FirstEnergy Service Company (“FESC”), a direct wholly owned subsidiary of FE, to provide us with corporate, administrative, management and other services. To the extent that FESC is subject to increases in expenses in connection with the services that it provides to us, we will therefore face corresponding cost increases in fees paid to FESC. Our Regulated Transmission Subsidiaries expect to continue to face increased cost pressures related to such operation and maintenance expenses, including in the areas of health care and pension costs. For example, our Regulated Transmission Subsidiaries have experienced cost increases that correlate with health care cost inflation in recent years, and we therefore expect cash outlay for health care costs, including prescription drug coverage, to continue to increase despite measures taken to limit obligations to future retirees and requiring employees to bear a higher portion of the costs of their health care benefits. The measurement of the expected future health care and pension obligations and costs is highly dependent on a variety of assumptions, many of which relate to factors beyond FESC’s, or our Regulated Transmission Subsidiaries’ control. These assumptions include investment returns, interest rates, discount rates, health care cost trends, benefit design changes, salary increases, the demographics of plan participants and regulatory requirements. While we anticipate that our services fees paid to FESC will continue to increase, in part due to increasing operation and maintenance expenses, if actual results differ materially from our assumptions, our costs could be significantly higher than expected, which could adversely affect our and our Regulated Transmission Subsidiaries’ results of operations, financial condition and liquidity.

Our results may be adversely affected by the volatility in pension and other post-employment benefit expenses.

FirstEnergy recognizes in income the change in the fair value of plan assets and net actuarial gains and losses for the portion of the FirstEnergy defined benefit pension and other post-employment benefit (“OPEB”) plans that ultimately are attributed to our Regulated Transmission Subsidiaries. This adjustment to income associated with the change in fair value is recognized in the fourth quarter of each year and whenever a plan is determined to qualify for a remeasurement, which could result in greater volatility in pension and OPEB expenses and may materially impact the results of operations of our Regulated Transmission Subsidiaries. Certain of the plan assets held in these trusts do not have readily determinable market values. Changes in the estimates and assumptions inherent in the value of these assets could affect the value of the trusts. If the value of the assets held by the trusts declines by a material amount, the funding obligation of our Regulated Transmission Subsidiaries to the trusts could materially increase. These assets are subject to market fluctuations and may yield uncertain returns, which may fall below FirstEnergy’s projected return rates. Forecasting investment earnings and costs to pay future pension and other benefit obligations, requires significant judgment and actual results may differ significantly from current estimates. Capital market conditions that generate investment losses or that negatively impact the discount rate and increase the present value of liabilities may have significant impacts on the value of the pension and other trust funds, which could require significant additional funding and negatively impact the results of operations and financial position of our Regulated Transmission Subsidiaries.

Cyber-attacks, data security breaches and other disruptions to our and our Regulated Transmission Subsidiaries’ information technology systems could compromise our and our Regulated Transmission Subsidiaries’ business operations, critical and proprietary information and contractor employee and customer data, which could have a material adverse effect on our and our Regulated Transmission Subsidiaries’ businesses, financial condition and reputations.

In the ordinary course of their business, our Regulated Transmission Subsidiaries and their affiliates depend on information technology systems that utilize sophisticated operational systems and network infrastructure to run all facets of our business.

Additionally, FET, our Regulated Transmission Subsidiaries and our affiliates store sensitive data, intellectual property and proprietary or personally identifiable information regarding our and our Regulated Transmission Subsidiaries’ businesses, contractor employees, shareholders, customers, suppliers, business partners and other individuals in our individual and collective data centers and on our respective networks. We may also need to provide sensitive data to vendors and service providers who require access to this information. The secure maintenance of information and information technology systems is critical to FirstEnergy’s operations.

Over the last several years, there has been an increase in the frequency of cyber-attacks by terrorists, hackers, international activist organizations, foreign governments and individuals. These and other unauthorized parties may attempt to gain access to our and our Regulated Transmission Subsidiaries’ network systems or facilities, or those of third parties with whom we or our Regulated Transmission Subsidiaries do business in many ways, including directly through network infrastructure or through fraud, trickery, or other forms of deception against our and our Regulated Transmission Subsidiaries’ employees, contractors and temporary staff. Additionally, our and our Regulated Transmission Subsidiaries’ information and information technology systems and those of our vendors and service providers may be increasingly vulnerable to data security breaches, damage and/or interruption due to viruses, ransomware, unauthorized physical access, theft of access devices, human error, malfeasance, faulty password management or other malfunctions and disruptions. Further, hardware, software, or applications we or our Regulated Transmission Subsidiaries develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information and/or security.

As a source of critical infrastructure, the energy industry is at heightened threat of cyber-attacks, which are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature. We cannot anticipate, detect, or implement fully preventive measures against all cybersecurity threats because the techniques used are increasingly sophisticated and constantly evolving. For example, as artificial intelligence continues to evolve, cyber-attackers could use artificial intelligence to develop malicious code, denial-of-service attacks, sophisticated phishing attempts and other attacks leading to data loss, loss of operational control, or exploitation of inherent vulnerabilities.

In addition, the increased use of smartphones, tablets and other wireless devices, as well as ongoing remote work-from-home arrangements for a substantial portion of FirstEnergy’s corporate employees, may also heighten these and other operational risks. Furthermore, economic sanctions issued by one country against another, such as those issued by the U.S. and other countries against Russia in response to its war with Ukraine, or other increasing global geopolitical tensions, such as the war between Israel and Hamas, could increase the risk of state-sponsored cyber-attacks.

Despite security measures and safeguards that we and FirstEnergy have employed, including certain measures implemented pursuant to mandatory NERC critical infrastructure protection standards, our and our Regulated Transmission Subsidiaries’ infrastructure, as well as the transmission facilities of third parties with whom we are interconnected may be increasingly vulnerable to such attacks as a result of the rapidly evolving and increasingly sophisticated means by which attempts to defeat our and our Regulated Transmission Subsidiaries’ security measures and gain access to information technology systems may be made. Because our transmission facilities are interconnected with those of third parties, the operation of our facilities could be adversely affected by cyber-attacks or other unexpected or uncontrollable events occurring on the systems of such third parties. Given the rapidly evolving nature, sophistication and complexity of cyber-attacks, despite our reasonable efforts to mitigate and prevent such attacks, it is possible that we may not be able to anticipate, prevent, detect, or implement effective preventive measures to protect against all cyber-attack incidents.

Any actual or perceived cyber-attack, data security breach, damage, interruption and/or defect could: (i) disable our Regulated Transmission Subsidiaries’ operations (including our interconnected regional transmission grid) for a significant period of time; (ii) delay development and construction of new facilities or capital improvement projects; (iii) adversely affect our Regulated Transmission Subsidiaries’ customers’ operations; (iv) expose us to increased risk of lawsuits; (v) expose us to increased risk of regulatory penalties; (vi) expose us to increased risk of loss of potential or existing customers; (vii) expose us to increased risk of damage relating to loss of proprietary information; (viii) corrupt data; and/or (ix) result in unauthorized access to the information stored in our and our Regulated Transmission Subsidiaries’ data centers and on our respective networks and those of our vendors and service providers, including company proprietary information, supplier information, employee data and personal customer data, causing the information to be publicly disclosed, lost or stolen or result in incidents that could result in economic loss and liability and harmful effects on the environment and human health, including loss of life. Additionally, because our, our Regulated Transmission Subsidiaries’ and our affiliates’ regulated generation, transmission and distribution services are part of an interconnected system, disruption caused by a cybersecurity incident at an unaffiliated utility, electric generator, regional transmission organization, or RTO, or commodity supplier could also adversely affect our and our Regulated Transmission Subsidiaries’ businesses.

Although FirstEnergy maintains cyber insurance and property and casualty insurance, there can be no assurance that liabilities or losses we or our Regulated Transmission Subsidiaries may incur, including as a result of cybersecurity-related litigation, will be covered under such policies or that the amount of insurance will be adequate. Further, as cyber threats continually evolve and become more difficult to detect and successfully defend against, there can be no assurance that we or our Regulated Transmission Subsidiaries can implement or maintain adequate preventive measures, accurately assess the likelihood of a cyber-incident or quantify potential liabilities or losses. Also, we or our Regulated Transmission Subsidiaries may not discover any data security breach and loss of information for a significant period of time after the data security breach occurs, particularly those of our vendors and service providers.

For all of these reasons, for any of our Regulated Transmission Subsidiaries, any such cyber incident could result in significant lost revenue, the inability to conduct critical business functions and serve customers for a significant period of time, the loss of confidential, sensitive and proprietary information, including but not limited to personal information of customers, contractor and affiliate employees, suppliers, vendors and other third parties, the use of significant management resources, legal claims or proceedings, regulatory penalties, significant remediation costs, increased regulation, increased capital costs, increased protection costs for enhanced cybersecurity systems or personnel, damage to our and our Regulated Transmission Subsidiaries’ reputations and/or the rendering of our and our Regulated Transmission Subsidiaries’ internal controls ineffective, all of which could materially adversely affect our and our Regulated Transmission Subsidiaries’ businesses, results of operations, financial condition and reputation.

Energy companies are subject to adverse publicity that makes them vulnerable to negative regulatory and legislative outcomes.

Energy companies, including our Regulated Transmission Subsidiaries, have been the subject of criticism on matters including the reliability of their electric distribution or transmission systems and services and the speed with which they are able to respond to power outages, such as those caused by storm damage. Adverse publicity of this nature, as well as negative publicity associated with the operation of coal-fired generation or proceedings seeking regulatory recoveries may cause less favorable legislative and regulatory outcomes and damage our Regulated Transmission Subsidiaries’ reputations, which could have an adverse impact on our and our Regulated Transmission Subsidiaries’ businesses and financial condition.

The physical risks associated with climate change may have an adverse impact on our and our Regulated Transmission Subsidiaries’ businesses, operating results and cash flows.

Physical risks of climate change such as flooding, wildfires, rising sea levels, and other related phenomena, resulting from more frequent or more extreme weather events and changes in temperature and precipitation patterns associated with climate change, could affect some, or all, of our operations. Frequent or extreme weather events could disrupt our operations and/or be destructive, which could result in increased costs, including supply chain costs. An extreme weather event within our Regulated Transmission Subsidiaries’ service areas could also directly affect their capital assets, such as downed wires, poles, or damage to other operating equipment, resulting in service disruptions to customers and possibly creating hazardous conditions. Further, as extreme weather conditions increase system stress, we may incur costs relating to additional system backup or service interruptions and, in some instances, we may be unable to recover such costs. For all of these reasons, these physical risks could have an adverse financial impact on our business operations, financial condition and cash flows.

Climate change poses other financial risks as well. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes. Increased energy use due to weather changes may require us to invest in additional system assets and purchase additional power. Additionally, decreased energy use due to weather changes may affect our financial condition through decreased revenues, margins or earnings.

Transition risks associated with climate change, including those related to regulatory mandates, could negatively impact our financial results.

Where federal or state legislation mandates the use of renewable fuel sources, such as wind and solar, and such legislation does not also provide for adequate cost recovery of our revenue requirements, it could result in significant changes in our business, including material increases in renewable energy credit purchase costs, purchased power costs and capital investments, as such costs are spread over reduced sales volumes. Such mandatory renewable portfolio requirements may have an adverse effect on our financial condition and results of operations.

A number of regulatory and legislative bodies have introduced requirements and/or incentives to reduce peak demand and energy consumption. Such conservation programs have previously resulted in and could result in further load reduction and adversely impact our financial results in different ways. We currently have energy efficiency riders in place in certain of our states to recover the cost of these programs either at or near a current recovery time frame in the states where we operate.

In our Regulated Transmission Subsidiaries, energy conservation could negatively impact us depending on the regulatory treatment of the associated impacts. Should we be required to invest in conservation measures that result in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact. In the past, we have been adversely impacted by reduced electric usage due in part to energy conservation efforts such as the use of efficient lighting products such as compact fluorescent lights, halogens and light emitting diodes. We are unable to determine what impact, if any, future conservation activities will have on our financial condition or results of operations.

Future changes in accounting standards may affect our reported financial results.

We have agreed to file a registration statement, of which this prospectus forms a part, with the SEC with respect to this exchange offer. In addition, upon effectiveness of the registration statement, FET will become a reporting company subject to the periodic reporting requirements of the Exchange Act. The SEC, the Financial Accounting Standards Board (the “FASB”) or other authoritative bodies or governmental entities may issue new pronouncements or new interpretations of existing accounting standards that may require us to change our accounting policies. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition and results of operations. We could be required to apply a new or revised standard retroactively, which could adversely affect our financial position.

Changes in local, state or federal tax laws applicable to us and our Regulated Transmission Subsidiaries, including the IRA of 2022 or adverse audit results or tax rulings and any resulting increases in taxes and fees, may adversely affect our and our Regulated Transmission Subsidiaries’ results of operations, financial condition and cash flow.

We and our Regulated Transmission Subsidiaries are subject to various local, state and federal taxes, including income, franchise, real estate, sales and use related taxes. We and our Regulated Transmission Subsidiaries exercise significant judgment in calculating such tax obligations, booking reserves as necessary to reflect potential adverse outcomes regarding tax positions we and our Regulated Transmission Subsidiaries have taken and utilizing tax benefits, such as carryforwards and credits. Additionally, various tax rate and fee increases may be proposed or considered in connection with such changes in local, state or federal tax law.

Neither we nor our Regulated Transmission Subsidiaries can predict whether legislation or regulation will be introduced, the form of any legislation or regulation, or whether any such legislation or regulation will be passed by legislatures or regulatory bodies. Any such changes, or any adverse tax audit results or adverse tax rulings on positions taken by us, our Regulated Transmission Subsidiaries or our affiliates could have a negative impact on our and our Regulated Transmission Subsidiaries’ results of operations, financial condition and cash flows.

Neither we nor our Regulated Transmission Subsidiaries can predict whether, when or to what extent new U.S. tax laws, regulations, interpretations or rulings will be issued. A reform of U.S. tax laws may be enacted in a manner that negatively impacts our or our Regulated Transmission Subsidiaries’ cash flow, results of operations and financial condition.

ATSI’s and MAIT’s respective rights to occupy and use the land and rights-of-way leased pursuant to ground leases upon or over which a substantial portion of their transmission facilities are located could be impaired by transfers of the leased property or because the ground leases do not describe the leased property with specificity.

Most of the land and rights-of-way on which ATSI’s and MAIT’s transmission assets are located are leased from FirstEnergy’s Ohio and Pennsylvania distribution utility subsidiaries under long-term and extendable ground leases, which are referred to collectively herein as the Ground Leases. Neither the Ground Leases nor any memoranda of the Ground Leases have been recorded in the jurisdictions where the relevant land and rights-of-way are located. Accordingly, in the event of a transfer by the owner of land or rights-of-way that are subject to a Ground Lease, there is a risk that a purchaser acting in good faith and without actual or constructive knowledge of ATSI’s or MAIT’s interests under the Ground Lease could obtain rights in such land and rights-of-way that are superior to that of ATSI or MAIT under such Ground Lease.

The descriptions of the leased property contained in the Ground Leases are general in nature and do not specifically identify, by metes and bounds legal descriptions or otherwise, individual parcels of property (or specific leased portions of parcels). The Ground Leases do, however, reference bills of sale and other documents containing detailed information regarding the location of the transmission assets that is useful in identifying the leased property. Because of the lack of specificity in the property descriptions in the Ground Leases, in the event of a challenge to ATSI’s or MAIT’s rights to any leased property under the Ground Leases, a court may be required to inquire beyond the actual terms of the Ground Leases to determine the full scope of ATSI’s and MAIT’s rights to such leased property, which inquiry may include an examination of such bills of sale and other documents. If in such a case the court is unable to specifically identify the property in question, the scope of ATSI’s and MAIT’s rights to access such property and operate related transmission facilities could be limited to something less than a complete leasehold interest, such as a contractual right to enter into a lease, or an access license, or an equitable right similar thereto. To the extent that there are defects or other imperfections with respect to the title to any of ATSI’s or MAIT’s assets or those ATSI or MAIT leases under the Ground Leases, ATSI, MAIT or we may incur significant expense or experience other financial losses in connection with, for example, legal proceedings contesting the validity of ATSI’s or MAIT’s title.

We are jointly owned by FE and Brookfield. FE and Brookfield may exercise, within certain regulatory, corporate law and other limitations, substantial control over our dividend policy, business and operations, which may be inconsistent with the interests of the holders of the New Notes.

As a result of certain corporate transactions, we are 50.1% owned by FE and 49.9% owned by Brookfield. Certain of our officers and directors are also officers of FE and Brookfield. The FET Board makes determinations with respect to a number of significant corporate events, including payment of our dividends. If FE’s cash requirements increase or, if for any reason, Brookfield seeks distributions from FET in connection with its investment, our board and FE and Brookfield, as our members, may determine that we should pay increased dividends to help support cash needs or make distributions to achieve a return on investment, which could materially and adversely affect our liquidity.

We are entirely dependent on FE and its affiliates, including FESC, for key personnel, including our executive officers, and other operational support. The unavailability of skilled workers, failure to attract and retain qualified personnel, and changes in our key personnel could adversely affect us.

We have contracted with FESC to provide us with corporate, administrative, management and other services under a service agreement. We depend on FESC hiring and retaining personnel sufficient to provide us support for our and our subsidiaries’ day-to day operations.

Our executive officers are employees of FESC and officers of FE. We do not maintain key person life insurance policies on any personnel, and we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, our future success will depend in part on FESC’s ability to attract and retain, additional qualified personnel.

We are also dependent on other subsidiaries of FE, including FESC, to provide goods and services to us under a mutual assistance agreement. If FESC or other subsidiaries of FE are unable or unwilling to perform for any reason or terminate the mutual assistance and service agreements, we would be required to engage substitute service providers. This could result in a significant interference with operations and increased costs.

Risks Associated with Financing and Capital Structure

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

We rely on the capital and credit markets and our FET Revolving Facility to meet both our long-term financial commitments and short-term liquidity needs if internal funds are not available from our operations. We also deposit cash in short-term investments. In the event of volatility in the capital and credit markets, our ability to access the capital markets or draw on the FET Revolving Facility and obtain cash may be adversely affected. Our access to funds under the FET Revolving Facility is dependent on the ability of the financial institutions that are parties to the FET Revolving Facility to meet their funding commitments. Those institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Any delay in our ability to access those funds, even for a short period of time, could have a material adverse effect on our results of operations and financial condition.

Should there be fluctuations in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant foreign or domestic financial institutions or foreign governments, our access to liquidity needed for our business could be adversely affected. Unfavorable conditions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future dividend payments or other discretionary uses of cash. Energy markets depend heavily on active participation by multiple counterparties, which could be adversely affected should there be disruptions in the capital and credit markets. Reduced capital and liquidity and failures of significant institutions that participate in the energy markets could diminish the liquidity and competitiveness of energy markets that are important to our business. Perceived weaknesses in the competitive strength of the energy markets could lead to pressures for greater regulation of those markets or attempts to replace those market structures with other mechanisms for the sale of power, including the requirement of long-term contracts, which could have a material adverse effect on our results of operations and cash flows.

Interest rates and/or a credit rating downgrade could negatively affect our financing costs and ability to access capital.

We have near-term exposure to interest rates from outstanding indebtedness indexed to variable interest rates, and we have exposure to future interest rates to the extent we seek to raise debt in the capital markets to meet maturing debt obligations and fund capital contributions to our Regulated Transmission Subsidiaries or other investment opportunities. Past disruptions in capital and credit markets, as well as quantitative tightening by the U.S. Federal Reserve Board, have resulted in higher interest rates on newly issued debt securities and increased costs for variable interest rate debt securities. Disruptions in capital and credit markets, or continued quantitative tightening by the U.S. Federal Reserve Board, could result in higher interest rates on newly issued debt securities and increase our financing costs and adversely affect our results of operations, cash flows and liquidity. Also, interest rates could change as a result of economic or other events that are beyond our risk management processes. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results of operations, cash flows and liquidity.

We expect to rely on access to bank and capital markets in the future as sources of liquidity for cash requirements not satisfied by cash distributions from our Regulated Transmission Subsidiaries. Increased scrutiny of the energy industry and the impacts of regulation, as well as changes in our or our Regulated Transmission Subsidiaries’ financial performance, could result in credit agencies reexamining our or our Regulated Transmission Subsidiaries’ credit ratings. A downgrade in our or our Regulated Transmission Subsidiaries’ credit ratings from the nationally recognized credit rating agencies, particularly to levels below investment grade, could negatively affect our or our Regulated Transmission Subsidiaries’ ability to access the bank and capital markets at attractive rates and increase our or our Regulated Transmission Subsidiaries’ borrowing costs, especially in a time of uncertainty in either of those markets. Furthermore, a downgrade could increase the cost of such capital by causing us to incur higher interest rates and fees associated with such capital. A rating downgrade would also further increase our interest expense on our FET Revolving Facility and would also further increase the fees we pay on our FET Revolving Facility, thus increasing the cost of our working capital. Such a rating downgrade could also negatively impact our ability to grow our business or execute our business strategies by substantially increasing the cost of, or limiting access to, capital.

Further, events related to the ongoing government investigations may expose us to higher interest rates for additional indebtedness, whether as a result of a rating downgrade or otherwise, which could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

We must rely on cash from our Regulated Transmission Subsidiaries to make payments on the New Notes.

As a holding company with no business operations and no material assets other than the stock and membership interests in our Regulated Transmission Subsidiaries, we conduct our operations primarily through our Regulated Transmission Subsidiaries and substantially all of our consolidated assets are held by our Regulated Transmission Subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the New Notes are largely dependent upon the earnings of our Regulated Transmission Subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. Our Regulated Transmission Subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the New Notes or to make any funds available for payment of amounts due on the New Notes. The ability of each of our Regulated Transmission Subsidiaries to pay dividends and make other payments to us is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, organizational documents, the terms of its indebtedness, applicable state laws, FERC regulations and the FPA and various other agreements.

Our obligations under the New Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

Because we are a holding company, our obligations under the New Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of the New Notes, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness, other liabilities and preferred securities, of the subsidiary, senior to that held by us. As of

September 30, 2024, our Regulated Transmission Subsidiaries had approximately $3.7 billion of external indebtedness outstanding, consisting of senior notes and obligations under bank credit facilities, of which $1.8 billion, $1.275 billion and $625 million represents outstanding indebtedness of ATSI, MAIT and TrAIL, respectively. Our subsidiaries have no preferred securities outstanding.

Risks Associated with the New Notes

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness.

While the Indenture (as defined under “Description of the Notes”) contains and the New Notes will contain terms intended to provide protection to holders upon the occurrence of certain events, those terms are and will be limited and may not be sufficient to protect your investment in the New Notes. For example, the Indenture does not limit the amount of unsecured indebtedness we may incur; however, the limitation on liens provision of the Indenture does limit the amount of secured indebtedness that we may incur without ratably securing the New Notes. Such secured indebtedness would be senior to the New Notes. The liens that are expressly permitted under that provision of the Indenture are summarized herein under the heading “Description of the Notes—Certain Covenants—Limitation on Liens.”

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

In addition to being effectively subordinated to the existing and future indebtedness and other obligations of our Regulated Transmission Subsidiaries, the New Notes will not be secured by any liens on our or our Regulated Transmission Subsidiaries’ assets. Because the New Notes are our unsecured obligations, the right of repayment of the holders of the New Notes will be effectively subordinated to any future secured creditors to the extent of the value of the collateral securing the related debt if we enter into bankruptcy, liquidation, reorganization or other winding up proceedings or if an event of default occurs under any such future secured indebtedness.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market, and no active or liquid trading market may develop for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

Risks Associated with the Exchange Offer

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Outstanding Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreements, we do not intend to register resales of the Outstanding Notes.

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange.”

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered in the exchange offer.

If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

We will only issue New Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes through Brokers and Banks” and “Description of the Notes.”

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements that we entered into in connection with the private offerings of the Outstanding Notes. We will not receive any cash proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of FirstEnergy Transmission, LLC, together with all of its subsidiaries.

Our Business

FET, a consolidated variable interest entity (“VIE”) of FE, is the parent of ATSI, MAIT, TrAIL and PATH. In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” and no longer is subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities. Through its subsidiaries, FET owns high-voltage transmission facilities in PJM, which consist of approximately 12,500 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, and has a rate base of $7.3 billion as of December 31, 2023. FET plans, operates and maintains its transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, FET and its subsidiaries comply with the regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC.

Summary of Results of Operations—Third Quarter of 2024 Compared with Third Quarter of 2023

FET financial results for the third quarter of 2024 and 2023 were as follows:

	For the Three Months Ended September 30,
(In millions)	2024	2023	Change
REVENUES:
Revenues from non-affiliates	$447	$417	$30
Revenues from affiliates	4	4	—

Total revenues	451	421	30

OPERATING EXPENSES:
Other operating expenses	103	92	11
Provision for depreciation	82	72	10
Amortization of regulatory assets, net	1	1	—
General taxes	70	65	5

Total operating expenses	256	230	26

OPERATING INCOME	195	191	4

OTHER INCOME (EXPENSE):
Interest income from affiliates	4	4	—
Miscellaneous income, net	4	3	1
Pension and OPEB mark-to-market adjustment	—	—	—
Interest expense—other	(70)	(57)	(13)
Interest expense—affiliates	—	(4)	4
Capitalized financing costs	15	11	4

Total other expense	(47)	(43)	(4)

INCOME BEFORE INCOME TAXES	148	148	—
INCOME TAXES	37	33	4

NET INCOME	111	115	(4)

Income attributable to noncontrolling interest	17	18	(1)

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$94	$97	$(3)

Results of Operations

Earnings attributable to FET decreased $3 million in the third quarter of 2024, as compared to the same period of 2023, as described below.

Revenues

Total revenues increased by $30 million in the third quarter of 2024, as compared to the same period of 2023, primarily due to a higher rate base and recovery of higher transmission operating expenses. Revenues by transmission asset owner are shown in the following table:

	For the Three Months Ended September 30,
Revenues by Transmission Asset Owner	2024	2023	Increase (Decrease)
	(In millions
ATSI	$268	$248	$20
TrAIL	68	73	(5)
MAIT	118	102	16
PATH	—	1	(1)
Intercompany Eliminations	(3)	(3)	—

Total Revenues	$451	$421	$30

Operating Expenses

Total operating expenses increased by $26 million in the third quarter of 2024, as compared to the same period of 2023, primarily due to higher depreciation of $10 million, property tax expenses of $5 million from a higher asset base and a $11 million charge from FESC in connection with its planned exit from the Akron general office. Nearly all operating expenses are recovered through formula rates, resulting in no material impact to earnings.

Other Expenses

Total other expense increased $4 million in the third quarter of 2024, as compared to the same period of 2023, primarily due to higher interest on long-term debt of $8 million and higher interest on short term borrowings of $5 million, partially offset by higher net interest income on affiliated borrowings of $4 million and higher capitalized financing costs of $4 million.

Income Taxes

FET’s effective tax rate for the three months ended September 30, 2024 and 2023, was 25.0% and 22.3%, respectively. Please see Note 3, “Taxes,” of the notes to the unaudited consolidated interim financial statements for additional information.

Summary of Results of Operations—First Nine Months of 2024 Compared with First Nine Months of 2023

FET financial results for the first nine months of 2024 and 2023 were as follows:

	For the Nine Months Ended September 30,
(In millions)	2024	2023	Change
REVENUES:
Revenues from non-affiliates	$1,301	$1,197	$104
Revenues from affiliates	13	12	1

Total revenues	1,314	1,209	105

OPERATING EXPENSES:
Other operating expenses	257	240	17
Provision for depreciation	239	217	22
Amortization of regulatory assets, net	4	4	—
General taxes	209	192	17

Total operating expenses	709	653	56

OPERATING INCOME	605	556	49

OTHER INCOME (EXPENSE):
Interest income from affiliates	7	15	(8)
Miscellaneous income, net	5	2	3
Pension and OPEB mark-to-market adjustment	—	5	(5)
Interest expense—other	(194)	(164)	(30)
Interest expense—affiliates	(7)	(10)	3
Capitalized financing costs	41	28	13

Total other expense	(148)	(124)	(24)

INCOME BEFORE INCOME TAXES	457	432	25
INCOME TAXES	133	96	37

NET INCOME	324	336	(12)

Income attributable to noncontrolling interest	52	53	(1)

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$272	$283	$(11)

Results of Operations

Earnings attributable to FET decreased $11 million in the first nine months of 2024, as compared to the same period of 2023, as described below.

Revenues

Total revenues increased by $105 million in the first nine months of 2024, as compared to the same period of 2023, primarily due to a higher rate base and recovery of higher transmission operating expenses. Revenues by transmission asset owner are shown in the following table:

	For the Nine Months Ended September 30,
Revenues by Transmission Asset Owner	2024	2023	Increase (Decrease)
	(In millions
ATSI	$782	$721	$61
TrAIL	208	202	6
MAIT	334	292	42
PATH	(2)	1	(3)
Intercompany Eliminations	(8)	(7)	(1)

Total Revenues	$1,314	$1,209	$105

Operating Expenses

Total operating expenses increased by $56 million in the first nine months of 2024, as compared to the same period of 2023, primarily due to higher depreciation of $22 million, property tax expenses of $17 million from a higher asset base and a $11 million charge from FESC in connection with its planned exit from the Akron general office. Nearly all operating expenses are recovered through formula rates, resulting in no material impact to earnings.

Other Expense

Total other expense increased $24 million in the first nine months of 2024, as compared to the same period of 2023, primarily due to higher interest on short term borrowings of $12 million, higher interest on long-term debt of $18 million, lower net interest income on affiliated borrowings of $5 million and the absence of the pension mark-to-market adjustment of $5 million, partially offset by higher capitalized financing costs of $13 million.

Income Taxes

FET’s effective tax rate for the nine months ended September 30, 2024 and 2023, was 29.1% and 22.2%, respectively. Please see Note 3, “Taxes,” of the notes to the unaudited consolidated interim financial statements for additional information.

Summary of Results of Operations—2023 Compared with 2022

FET financial results for the years ended December 31, 2023 and 2022, were as follows:

	For the Years Ended December 31,
(In millions)	2023	2022	Change
REVENUES:
Revenues from non-affiliates	$1,636	$1,523	$113
Revenues from affiliates	16	15	1

Total revenues	1,652	1,538	114

OPERATING EXPENSES:
Other operating expenses	313	378	(65)
Provision for depreciation	291	263	28
Amortization of regulatory assets, net	6	6	—
General taxes	256	247	9

Total operating expenses	866	894	(28)

OPERATING INCOME	786	644	142

OTHER INCOME (EXPENSE):
Interest income from affiliates	16	49	(33)
Miscellaneous income, net	2	2	—
Pension and OPEB mark-to-market adjustment	(31)	(11)	(20)
Interest expense—other	(220)	(207)	(13)
Interest expense—affiliates	(17)	(49)	32
Capitalized financing costs	38	36	2

Total other expense	(212)	(180)	(32)

INCOME BEFORE INCOME TAXES	574	464	110
INCOME TAXES	136	111	25

NET INCOME	438	353	85
Income attributable to noncontrolling interest	69	59	10

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$369	$294	$75

Results of Operations

Earnings attributable to FET increased $75 million in 2023, as compared to the same period of 2022, as described below.

Revenues

Total revenues increased by $114 million in 2023, as compared to 2022, primarily due to the absence of a reserve for customer refunds associated with the FERC Audit, as discussed below, a true-up adjustment for the recovery of certain transmission formula rate operating costs during 2023 and a higher rate base.

Revenues by transmission asset owner are shown in the following table:

	For the Years Ended December 31
Revenues by Transmission Asset Owner	2023	2022	Increase (Decrease)
	(In millions)
ATSI	$982	$924	$58
TrAIL	279	279	—
MAIT	399	344	55
PATH	2	1	1
Intercompany Eliminations	(10)	(10)	—

Total Consolidated Revenues	$1,652	$1,538	$114

Operating Expenses

Total operating expenses decreased by $28 million in 2023, as compared to 2022, primarily due to the absence of the reclassification of certain transmission capital assets to operating expenses of $99 million as a result of the FERC Audit, partially offset by higher depreciation of $28 million and property tax expenses of $9 million from a higher asset base. Other than the write-off of nonrecoverable transmission assets, nearly all operating expenses are recovered through formula rates, resulting in no material impact on current period earnings.

Other Expenses

Total other expense increased $32 million in 2023, as compared to the same period of 2022, primarily due to lower affiliated company interest income at FET of $33 million and an increase in the pension and OPEB mark-to-market adjustment of $20 million, partially offset by lower interest on debt to associated companies of $32 million.

Income Taxes

FET’s effective tax rate for the years ended December 31, 2023 and 2022, was 23.7% and 23.9%, respectively. Please see Note 3, “Taxes,” of the notes to the audited consolidated annual financial statements for additional information.

Summary of Results of Operations—2022 Compared with 2021

FET financial results for the years ended December 31, 2022 and 2021, were as follows:

	For the Years Ended December 31,
(In millions)	2022	2021	Change
REVENUES:
Revenues from non-affiliates	$1,523	$1,332	$191
Revenues from affiliates	15	15	—

Total revenues	1,538	1,347	191

OPERATING EXPENSES:
Other operating expenses	378	249	129
Provision for depreciation	263	256	7
Amortization of regulatory assets, net	6	15	(9)
General taxes	247	238	9

Total operating expenses	894	758	136

OPERATING INCOME	644	589	55

OTHER INCOME (EXPENSE):
Interest income from affiliates	49	6	43
Miscellaneous income, net	2	2	—
Pension and OPEB mark-to-market adjustment	(11)	19	(30)
Interest expense—other	(207)	(219)	12
Interest expense—affiliates	(49)	(4)	(45)
Capitalized financing costs	36	26	10

Total other expense	(180)	(170)	(10)

INCOME BEFORE INCOME TAXES	464	419	45
INCOME TAXES	111	103	8

NET INCOME	353	316	37
Income attributable to noncontrolling interest	59	61	(2)

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$294	$255	$39

Results of Operations

Earnings attributable to FET increased $39 million in 2022, as compared to the same period of 2021, as described below.

Revenues

Total revenues increased by $191 million in 2022, as compared to 2021, primarily due to higher recoverable expenses and a higher rate base, partially offset by customer refunds associated with the FERC Audit, as further discussed below.

Revenues by transmission asset owner are shown in the following table:

	For the Years Ended December 31
Revenues by Transmission Asset Owner	2022	2021	Increase (Decrease)
	(In millions)
ATSI	$924	$820	$104
TrAIL	279	240	39
MAIT	344	293	51
PATH	1	4	(3)
Intercompany Eliminations	(10)	(10)	—

Total Consolidated Revenues	$1,538	$1,347	$191

Operating Expenses

Total operating expenses increased by $136 million in 2022, as compared to 2021, primarily due to the reclassification of certain transmission capital assets to operating expenses of $99 million as a results of the FERC Audit, $85 million higher operating and maintenance expenses and a charge resulting from the filed settlement with FERC in January 2023, partially offset by a charge in the third quarter of 2021 resulting from the filed ATSI settlement of $48 million. Other than the write-off of nonrecoverable transmission assets, nearly all operating expenses are recovered through formula rates, resulting in no material impact on current period earnings.

Other Expenses

Total other expense increased $10 million in 2022, as compared to 2021, primarily due to an increase in the pension and OPEB mark-to-market adjustment of $30 million, partially offset by lower interest on long-term debt and borrowings under the revolving credit facilities of $12 million, higher unregulated money pool interest income of $43 million by FET, and higher capitalized financing costs of $10 million.

Income Taxes

FET’s effective tax rate for the years ended December 31, 2022 and 2021, was 23.9% and 24.6%, respectively. Please see Note 3, “Taxes,” of the notes to the audited consolidated annual financial statements for additional information.

REGULATORY ASSETS AND LIABILITIES

The following table provides information about the composition of net regulatory assets and liabilities as of September 30, 2024, and December 31, 2023, 2022, and 2021 and the changes during the years ended December 31, 2023, 2022 and 2021:

	As of September 30, 2024	As of December 31,
Net Regulatory Assets (Liabilities) by Source		2023	2022	2021	Change 23-22	Change 22-21
	(In millions)
Customer payables for future income taxes	$(577)	$(588)	$(594)	$(537)	$6	$(57)
Asset removal costs	17	1	(9)	(8)	10	(1)
Deferred transmission costs	197	262	124	44	138	80
MISO exit fee	27	30	34	38	(4)	(4)
Vegetation management costs	6	7	8	2	(1)	6
Other	(1)	(4)	(5)	—	1	(5)

Net Regulatory Liabilities included on the Balance Sheets	$(331)	$(292)	$(442)	$(461)	$150	$19

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes—Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the Tax Act and Pennsylvania House Bill 1342. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Asset removal costs—Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets, including obligations for which an asset ARO has been recognized, that are expected to be incurred at the time of retirement.

Deferred transmission costs—Reflects differences between revenues earned based on actual costs for ATSI, MAIT and TrAIL’s formula transmission rates and the amounts billed, including amounts expected to be refunded to, or recoverable from, wholesale transmission customers resulting from the FERC Audit, as further described below, which amounts are recorded as a regulatory asset or liability and recovered or refunded, respectively, in subsequent periods.

MISO exit fee—Relates to the recovery of certain costs from the transfer of control of ATSI’s transmission assets from MISO to PJM (amortized though 2030).

Vegetation management costs—Relates to regulatory assets associated with the recovery of certain transmission vegetation management costs at MAIT and ATSI (amortized through 2024 and 2030, respectively).

CAPITAL RESOURCES AND LIQUIDITY

We expect our existing sources of liquidity to remain sufficient to meet our anticipated obligations. Our business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest and dividend payments to help support its cash needs. The payment of dividends is reviewed by senior management on an ongoing basis. Earnings, cash, capital structures, restrictions and expected ongoing cash and earnings are reviewed by our senior management prior to a dividend recommendation being made for consideration and authorization by the FET Board. In addition to internal sources to fund liquidity and capital requirements for 2024 and beyond, FET and its subsidiaries expect to rely on external sources of funds. Short-term cash requirements not met by cash provided from operations are generally satisfied through affiliated and non-affiliated short-term borrowings. Long-term cash needs may be met through the issuance of long-term debt or equity contributions from our equity holders. FET and its subsidiaries expect that borrowing capacity under the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 24, 2024 (the “2023 Credit Facilities”) will continue to be available to manage working capital requirements along with continued access to long-term capital markets.

FET’s subsidiaries will continue to make significant capital investments over the next five years across their respective electric transmission systems. In particular, ATSI, MAIT and TrAIL are expected to annually invest $1.3 billion to $1.8 billion in capital investments from 2024 through 2028 to upgrade their transmission system.

Post-pandemic economic conditions have stabilized across numerous material categories, but lead times have not returned to pre-pandemic levels. Several key suppliers have seen improvements with labor shortages and raw material availability and FET and its subsidiaries continues to monitor the situation as capacity can be constrained with increased demand. Inflationary pressures have moderated, which has positively impacted the cost of materials, but certain categories have remained elevated. FET and its subsidiaries continues to implement mitigation strategies to address supply constraints and does not expect service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in supply chain disruptions could have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition.

Any financing plans by FET including the issuance of equity and debt, and the refinancing of short-term and maturing long-term debt are subject to market conditions and other factors. No assurance can be given that any such issuances, financing or refinancing, as the case may be, will be completed as anticipated or at all. Any delay in the completion of financing plans could require FET and its subsidiaries to utilize short-term borrowing capacity, which could impact available liquidity. In addition, FET and its subsidiaries expect to continually evaluate any planned financings, which may result in changes from time to time.

As of September 30, 2024, FET’s net deficit in working capital (current assets less current liabilities) was primarily due to current portion of long-term debt, short-term borrowings, accounts payable and accrued interest and taxes. FET believes its cash from operations and available liquidity will be sufficient to meet its current working capital needs.

Short-Term Borrowings

FET had $2 million, $383 million and $154 million of outstanding short-term borrowings as of September 30, 2024, December 31, 2023 and December 31, 2022, respectively.

Revolving Credit Facility

On October 18, 2021 FE, FET and certain of its subsidiaries entered into two separate senior unsecured five-year syndicated revolving credit facilities (the “2021 Credit Facilities”) with JPMorgan Chase Bank, N.A. and PNC Bank, National Association that replaced the FE and OE, CEI, TE, Penn, Jersey Central Power & Light Company (“JCP&L”), ME, PN, Monongahela Power Company (“MP”), the Potomac Edison Company (“PE”) and WP (the “Electric Companies”) former five-year syndicated revolving credit facility, as amended (the “FE Revolving Facility”) and the FET Revolving Facility, and provide for aggregate commitments of $1.85 billion. Under the 2021 Credit Facilities, an aggregate amount of $1.85 billion is available to be borrowed, repaid and reborrowed, subject to each borrower’s respective sublimit under the respective facilities. These credit facilities provide substantial liquidity to support the Regulated businesses and each of the operating companies within the businesses.

On October 20, 2023, FE and certain of its subsidiaries entered into the amendments to each of the 2021 Credit Facilities to, among other things; (i) amend the FE Revolving Facility to release FET as a borrower and (ii) extend the maturity date of the 2021 Credit Facilities for an additional one-year period, from October 18, 2026 to October 18, 2027. Also, on October 20, 2023, FET entered into a separate facility of which $1.0 billion is available to be borrowed, repaid and reborrowed until October 20, 2028.

On October 24, 2024, FE and certain of its subsidiaries, including FET, entered into the following amendments to each of the 2021 Credit Facilities to, among other things, extend the maturity date of the 2021 Credit Facilities for an additional one-year period, from October 18, 2028 to October 18, 2029.

The 2023 Credit Facilities are as follows:

•	FET, $1.0 billion revolving credit facility;

•	ATSI, MAIT and TrAIL, $850 million revolving credit facility;

Borrowings under the 2023 Credit Facilities may be used for working capital and other general corporate purposes. Generally, borrowings under each of the credit facilities are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. Each of the 2023 Credit Facilities contain financial covenants requiring each borrower to maintain a consolidated debt-to-total-capitalization ratio (as defined under each of the 2023 Credit Facilities) of no more than 65%, and 75% for FET, measured at the end of each fiscal quarter.

The following table summarizes the limitations on short-term indebtedness applicable to each borrower under current regulatory approvals and applicable statutory and/or charter limitations as of September 30, 2024:

Individual Borrower	Regulatory Debt Limitations	Credit Facility Limitations	Debt-to-Total- Capitalization Ratio
	(In millions)
FET	N/A	$1,000	65.8%
ATSI(1)	$500	350	39.8%
MAIT(1)	400	350	36.7%
TrAIL(1)	400	150	39.2%

(1)	Includes amounts which may be borrowed under the regulated companies’ money pool.

The 2023 Credit Facilities bear interest at fluctuating interest rates, primarily based on Secured Overnight Financial Rate (“SOFR”), including term SOFR and daily simple SOFR. FET has not hedged its interest rate exposure with respect to its floating rate debt. Accordingly, FET’s interest expense for any particular period will fluctuate based on SOFR and other variable interest rates. The high interest rate environment has caused the rate and interest expense on borrowings under the various FET credit facilities to be significantly higher. Restricted access to capital markets and/or increased borrowing costs could have an adverse effect on FET’s results of operations, cash flows, financial condition and liquidity.

Subject to each borrower’s sublimit, the amounts noted below are available for the issuance of LOCs (subject to borrowings drawn under the 2023 Credit Facilities) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under each of the 2023 Credit Facilities and against the borrowers’ borrowing sublimit.

Revolving Credit Facility	LOC Availability as of September 30, 2024	LOC Utilized as of September 30, 2024
	(In millions)
FET	$100	—
ATSI, MAIT and TrAIL	200	$6

The 2023 Credit Facilities do not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the 2023 Credit Facilities are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under each of the 2023 Credit Facilities are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of September 30, 2024, FET and its subsidiaries were in compliance with the applicable interest coverage and debt-to-total-capitalization ratio covenants in each case as defined under the 2023 Credit Facilities.

FirstEnergy Money Pools

As regulated money pool participants, FET’s subsidiaries have the ability to borrow from each other, regulated affiliates and FE to meet their short-term working capital requirements. As of December 31, 2023, FET had a similar but separate arrangement with FE’s unregulated money pool participants. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool. In recent years interest rates have increased significantly, which has caused the rate and interest expense on borrowings under the various

FirstEnergy credit facilities to be significantly higher. As of June 1, 2024, FET is no longer participating in the unregulated money pool.

Average Interest Rates	Regulated Companies’ Money Pool		Unregulated Companies’ Money Pool
	2024	2023	2024	2023
For the Three Months Ended September 30,	5.43%	6.48%	6.35%	5.78%
For the Nine Months Ended September 30,	5.99%	6.16%	6.71%	5.69%

Long-Term Debt Capacity

FET’s and certain of its subsidiaries access to capital markets and costs of financing are influenced by the credit ratings of their securities. The following table displays FET’s and its subsidiaries credit ratings as of October 28, 2024:

	Corporate Credit Rating			Senior Secured			Senior Unsecured			Outlook/Credit Watch(1)
Issuer	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch
FET	A-	Baa2	BBB+	—	—	—	BBB+	Baa2	BBB+	P	S	S
ATSI	A-	A3	A	—	—	—	A-	A3	A+	P	S	S
MAIT	A-	A3	A	—	—	—	A-	A3	A+	P	S	S
TrAIL	A-	A3	A	—	—	—	A-	A3	A+	P	S	S

(1)	S = Stable, P = Positive

On October 2, 2024, Fitch upgraded ratings of FET, ATSI, MAIT and TrAIL.

The applicable undrawn and drawn margin on the 2023 Credit Facilities are subject to ratings-based pricing grids. The applicable fee paid on the undrawn commitments under the 2023 Credit Facilities are based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by Standard & Poor’s Rating Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). The fees paid on actual borrowings are determined based on each borrower’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s.

Changes in Cash Position

As of September 30, 2024, December 31, 2023 and December 31, 2022, FET had $246 million, $76 million and $77 million in cash and cash equivalents on the Consolidated Balance Sheets, respectively.

The following table summarizes the major classes of cash flow items for the nine months ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30,
(In millions)	2024	2023
Net cash provided from operating activities	$848	$419
Net cash provided from (used for) investing activities	(1,342)	617
Net cash provided from (used for) financing activities	664	(1,036)

Net change in cash and cash equivalents	170	—
Cash and cash equivalents at beginning of period	76	77

Cash and cash equivalents at end of period	$246	$77

The following table summarizes the major classes of cash flow items for the years ended December 31, 2023, 2022 and 2021:

	For the Years Ended December 31,
(In millions)	2023	2022	2021
Net cash provided from operating activities	$637	$712	$841
Net cash provided from (used for) investing activities	406	(2,022)	(133)
Net cash provided from (used for) financing activities	(1,044)	1,112	(654)

Net change in cash and cash equivalents	(1)	(198)	54
Cash and cash equivalents at beginning of period	77	275	221

Cash and cash equivalents at end of period	$76	$77	$275

Cash Flows From Operating Activities

In the first nine months of 2024, net cash provided from operating activities was $848 million, as compared to $419 million during the same period of 2023. The increase in cash provided from operating activities in the first nine months of 2024 compared to the same period of 2023 is primarily due to higher revenues from transmission investments and the timing of transmission revenue collections.

Net cash provided from operating activities during the years ended December 31, 2023, 2022 and 2021 were $637 million, $712 million and $841 million, respectively. The decrease in cash provided from operating activities in 2023 compared to 2022 is primarily due to the timing of transmission revenue collections. The decrease in cash provided from operating activities in 2022 compared to 2021 is primarily due to the timing of transmission revenue collections.

Cash Flows From Investing Activities

Cash provided from (used for) investing activities in the first nine months of 2024 principally represented cash used for capital investments, and loans with affiliated companies, net, including outstanding amounts paid in early 2023 relating to the $2.3 billion notes payable to FE as payment for a dividend. The following table summarizes investing activities for the nine months ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30,
Cash From Investing Activities	2024	2023
	(in millions)
Capital investments	$(808)	$(714)
Loans with affiliated companies, net	(480)	1,388
Asset removal costs	(55)	(56)
Other	1	(1)

	$(1,342)	$617

Cash provided from (used for) investing activities during the first nine months of 2024 decreased $1,959 million, as compared to the same period of 2023, primarily due to higher capital investments and loans to affiliated companies, net, primarily related to the note from FET to FE for dividends.

Cash provided from (used for) investing activities in 2023 principally represented cash used for capital investments and loans with affiliated companies, net. The following table summarizes investing activities for 2023, 2022 and 2021:

	For the Years Ended December 31,
Cash From Investing Activities	2023	2022	2021
	(in millions)
Capital investments	$(1,042)	$(836)	$(643)
Loans with affiliated companies, net	1,537	(1,126)	572
Asset removal costs	(91)	(55)	(65)
Other	2	(5)	3

	$406	$(2,022)	$(133)

Cash provided from (used for) investing activities during 2023 increased $2,428 million, as compared to 2022, due to loans with affiliated companies, net, primarily related to the note from FET to FE for dividends, partially offset by higher capital investments.

Cash provided from (used for) investing activity during 2022 decreased $1,889 million, as compared to 2021, due to loans with affiliated companies, net, primarily related to the note from FET to FE for dividends and higher capital investments.

Cash Flows From Financing Activities

In the first nine months of 2024, cash provided from (used for) financing activities were $664 million compared to $(1,036) million during the same period of 2023. The following table summarizes the financing activities for the first nine months of 2024 and 2023:

	For the Nine Months Ended September 30,
Cash From Financing Activities	2024	2023
	(in millions)
New financing—
Long-term debt	$1,200	$325
Short-term borrowings—net	—	238
Redemptions and Repayments—
Short-term borrowings—affiliated companies, net	(381)	(113)
Dividend payments	(145)	(1,483)
Other	(10)	(3)

	$664	$(1,036)

For the years ended December 31, 2023, 2022 and 2021, cash provided from (used for) financing activities were $(1,044) million, $1,112 million and $(654) million, respectively. The following table summarizes the financing activities for the years ended December 31, 2023, 2022 and 2021, respectively:

	For the Years Ended December 31,
Cash From Financing Activities	2023	2022	2021
	(in millions)
New financing—
Long-term debt	$325	$—	$1,250
Short-term borrowings—affiliated companies, net	229	105	1
Redemptions and Repayments—
Long-term debt	—	—	(400)
Short-term borrowings—affiliated companies, net	—	(50)	(1,311)
Equity contribution from parent	—	61	—
Capital contributions from Brookfield	—	9	—
Proceeds from FET equity interest sale, net of transaction costs	—	2,348	—
Cash dividends paid to noncontrolling interest	(66)	(57)	(55)
Dividend payments	(1,527)	(1,304)	(130)
Other	(5)	—	(9)

	$(1,044)	$1,112	$(654)

FET had the following issuances during the nine months ended September 30, 2024:

Company	Type	Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
				Issuances
ATSI	Unsecured Notes	March, 2024	5.63%	2034	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

MAIT	Unsecured Notes	May, 2024	5.94%	2034	$250	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	4.55%	2030	$400	Proceeds were or will be used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

FET	Unsecured Notes with registration rights	September, 2024	5.00%	2035	$400	Proceeds were or will be used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

As noted above, on September 5, 2024, FET issued $800 million of unsecured senior notes due in 2030 and 2035 in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for like principal amounts registered with the SEC. FET also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances. In the event FET’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after September 5, 2024, or the effective shelf registration stops being effective for 60 days during any

12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. FET filed a registration statement on Form S-4 with the SEC on October 8, 2024.

During the years ended December 31, 2023, 2022, and 2021, FET had the following redemptions and issuances:

Company	Type	Redemption/ Issuance Date	Interest Rate		Maturity	Amount (In millions)	Description
					Redemptions(1)
ATSI	Unsecured Notes	December 29, 2021	5.25%		2022	$400	Make whole call prior to maturity in early 2022.

					Issuances

FET	Unsecured Notes	3/19/2021	2.87%		2028	$500	Proceeds were used to repay short-term borrowings under the former FET Revolving Facility.

MAIT	Unsecured Notes	5/24/2021	4.10	%(1)	2028	$150	Proceeds were used to repay borrowings outstanding under FirstEnergy’s regulated money pool, fund MAIT’s ongoing capital expenditures, to fund working capital and for other general corporate purposes.

ATSI	Unsecured Notes	12/1/2021	2.65%		2032	$600	Proceeds were used to repay outstanding notes and short-term borrowings, to fund ATSI’s ongoing capital expenditures, working capital requirements and for other general corporate purposes.

MAIT	Unsecured Notes	February, 2023	5.39%		2033	$175	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

ATSI	Unsecured Notes	May, 2023	5.13%		2033	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

(1)	New debt was issued at a premium under a previously issued note series, resulting in an effective interest rate of 2.55%.

FET may from time to time, seek to retire or purchase outstanding debt through open-market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will be upon such terms and at such prices as FET or its affiliates may determine, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Cash Requirements and Commitments

FET and its subsidiaries have certain affiliated and non-affiliated obligations and commitments to make future payments under contracts.

As of December 31, 2023 (Undiscounted)	Total	2024	2025-2026	2027-2028	Thereafter
	(In millions)
Long-term debt(1)	$5,300	$—	$1,300	$1,100	$2,900
Short-term borrowings	383	383	—	—	—
Interest on long-term debt	2,256	217	342	308	1,389
Operating leases(2)	1,584	21	42	42	1,479
Committed investments	1,638	750	520	368	—

Total	$11,161	$1,371	$2,204	$1,818	$5,768

(1)	Excludes unamortized discounts and premiums.
(2)	See Note 4, “Leases,” of the notes to the audited consolidated annual financial statements.

The table above excludes regulatory liabilities (see “—Regulatory Assets and Liabilities” above), asset retirement obligations, reserves for litigation, injuries and damages, environmental remediation, and annual insurance premiums, since the amount and timing of the cash payments are uncertain. The table also excludes accumulated deferred income taxes and investment tax credits since cash payments for income taxes are determined based primarily on taxable income for each applicable fiscal year.

GUARANTEES AND OTHER ASSURANCES

FET has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET and its subsidiaries could be required to make under these guarantees as of September 30, 2024 and December 31, 2023, was $26 million and $21 million, respectively, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
	As of September 30, 2024	As of December 31, 2023
	(In millions)
Surety Bonds(1)	$20	$21
LOCs	6	—

Total Guarantees and Other Assurances	$26	$21

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of September 30, 2024 and December 31, 2023 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

Collateral and Contingent-Related Features

In the normal course of business, FET may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET has posted $6 million of collateral, in the form of LOCs, as of September 30, 2024 and $2 million of collateral, in the form of cash, as of December 31, 2023.

CREDIT RISK

Credit risk is the risk that FET would incur a loss as a result of nonperformance by counterparties of their contractual obligations. FET maintains risk policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and require other assurances in the form of credit support or collateral in certain circumstance in order to limit counterparty credit risk. FET has concentrations of suppliers and counterparties. These concentrations may impact FET’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

INTEREST RATE RISK

FET and its subsidiaries exposure to fluctuations in market interest rates is reduced since all long-term debt has fixed interest rates, as noted in the table below. FET and its subsidiaries are subject to the inherent interest rate risks related to refinancing maturing debt by issuing new debt securities.

Comparison of Carrying Value to Fair Value as of December 31, 2023
Year of Maturity or Notice of Redemption	2024	2025	2026	2027	2028	There-after	Total	Fair Value
	(In millions)
Liabilities:
Long-term Debt:
Fixed rate	$—	$1,225	$75	$—	$1,100	$2,900	$5,300	$4,949
Average interest rate	—%	4.1%	4.0%	—%	3.5%	4.3%	4.1%

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

FET prepares consolidated financial statements in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). Application of these principles often requires a high degree of judgment, estimates and assumptions that affect financial results. FET’s accounting policies require significant judgment regarding estimates and assumptions underlying the amounts included in the financial statements. Additional information regarding the application of accounting policies is included in the notes to consolidated financial statements.

Loss Contingencies

FET and its subsidiaries regularly assess liabilities and contingencies in connection with asserted or potential matters and establish reserves when appropriate. In the preparation of the financial statements, FET and its subsidiaries make judgments regarding the future outcome of contingent events based on currently available information and accrue liabilities when it is concluded that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET and its subsidiaries determine that it is not probable, but reasonably possible that they have a material obligation, FET discloses such obligations and the possible loss or range of loss if such estimate can be made. Circumstances change over time and actual results may vary significantly from estimates. Please see Note 8, “Regulatory Matters,” and Note 9, “Commitments, Guarantees and Contingencies,” of the notes to the audited consolidated annual financial statements and Note 5, “Regulatory Matters,” and Note 6, “Commitments, Guarantees and Contingencies,” of the notes to the unaudited consolidated interim financial statements included in this prospectus for additional information.

Revenue Recognition

FET and its subsidiaries account for revenue from contracts with customers under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP.

Revenues are primarily derived from forward-looking formula rates which recover costs that the regulatory agencies determine are permitted to be recovered and provide a return on transmission capital investment. Under forward-looking formula rates, the revenue requirement is updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual rate base and costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

FET and its subsidiaries have elected the optional invoice practical expedient for most revenues and utilize the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations. See Note 2, “Revenue,” of the notes to consolidated financial statements for additional information.

Regulatory Accounting

FET’s subsidiaries are subject to regulation that sets the prices (rates) permitted to charge customers based on costs that FERC determines are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

FET’s subsidiaries review the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, FET’s subsidiaries will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, FET’s subsidiaries will write off that regulatory asset as a charge against earnings. FET’s subsidiaries consider the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery and as such net regulatory assets and liabilities are presented in the noncurrent section on FET’s Consolidated Balance Sheets. Please see Note 8, “Regulatory Matters,” and Note 9, “Commitments, Guarantees and Contingencies,” of the notes to the audited consolidated annual financial statements and Note 5, “Regulatory Matters,” and Note 6, “Commitments, Guarantees and Contingencies,” of the notes to the unaudited consolidated interim financial statements included in this prospectus for additional information.

Income Taxes

Judgment and the use of estimates are required in developing the provision for income taxes, reserve amounts for uncertain tax positions, and reporting of tax-related assets and liabilities such as the interpretation of tax laws and associated regulations. FET and its subsidiaries are required to make judgments regarding the potential tax effects of various transactions and results of operations in order to estimate their obligations to taxing authorities.

Accounting for tax obligations requires judgments, including assessing whether tax benefits are more likely than not to be sustained, and estimating reserves for potential adverse outcomes regarding tax positions that have been taken. FET and its subsidiaries record income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

FET and its subsidiaries account for uncertainty in income taxes in the financial statements using a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. FET recognizes interest expense or income and penalties related to uncertain tax positions in income taxes. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the federal income tax return.

Actual income taxes could vary from estimated amounts due to the future impacts of various items, including future changes in income tax laws, or new regulations or guidance, forecasted results of operations, failure to successfully implement tax planning strategies, as well as results of audits and examinations of filed tax returns by taxing authorities.

See the notes to the audited consolidated annual financial statements for additional information on income taxes.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1, “Organization and Basis of Presentation,” of the notes to the audited consolidated annual financial statements and the notes to the unaudited consolidated interim financial statements included in this prospectus for a discussion of new accounting pronouncements.

OUTLOOK

INCOME TAXES

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comment. The U.S. Treasury will issue final regulations after it has reviewed comments and held a public hearing on the proposed regulations, which is not expected to occur until next year. Although FirstEnergy and FET are assessing the proposed regulations, FirstEnergy and FET continue to believe that it is more likely than not they will be subject to AMT going forward, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations could significantly change FirstEnergy’s and/or FET’s AMT estimates or the conclusion as to whether they are an AMT payer at all. Although FET and its subsidiaries constitute a separate consolidated tax group, as described above, because it is a majority-owned subsidiary of FE, the AMT may be applicable to FET and its subsidiaries. Additionally, the regulatory treatment of the impacts of this legislation may also be subject to regulation by FERC. Any adverse development in this legislation, including guidance from the U.S. Treasury and/or the Internal Revenue Service (the “IRS”) or unfavorable regulatory treatment, could negatively impact FirstEnergy’s and/or FET’s cash flows, results of operations, and financial condition.

Due to a private letter ruling recently issued by the IRS to an unaffiliated utility company, FET is evaluating the potential requirement to transition ATSI, TrAIL, and/or MAIT to stand-alone treatment of NOL carryforwards for ratemaking purposes. Currently, neither ATSI, TrAIL, nor MAIT have transitioned to stand-alone treatment. FET expects that if transitioning is required, ATSI, TrAIL, and/or MAIT will make appropriate regulatory filings to include the NOL carryforward deferred tax asset in rate base and revenue requirement, which could have a material, favorable impact on future net income.

FERC REGULATORY MATTERS

With respect to their transmission services and rates, ATSI, MAIT and TrAIL are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require ATSI, MAIT and TrAIL to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of ATSI, MAIT and TrAIL are subject to functional control by PJM, and transmission service using ATSI’s, MAIT’s and TrAIL’s transmission facilities is provided by PJM under the PJM Open Access Transmission Tariff (the “PJM Tariff”).

The following table summarizes the key terms of rate orders in effect for transmission customer billings for each one of FET’s transmission owner entities:

Company	Rates Effective	Capital Structure	Allowed ROE
ATSI	January 1, 2015	Actual (13 month average)	10.38%
MAIT	July 1, 2017	Lower of Actual (13 month average) or 60%	10.3%
TrAIL	July 1, 2008	Actual (year-end)	12.7%(1) / 11.7%(2)

(1)	TrAIL the Line and Black Oak Static Var Compensator
(2)	All other projects

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ATSI, MAIT and TrAIL. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of ATSI, MAIT and TrAIL, are located within RFC. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including ATSI, MAIT and TrAIL, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and/or its subsidiaries believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or its subsidiaries, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and/or its subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or its subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or its subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis.

With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET recorded in the third quarter of 2022 approximately $34 million in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $99 million of certain transmission capital assets to operating expenses for the audit period, of which $9 million are not expected to be recoverable and impacted FET’s earnings since they relate to costs capitalized during stated transmission rate time periods. FET is currently recovering approximately $91 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements, of which $74 million of costs have been recovered as of September 30, 2024. These reclassifications also resulted in a reduction to FET’s rate base by approximately $77 million, which is not expected to materially impact FET’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized within “Other operating expenses” on FET’s Consolidated Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024, the FERC Office of Enforcement issued a set of data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. In addition, on September 26, 2024, the FERC Office of Energy Market Regulation issued data requests to FirstEnergy, which was also related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have material adverse effect on FirstEnergy financial conditions, result of operations, and cash flows. In addition, on September 10, 2024, the FERC Office of Enforcement issued a second set of data requests unrelated to FET, to which FirstEnergy replied.

ATSI ROE – Ohio Consumers Counsel v ATSI, et al.

On February 24, 2022, the Ohio Consumers’ Counsel (the “OCC”) filed a complaint with FERC against ATSI, AEP’s Ohio affiliates and American Electric Power Service Corporation, and Duke Energy Ohio, LLC asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke, but granted it as to AEP. AEP and OCC appealed FERC’s orders to the Sixth Circuit and the case remains pending. FirstEnergy is unable to predict the outcome of this proceeding, but it is not expected to have a material impact.

Transmission ROE Methodology

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. In subsequent pleadings, parties to the proceeding expanded the scope of the complaint to encompass all of the transmission owners in PJM. ATSI, MAIT, TrAIL and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter. Under the DPA, FE has agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA requires that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, which shall consist of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder. The civil penalty was paid on September 25, 2024. FE previously recognized a loss contingency of $100 million in the second quarter of 2024.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the now-deceased, former chairman of the PUCO, and two former FirstEnergy senior officers, Charles E. Jones, and Michael J. Dowling, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the OOCIC, the Ohio Attorney General’s Office, and the Summit County Prosecutor’s Office to resolve both the investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million by FE, which was recorded as a loss contingency in the second quarter of 2024. The settlement payment was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

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In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills will include new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation, which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio, and the Ohio Court of Common Pleas, Summit County:

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Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

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Miller v. Anderson, et al. (N.D. Ohio); on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

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Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated); on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’, including FET’s, reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 5, “Regulatory Matters” of the notes to the unaudited consolidated interim financial statements.

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

OUR BUSINESS

Overview

We were organized as a limited liability company under the laws of the State of Delaware in 2006. On May 31, 2022, Brookfield acquired 19.9% of the membership interests of FET. On March 25, 2024, Brookfield acquired an additional 30% of the outstanding membership interest of FET for $3.5 billion. As a result, Brookfield’s equity interest in FET increased to 49.9%, while FE retained the remaining 50.1% equity interest in FET. We are a consolidated variable interest entity of FE and we are the holding company for our Regulated Transmission Subsidiaries.

Our principal executive offices are located at 5001 NASA Blvd., Fairmont, West Virginia 26554. Our telephone number is (800) 736-3402.

Regulated Transmission Subsidiaries

ATSI was organized under the laws of the State of Ohio in 1998 to engage exclusively in the transmission of electricity (i.e., at voltages of 69 kV and above). The substantial portion of ATSI’s transmission assets were originally acquired in September 2000 from certain FE Ohio and Pennsylvania distribution utility subsidiaries. In June 2011, ATSI transferred functional control of its transmission facilities from MISO to PJM.

MAIT was organized under the laws of the State of Delaware in 2015 to own and operate all of the FERC-jurisdictional transmission assets that were transferred to MAIT on January 31, 2017 by ME and PN, following receipt of necessary regulatory approvals. In exchange for their transmission asset contributions, MAIT issued Class B membership interests to ME and PN. We own all of the outstanding Class A membership interests of MAIT, which MAIT issued to us in exchange for our cash contribution.

TrAIL was organized under the laws of the State of Maryland and the Commonwealth of Virginia in 2006 to finance, construct, own, operate and maintain high-voltage transmission facilities in PJM. TrAIL currently has several transmission facilities in operation, including a 500 kV transmission line extending approximately 150 miles from southwestern Pennsylvania through West Virginia to a point of interconnection with an unaffiliated entity, VEPCO, in northern Virginia that was completed and placed into service in May 2011.

Relationship of Our Regulated Transmission Subsidiaries to FirstEnergy Reportable Segments

Our Regulated Transmission Subsidiaries and Keystone Appalachian Transmission Company (“KATCo”) comprise FE’s Stand-Alone Transmission Segment.

All of the transmission assets and facilities comprising FE’s Stand-Alone Transmission Segment are scheduled and dispatched in a coordinated fashion by PJM, with decisions about capital investment and maintenance made by the relevant transmission owner, subject to reliability requirements. Planning for significant new regional transmission facilities is coordinated through PJM’s RTEP process, as described further below. The Stand-Alone Transmission Segment’s revenues are primarily derived from rates that recover prudently-incurred costs and provide a return on transmission capital investment. These revenues are derived from transmission service provided to transmission customers pursuant to the PJM OATT. The Stand-Alone Transmission Segment’s financial results also reflect the net transmission expenses related to the delivery of electricity over FirstEnergy’s transmission facilities, including those of our Regulated Transmission Subsidiaries.

Revenues and Rates

We derive all of our revenue from our Regulated Transmission Subsidiaries. Our Regulated Transmission Subsidiaries, in turn, derive nearly all of their revenues from providing:

•	network transmission service;

•	point-to-point transmission service; and

•	scheduling, control and dispatch service over their respective systems.

PJM, on behalf of our Regulated Transmission Subsidiaries, charges rates established by our Regulated Transmission Subsidiaries using a forward-looking cost-of-service formula rate template on file with FERC. Under these formulas, MAIT and ATSI post to PJM’s website their PTRR each October 5 and October 15, respectively, to be effective for the following January through December “Rate Year.” The PTRR represents the amount of revenue necessary to recover projected prudently-incurred expenses and a return on projected rate base, consisting primarily of property, plant and equipment on a 13-month average, for the Rate Year. MAIT and ATSI determine their respective PTRRs based on updates to the inputs to the formula rate template. MAIT and ATSI, on each June 1 and May 1, respectively, calculate actual results for the previous Rate Year and compare them to the amount PJM billed on their behalf based on the PTRR for that Rate Year and include the resulting true-up in the PTRR for the coming Rate Year. MAIT’s and ATSI’s projected rate bases for the PTRRs effective January 1, 2024 through December 31, 2024 are $2.4 billion and $4.1 billion, respectively. Each May 15, TrAIL posts to PJM’s website its “Annual Update” consisting of (1) a “Reconciliation” reflecting its actual revenue requirement for the previous calendar year and (2) a “Forecast” reflecting the Reconciliation plus projected capital projects placed into service for the current calendar year as well as a true-up for the difference between the previous calendar year Forecast and Reconciliation. During June 1 through May 31 of each year, PJM bills, on behalf of TrAIL, TrAIL’s revenue requirement determined by its Forecast. TrAIL’s projected rate base in the Forecast posting on May 15, 2024 is $1.4 billion.

Operations

Our Regulated Transmission Subsidiaries’ transmission facilities are connected to generation resources, distribution facilities and neighboring transmission systems. Our transmission facilities currently transmit electricity in PJM from generating stations to local electricity distribution facilities located, in the case of ATSI, primarily in Ohio and Pennsylvania, in the case of MAIT, primarily in Pennsylvania, and in the case of TrAIL, primarily in Pennsylvania, West Virginia and northern Virginia. ATSI’s facilities consist of approximately 7,900 circuit miles of transmission lines with nominal voltages of 345 kV, 138 kV (bulk transmission) and 69 kV (area transmission). MAIT’s facilities consist of approximately 4,300 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV. TrAIL’s facilities consist of approximately 260 circuit miles of transmission lines with nominal voltage of 500 kV, 345 kV, 230 kV and 138 kV.

As transmission-only companies, our Regulated Transmission Subsidiaries function as conduits, moving power from affiliated and unaffiliated generators to local distribution facilities or to interconnected transmission systems either entirely through their own systems or in conjunction with neighboring transmission systems.

Affiliated and unaffiliated entities then distribute power through these local distribution facilities to end-use customers. The transmission of electricity by our Regulated Transmission Subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use customers. As members of PJM, our Regulated Transmission Subsidiaries have transferred functional control, but not ownership, over the transmission assets to PJM. See “—Rates and Regulation—PJM.”

General/FirstEnergy Transmission Coordination

Our Regulated Transmission Subsidiaries, together with PJM, plans, operates and maintains its transmission systems in accordance with the reliability standards developed by NERC and approved by FERC to ensure reliable service to customers. FirstEnergy’s business strategy for its transmission systems, which includes those of our Regulated Transmission Subsidiaries, is to operate, maintain and invest in transmission infrastructure to continue to ensure system integrity and reliability and to prudently manage expenses, capital expenditures and regulatory compliance.

The operations of our Regulated Transmission Subsidiaries fall into the following categories:

•	asset planning;

•	portfolio and project management;

•	engineering, design and construction;

•	maintenance; and

•	real-time operations.

Asset Planning

FE’s Stand-Alone Transmission Segment’s asset planning group uses detailed system models and long-term load forecasts to develop system expansion capital plans for our Regulated Transmission Subsidiaries. These expansion plans identify projects that address potential future reliability issues, produce economic savings for customers by eliminating transmission constraints or supplement the system to provide faster storm restoration, respond to customer expansion needs more quickly and/or enhance system operation flexibility. The asset planning group works closely with PJM in the development of annual system expansion capital plans by performing technical evaluations and detailed studies. PJM develops its expansion plan through the RTEP process, which reflects transmission system improvement projects by its members, including our Regulated Transmission Subsidiaries.

Portfolio and Project Management

FE’s Stand-Alone Transmission Segment’s portfolio and project management organizations are tasked with developing and prioritizing a long-term capital transmission portfolio for capital investments, prioritizing and managing the active portfolio and managing the individual construction projects that comprise the portfolio. These specialized professionals are skilled in identifying, prioritizing, scheduling, managing and closing out planned and emergent capital transmission projects; contractors augment internal staff when necessary. This team works closely with internal and external stakeholders, such as FirstEnergy’s system planning and real time operations organizations, PJM, local and regional governmental organizations and FirstEnergy’s customers, with the goal of delivering capital projects safely, on time and within the forecasted budget.

Engineering, Design and Construction

FE’s Stand-Alone Transmission Segment’s engineering, design and construction group is responsible for design, equipment specifications, engineering and construction for our Regulated Transmission Subsidiaries’ capital investments. The group is comprised of affiliate employees and is supplemented with outside contractors, as needed. These technical experts have experience with respect to the key elements of our Regulated Transmission Subsidiaries’ transmission system, such as substations, lines, equipment and protective relaying systems, which allows them to effectively manage outside contractors.

Maintenance

FE’s Stand-Alone Transmission Segment’s maintenance group develops and tracks preventive maintenance plans for our Regulated Transmission Subsidiaries to promote safe and reliable systems. By performing preventative maintenance on our assets, our Regulated Transmission Subsidiaries can minimize the need for unplanned maintenance, resulting in improved reliability. The bulk of the maintenance work is performed pursuant to agreements between our Regulated Transmission Subsidiaries and certain FirstEnergy affiliates. These agreements provide our Regulated Transmission Subsidiaries with access to an experienced and scalable workforce with knowledge of our system at an established rate with rolling evergreen terms unless terminated by either party after the required notice period. See “—Material Agreements—Service Agreements.”

Real-Time Operations

Our Regulated Transmission Subsidiaries’ transmission system operations are operated and managed from their own isolated, secure, real-time operations facilities. Transmission system operations at these facilities include switching and taking proactive safety measures to facilitate capital construction projects and maintenance programs, system monitoring, contingency and security analysis and responding to unplanned incidents on our Regulated Transmission Subsidiaries’ systems. Pursuant to PJM’s Amended and Restated Operating Agreement of PJM Interconnection, L.L.C. (“PJM OA”) and the Consolidated Transmission Owners Agreement, (“PJM CTOA”), PJM acts as the balancing authority for FirstEnergy’s footprint. In that role, PJM is responsible for managing the minute-to-minute supply/demand balance for electricity within its borders to assure reliability. PJM also acts as transmission operator, with a variety of related functions assigned to our Regulated Transmission Subsidiaries, as the transmission owners.

Energize365

A robust plan for customer-focused growth, Energize365 is the centerpiece of FirstEnergy’s regulated distribution and transmission capital investment strategy that aims to utilize all investments to support its Employee, Environmental, Social and Corporate Governance (“EESG”) and strategic priorities including clean energy, improving grid reliability and resiliency and supporting the clean energy transition. Through the Energize365 program, FirstEnergy expects to spend approximately $26 billion in system-wide capital investments from 2024 through 2028. FirstEnergy expects that these investments will comprise the FirstEnergy reportable segment consisting of the Ohio Companies and FE PA (the “Distribution Segment”) (29%), the reportable segment consisting of MP, PE and JCP&L (the “Integrated Segment”) (39%) and the reportable segment consisting of FE’s ownership in FET and KATCo (the “Stand-Alone Transmission”) Segment (32%).

FirstEnergy expects to make distribution and transmission investments in order to support improvements in grid reliability and resiliency and support interconnection of renewable sources. The program’s focus for the Stand-Alone Transmission Segment, which includes FET and the Regulated Transmission Subsidiaries, is building capacity and supporting an evolving grid such as the interconnection of New Jersey offshore wind and data center load (the “Operational Flexibility Projects”), enhancing system performance by implementing new designs and technologies to reduce load at risk and upgrading system conditions that enhance reliability.

FirstEnergy believes there is a continued long-term pipeline of investment opportunities for its existing distribution and transmission infrastructure beyond those identified through 2028, which are expected to strengthen grid and cybersecurity and make the transmission system more reliable, robust, secure and resistant to extreme weather events, with improved operational flexibility.

Rates and Regulation

Federal Regulation

FERC Jurisdiction

FERC is an independent agency within the United States Department of Energy that regulates certain aspects of the United States electric utility industry under the FPA. The businesses of our Regulated Transmission Subsidiaries are significantly influenced by the actions of FERC through policies, regulations and orders issued pursuant to the FPA.

Under the FPA, FERC has jurisdiction over the rates for transmission of electric energy in interstate commerce and accordingly regulates the rates that are charged by our Regulated Transmission Subsidiaries and other transmission owners and operators subject to FERC jurisdiction to ensure that such rates are just and reasonable and not unduly discriminatory or preferential. An allowance for return on capital that is within the range of returns for enterprises with comparable risk has been found by FERC to be an acceptable component of a just and reasonable rate. Rates for transmission service must be filed with and accepted by FERC under Section 205 of the FPA. As transmission owners in the PJM region, each of our Regulated Transmission Subsidiaries recovers its rates through the PJM OATT.

The EPAct 2005 significantly changed FERC’s regulatory oversight of the United States electric industry under the FPA by creating new responsibilities and authority for FERC that are pertinent to our Regulated Transmission Subsidiaries, including:

•	overseeing the establishment and enforcement of mandatory reliability standards for the United States bulk electric system;

•

adopting incentive-based (including performance-based) rate treatments for public utilities’ transmission of electric energy in interstate commerce for the purpose of benefitting consumers by ensuring reliability and reducing the cost of delivered power by reducing transmission congestion; and

•	issuing permits for the construction or modification of electric transmission facilities in designated national interest electric transmission corridors under certain limited circumstances.

Federal Reliability Standards

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ATSI, MAIT and TrAIL. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of ATSI, MAIT and TrAIL, are located within RFC. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including ATSI, MAIT and TrAIL, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and/or its subsidiaries believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or its subsidiaries, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and/or its subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or its subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or its subsidiaries’ financial condition, results of operations and cash flows.

Federal Transmission Investment Incentives

The EPAct 2005 directed FERC to develop incentive-based mechanisms to encourage new investment in electric transmission infrastructure for the purpose of benefitting consumers by ensuring reliability and reducing the cost of delivered power by reducing transmission congestion. In July 2006, FERC issued Order No. 679 to implement this directive. In December 2006, FERC issued Order No. 679-A, which revised and clarified certain aspects of Order No. 679. Under Order No. 679, FERC may authorize incentive-based rate treatment for transmission infrastructure investment, provided that the proposed incentive-based rate treatment is just and reasonable and not unduly discriminatory or preferential. A public utility’s request for one or more incentive-based rate treatments is made in a filing pursuant to Section 205 of the FPA or in a petition for a declaratory order that precedes a filing pursuant to Section 205. Such a filing must include a detailed explanation of how the proposed rate treatment complies with the requirements of Section 219 of the FPA and a demonstration that the proposed rate treatment is just, reasonable and not unduly discriminatory or preferential. The applicant must demonstrate that the facilities for which it seeks incentives either ensure reliability or reduce the cost of delivered power by reducing transmission congestion consistent with the requirements of Section 219, that the total package of incentives is tailored to address the demonstrable risks or challenges faced by the applicant in undertaking the project and that the resulting rates are just and reasonable. Incentive-based rate treatment may include any of the following:

•

incentive ROE for new investment in transmission facilities by public utilities (including both traditional utilities and stand-alone transmission companies) that benefit consumers by ensuring reliability or relieving congestion;

•

recovery of 100% of the capital invested in transmission-related construction work in progress (“CWIP”), rather than an allowance for funds used during construction until the plant is placed in service;

•	full recovery of prudently-incurred, pre-commercial operations costs;

•	full recovery of the prudently-incurred costs of transmission facilities that are abandoned or cancelled for reasons beyond the public utility’s control;

•	use of a hypothetical capital structure;

•	accelerated depreciation of investment in new transmission facilities reflected in rates for transmission service;

•	a higher ROE for public utilities that join and/or continue to be members of RTOs or independent system operators (“ISOs”); and

•

on a case-by-case basis, an adjustment to the book value of transmission assets being sold to a stand-alone transmission company to remove the disincentive associated with the impact of accelerated depreciation on federal capital gains tax liabilities.

On November 15, 2012, FERC issued a policy statement providing guidance regarding its evaluation of future applications for transmission rate incentives. The policy statement generally signaled a retreat from FERC’s prior approach of broad application of incentive ROEs across the transmission sector.

An incentive rate applicant must demonstrate a specific nexus between the incentive(s) sought and the investment being made. In the policy statement, FERC announced that it would no longer rely on an analysis of whether a project is routine or non-routine as a proxy for its “nexus test.” Instead, FERC announced that it would require applicants to demonstrate that the total package of incentives requested is tailored to address the demonstrable risks and challenges of the proposed project. FERC emphasized its expectation that applicants will take reasonable steps to mitigate project risks and look first to risk-reducing incentives, such as recovery of 100% of CWIP, before seeking an incentive ROE. FERC also stated that it would no longer consider requests for a stand-alone ROE incentive based on utilization of advanced technology in a proposed project. Finally, FERC required certain specific showings for an incentive ROE, including project risks and challenges not accounted for in the base ROE or risk-reducing incentives, appropriate mechanisms to minimize risks during project development, consideration of project alternatives in an appropriate forum and limiting the application of the incentive ROE to a certain project cost estimate.

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the EPAct 2005. In a supplemental rulemaking proceeding that was initiated on April 15, 2021, FERC requested comments on, among other things, whether to require utilities that have been members of an RTO for three years or more and that have been collecting an “RTO membership” ROE incentive adder to file tariff updates that would terminate collection of the incentive adder. Initial comments on the proposed rule were filed on June 25, 2021, and reply comments were filed on July 26, 2021. The rulemaking remains pending before FERC. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups.

Federal Rate Matters

Transmission ROE Methodology

FERC’s methodology for calculating electric transmission utility ROE has been in transition as a result of an April 14, 2017 ruling by the United States Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”), that vacated FERC’s then-effective methodology. On November 21, 2019, FERC issued Opinion 569 and announced that, going forward, it would employ two financial models—discounted cash flow and capital-asset pricing—to calculate a composite zone of reasonableness. However, on May 21 and November 19, 2020, FERC issued Opinion Nos. 569-A and 569-B, and clarified that going forward, it would add the “risk premium” methodology back into the mix for calculating the zone of reasonableness. FERC’s Opinion Nos. 569-A and 569-B, upon which Opinion No. 575 is based, were appealed to the D.C. Circuit. On appeal, the D.C. Circuit, ruled that FERC erred in Orders 569-A/B in adding back the risk premium methodology after having previously removed it in Order 569; and vacated the 569 series of orders and remanded back to FERC for further proceedings. Any changes to FERC’s transmission rate ROE and incentive policies for transmission rates would be applied on a prospective basis.

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the EPAct 2005. FirstEnergy submitted comments through the Edison Electric Institute (“EEI”) and as part of a consortium of PJM transmission owners. In a supplemental rulemaking proceeding that was initiated on April 15, 2021, FERC requested comments on, among other things, whether to require utilities that have been members of an RTO for three years or more and that have been collecting an “RTO membership” ROE incentive adder to file tariff updates that would terminate collection of the incentive adder. Initial comments on the proposed rule were filed on June 25, 2021, and reply comments were filed on July 26, 2021. The rulemaking remains pending before FERC. FirstEnergy is a member of PJM and its transmission subsidiaries, including ATSI, MAIT and TrAIL, could be affected by the supplemental proposed rule. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Current Federal Regulatory Matters

ATSI ROE—Ohio Consumers Counsel v. ATSI, et al.

On February 24, 2022, the Ohio Consumers’ Counsel (the “OCC”) filed a complaint with FERC against ATSI, AEP’s Ohio affiliates and American Electric Power Service Corporation, and Duke Energy Ohio, LLC asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke, but granted it as to AEP. AEP and OCC appealed FERC’s orders to the Sixth Circuit and the case remains pending. FirstEnergy is unable to predict the outcome of this proceeding, but it is not expected to have a material impact.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental

Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. In subsequent pleadings, parties to the proceeding expanded the scope of the complaint to encompass all of the transmission owners in PJM. ATSI, MAIT, TrAIL and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

PATH Transmission Project

In 2012, the PJM Board of Managers canceled the PATH project, a proposed transmission line from West Virginia through Virginia and into Maryland. As a result of PJM canceling the project, approximately $62 million and approximately $59 million in costs incurred by PATH-Allegheny Transmission Company, LLC (“PATH-Allegheny”) and PATH-West Virginia Transmission Company, LLC, (“PATH-WV”), respectively, were reclassified from net property, plant and equipment to a regulatory asset for future recovery. PATH-Allegheny and PATH-WV requested authorization from FERC to recover the costs with a proposed ROE of 10.9% (10.4% base plus 0.5% for RTO membership). PATH’s efforts to recover the costs of the “abandoned” project were subject to significant regulatory litigation at FERC, but all issues ultimately were resolved. In March, 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” and no longer is subject to FERC jurisdiction. FirstEnergy and AEP are completing the process of terminating the PATH corporate entities and otherwise “winding up” the PATH enterprise.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis.

With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET recorded in the third quarter of 2022 approximately $34 million in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $99 million of certain transmission capital assets to operating expenses for the audit period, of which $9 million are not expected to be recoverable and impacted FET’s earnings since they relate to costs capitalized during stated transmission rate time periods. FET is currently recovering approximately $91 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements, of which $74 million of costs have been recovered as of September 30, 2024. These reclassifications also resulted in a reduction to FET’s rate base by approximately $77 million, which is not expected to materially impact FET’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized within “Other operating expenses” on FET’s Consolidated Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024, the FERC Office of Enforcement issued a set of data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. In addition, on September 26, 2024, the FERC Office of Energy Market Regulation issued data requests to FirstEnergy, which was also related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have material adverse effect on FirstEnergy financial conditions, result of operations, and cash flows. In addition, on September 10, 2024, the FERC Office of Enforcement issued a second set of data requests unrelated to FET, to which FirstEnergy replied.

PJM

PJM, which is an RTO regulated by FERC, coordinates wholesale electric transmission and associated wholesale electric markets in 13 states and the District of Columbia, including all or most of Ohio, Maryland, New Jersey, Pennsylvania, Virginia and West Virginia. All of our Regulated Transmission Subsidiaries’ transmission facilities are located within the PJM region, and PJM maintains functional control over the transmission facilities owned by our Regulated Transmission Subsidiaries that are currently in service and will maintain functional control of new projects of our Regulated Transmission Subsidiaries when they are placed in service. PJM serves as an independent third party that schedules transmission for its transmission customers across the transmission facilities under its control and also ensures the provision of required ancillary services. In addition, PJM operates as the interface between power suppliers (generators and marketers) and the local distribution companies that ultimately deliver power to end users. PJM has an obligation to efficiently utilize the transmission system and operate its systems in a safe and reliable manner. All of PJM’s expenses currently are recovered from PJM market participants and transmission customers under the FERC-approved PJM OATT and PJM OA. See “—Material Agreements—PJM Agreements” below.

FERC requires public utilities that own or operate transmission facilities to make such facilities available on a non-discriminatory, open-access basis and to comply with standards of conduct that prevent transmission-owning public utilities from giving their marketing function employees or affiliated sellers of electric energy preferential access to the transmission system and transmission information. To further competition, FERC provides incentives for transmission-owning utilities to participate in RTOs, such as PJM, by transferring functional control over their transmission facilities to RTOs.

PJM’s primary objectives, among other things, include ensuring non-discriminatory, open access to transmission facilities and maintaining and enhancing transmission system reliability. PJM performs security coordination, tariff administration, real-time system monitoring and other RTO functions. Although PJM has functional control over the transmission systems of its transmission-owner members, the transmission owners, such as our Regulated Transmission Subsidiaries, retain ownership and maintenance responsibility for their respective transmission facilities and perform many operational functions under PJM’s direction. The transmission owners also are responsible for maintaining and financing the existing system, as well as providing funds for new construction. However, the planning for significant new regional transmission facilities and cost allocation for those facilities is coordinated through the RTEP process described further below.

Illustrative Flow of Funds

Transmission customers, including Load Serving Entities (“LSEs”), can include investor-owned electric distribution utilities, municipalities, rural electric cooperatives and retail energy service providers. Residential, commercial and industrial customers, or end users, pay their bills to the LSE. The LSE arranges for power supply, the associated transmission service reservation and the delivery of energy to the end users. LSEs are a conduit for the transfer of generation and transmission revenues from end users to PJM. PJM collects payments from the LSEs on behalf of transmission owners, such as our Regulated Transmission Subsidiaries. Transmission revenue then is passed on to the transmission owners pursuant to PJM’s settlement and billing processes. PJM’s ability to fully and timely meet its obligations to our Regulated Transmission Subsidiaries and other transmission owners is directly correlated to the ability of the LSEs to pay PJM.

PJM’s member LSEs include several large utilities such as Potomac Electric Power Company, Atlantic City Electric Company, Delmarva Power & Light Company, Baltimore Gas & Electric Company, Public Service Electric & Gas Company, PECO Energy Company, Commonwealth Edison Company, PPL Electric Utilities Corporation, VEPCO, AEP’s eastern utility companies, East Kentucky Power Cooperative and FirstEnergy’s distribution utility companies.

If an LSE defaults on its payment obligations to PJM, other LSEs and PJM members, under their joint and several obligations to PJM, are responsible to pay the amount of such default, which is intended to mitigate the impact of any single LSE’s default.

Rate Setting/Formula Rate

As discussed above, PJM charges for rates on behalf of our Regulated Transmission Subsidiaries, which our Regulated Transmission Subsidiaries update annually in accordance with forward-looking, cost-of-service formula rate templates on file with FERC. These updates are posted on PJM’s website for informational purposes and are subject to discovery requests and challenges by interested parties under provisions specified in our Regulated Transmission Subsidiaries’ formula rate implementation protocols in the PJM OATT. Our Regulated Transmission Subsidiaries’ rates also are subject to challenge under Section 206 of the FPA.

Below is a summary of the formula rates used by our Regulated Transmission Subsidiaries.

	ATSI	MAIT	TrAIL
ROE	10.38%	10.3%	12.7% for TrAIL the Line and the Black Oak SVC; 11.7% for all other projects

Rate Base	$4,125 million(1)	$2,432 million(1)	$1,443 million(2)

Rate Year	January 1 to December 31	January 1 to December 31	June 1 to May 31

Rate Formula	Forward-Looking: Projected rate base and expenses for the calendar year; Network Service Peak Load updated effective January 1	Forward-Looking: Projected rate base and expenses for the calendar year; Network Service Peak Load updated effective January 1	Forward-Looking: Utilizes prior year plant-in-service from FERC Form 1 and adds capital additions projected to be in service within the current calendar year

True-up Mechanism	Yes	Yes	Yes

Calculation	Revenue requirement used to calculate transmission rates	Revenue requirement used to calculate transmission rates	Revenue Requirement by project: • TrAIL • Other RTEP projects

(1)	Represents projected rate base from 2024 PTRR effective January 1, 2024 through December 31, 2024.
(2)	Represents projected average rate base and actual year-end capitalization structure from the 2024 Formula Rate Annual updated filing for the period June 1, 2024 through May 31, 2025.

RTEP Process

As it did with TrAIL in 2006 and PATH in 2007, PJM may direct future construction of transmission projects pursuant to its RTEP process to assure the continued reliability of the transmission grid and reduce congestion in the PJM region. Through the RTEP process, PJM periodically directs the construction of transmission additions, replacements and upgrades to address near-term needs (i.e., within five years) and assesses long-term needs that require a planning horizon of 15 years or more. PJM designates one or more existing transmission owners or transmission developers to construct, own and/or finance each transmission enhancement. Reasonably-incurred costs for RTEP projects directed by PJM are recovered by the transmission owners through the PJM OATT. However, transmission projects identified as necessary by PJM and approved by the PJM Board of Managers as a part of the RTEP process are not guaranteed to proceed to completion, as illustrated by the cancellation of the PATH project.

State Regulation

Primary jurisdiction for the approval of the siting and construction of new transmission lines generally lies with the utility regulatory body in each state where the line will be located. In Pennsylvania, Virginia and West Virginia, respectively, the Pennsylvania Public Utility Commission (“PPUC”), the Virginia State Corporation Commission (“VSCC”) and the Public Service Commission of West Virginia (“WVPSC”), have such jurisdiction. In Ohio, the Ohio Power Siting Board has jurisdiction over the siting and construction of transmission facilities. Our Regulated Transmission Subsidiaries may also occasionally request approval from relevant state regulators for minor changes in existing transmission routes and facilities.

Environmental

The operations of our Regulated Transmission Subsidiaries are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination, such as claims for personal injury or property damage, may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, these liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent over time and compliance with those requirements more expensive. We are not aware of any specific developments that would increase the costs for such compliance in a manner that would be expected to have a material adverse effect on the results of operations, financial condition or liquidity of our Regulated Transmission Subsidiaries.

The assets and operations of our Regulated Transmission Subsidiaries also involve the use of materials classified as hazardous, toxic or otherwise dangerous. Many of the properties that our Regulated Transmission Subsidiaries operate have been used for power transmission and distribution operations for many years, and include older facilities and equipment that may be more likely than newer equipment to contain or be made from these materials. Some of them also include aboveground or underground storage tanks and associated piping.

Some of them also include large electrical equipment filled with mineral oil, which may contain or previously have contained polychlorinated biphenyls. Our Regulated Transmission Subsidiaries’ facilities and equipment are often situated close to or on property owned by others so that, if they are the source of contamination, others’ property may be affected. For example, aboveground and underground transmission lines sometimes traverse properties that our Regulated Transmission Subsidiaries do not own, and, at some of our Regulated Transmission Subsidiaries’ transmission substations, transmission assets (owned or operated by our Regulated Transmission Subsidiaries) and distribution assets (owned or operated by our Regulated Transmission Subsidiaries’ transmission customers) are comingled.

Some properties in which our Regulated Transmission Subsidiaries have an ownership interest or at which they operate are suspected of being affected by environmental contamination. We are not aware of any claims pending or threatened against our Regulated Transmission Subsidiaries with respect to environmental contamination, or of any investigation or remediation of contamination at any properties, that entail costs likely to materially affect our Regulated Transmission Subsidiaries. Some facilities and properties are located near environmentally sensitive areas such as waterways, wetlands and habitats of endangered, threatened or otherwise protected species. These sensitive areas increase the expense of current operations and siting requirements for future operations.

Pursuant to the lease agreements relating to substantially all of the land, easements and other real property interests on, under or over which ATSI’s transmission assets are situated, which are collectively referred to herein as the Ground Leases, ATSI has certain indemnification rights relating to environmental liability accruing prior to the commencement of each Ground Lease or related to the activities of the applicable utility lessor. See “—Material Agreements—Ground Leases.”

Claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. While we do not believe electromagnetic field exposure and injury has been generally established and accepted in the scientific community, if such a relationship is established or accepted, the liabilities and costs imposed on our Regulated Transmission Subsidiaries and us could be significant. We are not aware of any claims pending or threatened against our Regulated Transmission Subsidiaries for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields that entail costs likely to have a material adverse effect on our Regulated Transmission Subsidiaries’ results of operations, financial condition or liquidity.

Properties

ATSI

In 2000, ATSI acquired ownership of all of the transmission facilities of Ohio Edison Company (“OE”), The Cleveland Electric Illuminating Company (“CEI”), The Toledo Edison Company (“TE”) and Pennsylvania Power Company (“Penn”), which operate at nominal voltages of 345 kV, 138 kV (bulk transmission) and 69 kV (area transmission). ATSI’s facilities consist of approximately 7,900 circuit miles of transmission lines ATSI’s assets do not include distribution facilities used to provide retail service or generation facilities, although it is party to an agency agreement with OE, CEI, TE and Penn that permits it to use their distribution facilities as needed to provide wholesale electric service. In addition, a major portion of the land, easements and other real property interests on, under or over which ATSI’s transmission facilities are situated continue to be owned by OE, CEI, TE and Penn and are leased to ATSI pursuant to the Ground Leases. See “—Material Agreements—Ground Leases.” We believe that ATSI has adequate land rights for the operation and maintenance of its transmission facilities.

Akron Transmission Operations Center

A state-of-the-art transmission operations center for ATSI located in Akron, Ohio was completed in late 2013 at a cost of approximately $45 million, owned by ATSI.

Center for Advanced Energy Technology (CAET)

A state-of-the art facility dedicated to evaluating transmission technology, security hardening cyber assets and training staff on grid solutions. The facility, located in Akron, Ohio, was completed in 2019 at a cost of approximately $37 million and is owned by ATSI,

MAIT

MAIT owns and operates the FERC-jurisdictional transmission assets previously owned by ME and PN. MAIT’s assets consist of approximately 4,300 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in PJM. MAIT’s assets do not include distribution facilities used to provide retail service or generation facilities, although it is party to agency agreements with ME and PN that permits it to use their distribution facilities as needed to provide wholesale electric service. In addition, a major portion of the land, easements and other real property interests on, under or over which MAIT’s transmission facilities are situated continue to be owned by ME and PN and are leased to MAIT pursuant to the Ground Leases. See “—Material Agreements—Ground Leases.”

TrAIL

The Trans-Allegheny Interstate Line is a 500 kV transmission line that spans approximately 150 miles and extends from southwest Pennsylvania through West Virginia and into northern Virginia. The line was completed and placed in service on May 19, 2011. TrAIL’s facilities consist of approximately 260 circuit miles of transmission lines with nominal voltage of 500 kV, 345 kV, 230 kV and 138 kV.

PJM directed the construction of the line pursuant to its 2006 RTEP to assure the continued reliability of the transmission grid and reduce congestion in the PJM region. See “—Rates and Regulation—PJM.”

TrAIL constructed, owns, operates and maintains the Trans-Allegheny Interstate Line, which is situated within the Allegheny Power zone of PJM, as well as the related transformers, substations and other equipment and facilities.

West Virginia Transmission Operations Center

A state-of-the-art transmission operations center for TrAIL located in Fairmont, West Virginia in the I-79 Technology Park was completed in late 2010 at a cost of approximately $62 million, owned by TrAIL.

Material Agreements

Interconnection Agreements

Our Regulated Transmission Subsidiaries have entered into three general types of interconnection agreements with generators, LSEs and other transmission companies:

•	generator-transmission interconnection agreements;

•	distribution-transmission interconnection agreements; and

•	utility-to-utility interconnection agreements.

The generator-transmission interconnection agreements govern the terms and conditions of the interconnection of an unaffiliated generator owner’s generation facilities with the transmission facilities of our Regulated Transmission Subsidiaries. The distribution-transmission interconnection agreements govern the terms and conditions of the interconnection of an LSE’s distribution facilities with the transmission facilities of our Regulated Transmission Subsidiaries. Our Regulated Transmission Subsidiaries also have entered into interconnection agreements with other transmission owners or operators, which agreements govern the interconnection of their respective transmission facilities.

PJM Agreements

PJM’s operations are governed by the PJM OATT, the PJM Reliability Assurance Agreement and the PJM OA, on file with FERC. Each member of PJM must sign the PJM OA to be a part of PJM.

In addition, the PJM CTOA, which is a multi-party agreement by and among PJM and the PJM transmission owners, including our Regulated Transmission Subsidiaries, establishes the parties’ respective rights and obligations and provides for the coordination of planning and operation of the transmission owners’ respective transmission facilities, the transfer of certain planning and operating responsibilities to PJM and the provision by PJM of regional transmission service pursuant to the PJM OATT and subject to administration by PJM. As part of its administration of the PJM OATT, PJM is responsible for billing, collecting and distributing revenues to the PJM transmission owners, including our Regulated Transmission Subsidiaries.

Service Agreements

We and each of our Regulated Transmission Subsidiaries are party to a mutual assistance agreement (the “Mutual Assistance Agreement”) with certain FirstEnergy affiliates pursuant to which we and such affiliates provide certain non-power goods and services to the other party at fully-allocated cost, including all applicable indirect and direct costs, or, in certain instances, at market price. This agreement is a rolling evergreen contract that is automatically renewed for five-year terms, unless either party provides written notice prior to the beginning of the final year of the then-current term, and is also terminable by any party as to itself with 180 days’ prior written notice.

FESC also provides corporate, administrative, management and other services to us and each of our Regulation Transmission Subsidiaries pursuant to a service agreement (the “Service Agreement”) at full-allocated cost, including direct and indirect costs, plus any expenses and fees, pursuant to the cost allocation methodology outlined therein. This agreement also is a rolling evergreen contract that is automatically renewed for five-year terms, unless either party provides written notice prior to the beginning of the final year of the then-current term, and is also terminable by any party as to itself with 180 days’ prior written notice.

Ground Leases

MAIT and ATSI lease (but do not own) a major portion of the real property and rights-of-way underlying their transmission assets pursuant to the Ground Leases entered into with each of OE, CEI, TE, Penn, ME and PN, as lessors, in connection with the acquisition of those transmission assets. The Ground Leases provide for ATSI’s and MAIT’s non-exclusive use of the land, easements and other real property interests on, over or under which those transmission assets are situated. ATSI’s ground lease has an initial term that ends on December 31, 2049, which ATSI may extend for up to 10 periods of 50 years each. MAIT’s ground lease has an initial term of approximately 25 years, which MAIT may extend for two additional 25-year periods plus an additional 24-year period if MAIT is not in material default under the applicable lease at the time of renewal. The lessors have reserved the right to use, and to permit authorized users to use, portions of the real property underlying ATSI’s and MAIT’s transmission facilities for all purposes that do not cause the transmission facilities to violate the National Electric Safety Code or applicable laws or regulations and do not materially impair their ability to satisfy its service obligations under applicable tariffs. ATSI and MAIT have the priority right to use the leased property for electric transmission and the right to replace and modify transmission facilities on the leased property so long as they do not increase their use of, or burden upon, the portions of the land that are not within the leased property and the lessors and other authorized users may use the land and transmission facilities to the extent those uses are compatible.

Under the terms of the ground leases, ATSI is obligated to pay aggregate rent, on a quarterly basis, of approximately $20 million annually. This base rent is net to the lessors of any taxes, costs, expenses, liabilities, charges and other deductions with respect to the premises or interest of the lessors therein, except as specifically provided otherwise. MAIT pays a calculated charge along similar parameters.

Subject to their ability to mortgage the leases and to incur certain tax-related liens, ATSI and MAIT may not permit their interests or the interest of the applicable lessors to become subject to any lien. In addition, if a lessor determines to sell any leased property, ATSI and MAIT will have a right of first refusal to purchase such leased property, and if they do not elect to exercise such right of purchase and a third party purchases the leased property, ATSI’s and MAIT’s lease rights will be preserved under the applicable Ground Lease and will not result in an adjustment of the base rent. The Ground Leases contain standard provisions for leases of this kind, including provisions regarding quiet enjoyment, indemnification and events of default. ATSI and MAIT may not assign the Ground Leases without the prior written approval of the applicable lessors, which they may withhold for any reason or no reason. Additionally, ATSI and MAIT typically acquire real estate and rights-of-way necessary for construction of new transmission facilities directly in their own names and these property rights are not subject to the Ground Leases.

We do not believe any of the foregoing issues are likely to impair ATSI’s or MAIT’s ability to occupy such land and rights-of-way and to access and operate their transmission facilities because OE, CEI, TE, Penn, ME, PN, or any successor or transferee of any of their assets would be unable to deliver power to their customers without ATSI’s or MAIT’s transmission assets. In addition, because these transmission assets provide an important public service, we believe that there will be strong public policy reasons for federal, state and local regulators to minimize any disruption or interruption of their ability to provide transmission service. If the land and rights-of-way on which these transmission assets are located are transferred, we believe that any future transferees, and if necessary, regulators, will continue to grant ATSI and MAIT access to the land for the purpose of utilizing their transmission assets.

Our Regulated Transmission Subsidiaries’ businesses may be affected by the use by third parties of economic substitutes for transmission over their systems, physical constraints which restrict their systems’ use and the possibility of “merchant transmission.” Economic substitutes may include geographic distribution of generation capability through the use of local generation facilities, such as small-scale generation plants or fuel cells that deliver electric power directly to end users without transmission. Our Regulated Transmission Subsidiaries may also be affected by the physical constraints of the systems to which they are connected. Such constraints could limit the ability of potential users to transmit power over the transmission systems.

Merchant transmission facilities represent electric transmission infrastructure that is constructed, owned and operated by merchant transmission entities within the transmission zone of an incumbent transmission owner.

The services provided by merchant transmission facilities are (i) subscribed to by specific users at prices not subject to cost-of-service regulation by FERC or (ii) for merchant transmission projects that are constructed as PJM RTEP projects, available to transmission customers in PJM under rates that are collected pursuant to Schedule 12 of the PJM OATT.

Non-incumbent transmission developers and merchant transmission providers may compete with our Regulated Transmission Subsidiaries to build transmission infrastructure in the transmission zones where they operate. If significant non-incumbent and merchant transmission development occurs in our Regulated Transmission Subsidiaries’ transmission zones, our financial condition could be adversely affected.

Employees

As of September 30, 2024, FET, ATSI, MAIT and TrAIL had no direct employees. Each of these companies, however, relies on employees of their affiliates for the performance of necessary services including FESC under the Service Agreement. See “—Material Agreements—Service Agreements.” The aggregate cost to FET, ATSI, MAIT and TrAIL for these services for 2023 was approximately $219 million and for January 1, 2024 through September 30, 2024 was approximately $171 million.

Litigation

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter. Under the DPA, FE has agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA requires that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, which shall consist of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder. The civil penalty was paid on September 25, 2024. FE previously recognized a loss contingency of $100 million in the second quarter of 2024.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the now-deceased, former chairman of the PUCO, and two former FirstEnergy senior officers, Charles E. Jones, and Michael J. Dowling, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the OOCIC, the Ohio Attorney General’s Office, and the Summit County Prosecutor’s Office to resolve both the investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million by FE, which was recorded as a loss contingency in the second quarter of 2024. The settlement payment was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

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In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II—MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills will include new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation, which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio, and the Ohio Court of Common Pleas, Summit County:

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Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

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Miller v. Anderson, et al. (N.D. Ohio); on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

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Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated); on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’, including FET’s, reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 5, “Regulatory Matters” of the notes to the unaudited consolidated interim financial statements.

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

MANAGEMENT

Overview

We are a Delaware limited liability company managed by our board of directors (the “Directors”). Pursuant to the A&R FET LLC Agreement, each Director is designated as a “manager” of the Company within the meaning of Section 18-101 of the Delaware Limited Liability Company Act.

The following sets forth information, as of December 15, 2024, regarding our Directors and executive officers.

Mark D. Mroczynski	59	President
Jason J. Lisowski	42	Vice President, Controller and Director
Joseph M. Storsin, Jr.	39	Vice President, Finance
Natalie Hadad	40	Director
Jeff Rosenthal	65	Director
Wade Smith	60	Director
Toby Thomas	53	Director

Other than Ms. Hadad and Mr. Rosenthal, all of our Directors and executive officers each serve as an executive officer and/or employee of other affiliated entities, including FE and direct or indirect subsidiaries of FE.

Executive Officers

Set forth below is certain information regarding each of our executive officers as of December 1, 2024, other than for Mr. Lisowski, whose information appears under “Directors” below. As a result of the structure of FE, FET does not directly employ the executive officers responsible for the management of our business.

Once elected, officers hold office until his or her resignation, death, permanent disability, removal or until a successor is duly appointed. There are no family relationships among our directors and executive officers.

Mark D. Mroczynski has served as our President since 2024. He joined FirstEnergy in 2004 and currently serves as President of Transmission for FirstEnergy. He has also served as Executive Director, Transmission Programs from 2013 to 2018, and Vice President, Construction and Design Services from 2018 to 2023. He became Acting Vice President of Operations of FirstEnergy in 2023 before being promoted to President of Transmission in June 2024. Mr. Mroczynski served as one of our Directors from May 2023 to June 2024.

Joseph M. Storsin, Jr. has served as our Vice President, Finance since December 2024. Mr. Storsin began his career with FirstEnergy in 2006 in General Accounting and Financial Reporting and later served as Manager, Financial Reporting & Technical Accounting from 2014 to 2016, Director of Accounting from 2016 to 2019 and Director of Business Planning & Performance from 2019 to 2020. Mr. Storsin also served as Assistant Controller from 2020 to 2021 and Vice President, Strategy Long Term Planning and Business from 2021 until his transition to serve as our Vice President, Finance.

Directors

Set forth below is certain information regarding each Director as of October 1, 2024 other than for Mr. Lisowski whose information appears under “Executive Officers” above. Directors are appointed annually to serve until his or her resignation, death, permanent disability, removal, or until their successors are duly appointed. Pursuant to the A&R FET LLC Agreement, Brookfield is entitled to appoint two Directors and FE is entitled to appoint three Directors. Ms. Hadad and Mr. Rosenthal currently serve as the Brookfield-appointed Directors, and Messrs. Lisowski, Thomas and Smith currently serve as the FE-appointed Directors.

Natalie Hadad is a Managing Partner in Brookfield Asset Management’s Infrastructure Group and co-head of Brookfield’s open-end core infrastructure fund. In this role, Ms. Hadad oversees the origination, execution, and asset management of the firm’s infrastructure super-core investments in the utilities, energy, telecom and transportation sectors. Prior to joining Brookfield Asset Management in 2013, Ms. Hadad was an investment professional in Ashmore Group and Ashmore Energy International, with a focus on private equity investments in the infrastructure space. Ms. Hadad has a Master of Science in Finance from Tulane University and a Bachelor of Science in Engineering from the University of Texas at Austin. Ms. Hadad’s broad infrastructure expertise, including in the energy sector, provides the FET Board with valuable insight relevant to its business.

Jason J. Lisowski has served as one of our Directors since June 2024 and has served as FET’s Vice President and Controller since 2018. Mr. Lisowski has also served as Controller and Treasurer of FirstEnergy Solutions Corp. (now known as Energy Harbor LLC), which provided energy-related products and services (“FES”) from 2016 to 2018 and FirstEnergy Nuclear Operating Company (now known as Energy Harbor Nuclear Corp.), which operated EH’s nuclear generating facilities (“FENOC”) from 2017 to 2018. Mr. Lisowski is also Vice President, Controller and Chief Accounting Officer of FE and FESC, and Vice President and Controller of many other subsidiaries of FE. Mr. Lisowski’s experience in the electric utility industry and audit expertise makes him a valuable member of the FET Board.

Jeff Rosenthal is a Vice Chair and Operating Partner in Brookfield Asset Management’s Infrastructure Group. In this role, Mr. Rosenthal provides oversight of Brookfield’s utility investments, as well as risk management, capital expenditure and sustainability oversight as the group’s Chief Risk Officer. Mr. Rosenthal currently sits on a number of Brookfield Portfolio Company Boards in addition to FET including SGN, a Gas LDC serving over 6 million customers in the UK, VANTI, a Gas LDC in Colombia serving over 3 million customers in Bogota and surrounding regions and Los Ramones, a gas transmission pipeline company in Mexico. Over the past 15 years, Mr. Rosenthal has also sat on the Board and directly participated in numerous electricity transmission companies including Transelec, the state grid of Chile, WETT, a transmission operator in Texas that was formed to deliver the part CREZ mandate, Cross Sound Cable, a HVDC link between Connecticut and Long Island and Quantum, the build out of over 5000 km of 345 kV transmission in Brazil. Prior to joining Brookfield in 2007, Mr. Rosenthal was President and Chief Executive Officer of Oshawa Power and Utilities in Ontario. Mr. Rosenthal has also been Chair of the Ontario Energy Association representing electricity and gas companies in the Province. Mr. Rosenthal has a Master of Business Administration from York University and a Bachelor of Applied Science in Electrical Engineering from the University of Toronto. Mr. Rosenthal’s deep utility expertise qualifies him to serve on the FET Board.

Wade Smith has served as one of our Directors since June 2024. He joined FirstEnergy in December 2023 as president of FirstEnergy Utilities. In that role he is responsible for overseeing FirstEnergy’s state businesses and the stand-alone transmission companies, as well as the Rates & Regulatory Affairs and External Affairs groups. Prior to joining FirstEnergy, Mr. Smith served as chief operating officer of Puget Sound Energy (“PSE”) from 2022 to 2023, where he was responsible for all of PSE’s operational areas, including natural gas and electric operations, safety and health, and energy supply. From 2021 to 2022, Mr. Smith served as senior vice president of Electric Operations for Pacific Gas & Electric Company (“PG&E”), leading electric transmission and distribution system operations and maintenance, generation, and project management and construction teams for PG&E’s electric operations. Prior to PG&E, he spent 32 years at American Electric Power (“AEP”), where he held increasingly responsible leadership roles, including being named senior vice president, Grid Development for AEP Transmission in 2015, where was responsible for planning, engineering, project and construction management, and real-time operation. Mr. Smith’s more than three decades of experience leading utilities provide valuable industry insight to the FET Board.

Toby Thomas has served as one of our Directors since June 2024. He joined FirstEnergy as chief operating officer in November 2023 and is responsible for a broad range of transmission and distribution business functions, including planning and protection, transmission and substation engineering, project and construction management, system operations and support operations. He also has responsibility for the Customer Experience group. Prior to joining FirstEnergy, Mr. Thomas served with AEP for over 20 years, most recently serving as senior vice president – AEP Energy Delivery from 2021 to 2023, where he helped achieve efficiencies in transmission, distribution and telecommunications operations, project management, construction, engineering and standards. Mr. Thomas joined AEP in 2001 as a project engineer in Industrial Marketing and Origination, progressing through various roles of increasing responsibility in asset optimization and generation, including being named president and chief operating officer of Indiana Michigan Power in 2017 to oversee business performance, operations and a wide range of customer, policy and regulatory relationships. Mr. Thomas’s deep expertise with transmission and the customer experience make him a valuable member of the FET Board.

Director Independence

FET does not have securities listed on a national securities exchange and is not required to have independent directors.

EXECUTIVE COMPENSATION

All of our executive officers are employees of FESC, a direct, wholly owned subsidiary of FE, and officers of FE. We, as well as other FE subsidiaries, are party to a Service Agreement with FESC, pursuant to which FESC provides corporate, administrative, management, and other services to us. In addition to providing services to us, each of our executive officers devotes a significant portion of his time to work for FE and other FE subsidiaries.

We have not paid any compensation to our executive officers since inception and have no plans to do so in the future. Our executive officers are compensated by FESC for the performance of their duties as officers of FE and its affiliates, including us. Because the services performed by these officers in their capacities as such are not performed exclusively for us, FESC does not segregate and identify the portion of the officers’ services that are provided to us and services provided to FirstEnergy. Accordingly, we reimburse FESC specifically for the cost of providing all corporate, administrative, management and other services to us, which costs would include a portion of the salaries and benefits that are paid to our executive officers by FESC. Our executive officers may participate in employee benefit plans and arrangements sponsored by FE, including plans that may be established by FE in the future. The FET Board does not review any of the compensation decisions made by FE with regard to compensation of our executive officers.

For additional information, refer to the discussion under the heading “Certain Relationships and Related Transactions —Service Agreement.”

Director Compensation

The A&R FET LLC Agreement provides that the FET Board is authorized to determine Director compensation, if any. We have paid no compensation to members of the FET Board since inception and have no plans to do so in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 1, 2024, FE held 50.1% of our issued and outstanding membership interests and Brookfield held 49.9% of such interests.

The following table sets forth information regarding the beneficial ownership (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of FET’s membership interests as of October 8, 2024 by:

•	Each person who beneficially owns more than 5% of our membership interests;

•	Each member of the FET Board;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated membership interests. According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name and Address of Beneficial Holder(1)	Percentage of Limited Liability Company Interests Beneficially Owned
FirstEnergy Corp. (2)	50.1%
North American Transmission Company II L.P.(3)	49.9%
Mark D. Mroczynski	—
Jason J. Lisowski	—
Joseph M. Storsin, Jr.	—
Natalie Hadad	—
Jeff Rosenthal	—
Wade Smith	—
Toby Thomas	—
All executive officers and members of the FET Board as a group (seven persons)	—

(1)	Except as otherwise indicated, the address for the beneficial owners listed is c/o FirstEnergy Transmission, LLC, 5001 NASA Blvd., Fairmont, West Virginia 26554.
(2)

The FE Board has voting and dispositive power over the units. The FE Board is composed of more than three individuals who have authority over the voting and disposition of the units. The business address is FirstEnergy Corp., 76 S. Main Street, Akron, Ohio. In connection with the PA Consolidation, the Class B equity interests of MAIT were contributed by FE to FET. In exchange, FE received a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT.

(3)

Brookfield Super-Core Infrastructure Partners GP LLC, a Delaware limited liability company (“General Partner”), is the general partner of North American Transmission Company II L.P. (“NATC”). Brookfield Super-Core Infrastructure Partners GP of GP LLC, a Delaware limited liability company (“Manager”), is the manager of General Partner. BIG Capital Holdings US LLC, a Delaware limited liability company (“BIG Capital”), is the sole member of Manager. Brookfield US Capital Corporation, a Delaware corporation (“US Capital”), is the sole member of BIG Capital. Brookfield US Corporate Holdings Inc., a corporation formed under the laws of the Province of Ontario, Canada (“US Holdings”), is the sole stockholder of US Capital. Brookfield Corporate Treasury Ltd., a corporation formed under the laws of the Province of Ontario, Canada (“Brookfield Treasury”), is the sole stockholder of US Holdings. Brookfield Holdings Canada Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Canada Holdings”), is the sole stockholder of Brookfield Treasury. Brookfield Corporation, a corporation formed under the laws of the Province of Ontario, Canada (“Brookfield Corp”), is the sole stockholder of Canada Holdings and ultimate parent of NATC. BAM Partners Trust (the “BAM Partnership”), a trust formed under the laws of the Province of Ontario, Canada, holds all of the class B limited voting shares of Brookfield Corp which entitle it to appoint one half of the board of directors of Brookfield Corp. The trustee of the BAM Partnership is BAM Class B Partners Inc., an Ontario corporation (“BAM Partners”). Brookfield Corp, Brookfield Infrastructure Partners L.P., a Bermuda limited partnership (“BIP”) and certain of their affiliates have entered into that certain amended and restated relationship agreement, dated as of March 28, 2014, whereby Brookfield Corp has agreed to exercise its control over FET at the direction of BIP and its affiliates. Brookfield Infrastructure Partners Limited, a Bermuda corporation (“BIPL”), is the general partner of BIP. Brookfield Corp. is the ultimate parent of BIP and BIPL. As a result of the above, each of NATC, General Partner, Manager, BIG Capital, US Capital, US Holdings, Brookfield Treasury, Canada Holdings, BIP, BIPL, Brookfield Corp, BAM Partnership and BAM Partners may be deemed to beneficially own FET’s membership interests held of record by NATC. The principal business address of NATC, General Partner, Manager, BIG Capital, US Capital, US Holdings, Brookfield Treasury, Canada Holdings, Brookfield Corp, BAM Partnership and BAM Partners is 181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada. The principal business address of BIP and BIPL is 73 Front Street, 5th Floor, Hamilton HM12, Bermuda.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with FirstEnergy

We are party to several agreements with FirstEnergy, which held 50.1% of our outstanding membership interests as of December 1, 2024.

Service Agreement

We, as well as other subsidiaries of FE, are party to a Service Agreement with FESC, pursuant to which FESC provides services to us and other subsidiaries of FE. Among other things, FESC provides us with basic operating services including, but not limited to, executive services, accounting and finance, internal auditing, risk management, human resources, corporate affairs, corporate communications, information technology, policy and compliance, records management, and legal services. We may also request additional services from FESC, such as operations management, construction, maintenance, asset oversight, customer service, rates and regulatory affairs, environmental, corporate real estate, strategic planning and operations, business development, and investment management. Since January 1, 2024 through September 30, 2024 and for the years ended December 31, 2023, 2022 and 2021, we compensated FESC an aggregate amount of approximately $171 million and, $217 million, $202 million and $178 million, respectively, for services provided under the Service Agreement.

Money Pool Agreement

We, as well as other FE regulated subsidiaries, including FET’s Regulated Transmission Subsidiaries, have entered into a money pool agreement which provides for the ability to borrow from each other and FE to meet short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and the respective regulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the regulated pool and is based on the average cost of funds available through the money pool.

Ground Leases

Two of FET’s subsidiaries, ATSI and MAIT, had ground lease expense transactions with affiliated companies of $25 million for the years ended December 31, 2023, 2022 and 2021, and $18 million for the nine month period ended September 30, 2024.

ATSI has a ground lease with OE, Penn, CEI and TE under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, OE, Penn, CEI, and TE reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments.

MAIT has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years.

Mutual Assistance Agreement

We entered into a Mutual Assistance Agreement with other subsidiaries of FE, pursuant to which we and the other subsidiaries of FE are able to request and receive non-power goods and services from one another consistent with the terms and conditions of the agreement. Since January 1, 2024 through September 30, 2024 and for the years ended December 31, 2023, 2022 and 2021, we compensated subsidiaries of FE an aggregate amount of approximately $40 million, $64 million, $35 million and $34 million, respectively, for goods and services provided under the Mutual Assistance Agreement.

Income Tax Allocation Agreement

We have entered into an income tax allocation agreement with our subsidiaries that sets forth the terms for allocating the consolidated tax liability of the FET consolidated federal income tax group, reimbursing FET for payment of such tax liability, and compensating any member of the group for use of its tax losses or credits. FET, as the parent company of the FET consolidated federal income tax group, is responsible for filing the consolidated federal income tax return of the group. FET and its subsidiaries also continue to be a party to a similar tax allocation agreement with FE with respect to certain state combined return groups and for the tax periods (or the portion thereof) ending on or before March 25, 2024.

Fourth Amended and Restated Limited Liability Company Agreement

FE and Brookfield are party to the A&R FET LLC Agreement, which was entered into as of March 25, 2024 in connection with the FET Equity Interest Sale. The A&R FET LLC Agreement establishes the general framework for managing FET, including the relationship between FE and Brookfield as members of FET, and confers certain governance rights to Brookfield so long as certain requisite ownership percentages are maintained. As described under “Management — Directors,” for so long as Brookfield maintains at least a 19.8% ownership interest in FET, Brookfield has the right to appoint two out of the five members of the FET board (with the remaining directors being appointed by FE). In the event that (a) Brookfield’s ownership of FET’s common membership interests decreases below 19.8%, but is at least 9.9%, Brookfield shall designate one of its appointed directors for removal from the FET Board such that there is one remaining Brookfield-appointed director, and (b) Brookfield’s ownership of FET’s common membership interests decreases below 9.9%, the remaining Brookfield-appointed director shall be automatically removed from the FET Board. Correspondingly, in the event that (i) FE is no longer directly or indirectly the beneficial owner of at least a majority of FET’s common membership interests but is the beneficial owner of at least 19.8% of FET’s common membership interests, FE shall designate one director appointed by FE for removal from the FET Board such that there are two remaining FE-appointed directors, (ii) FE is no longer directly or indirectly the beneficial owner of at least 19.8% of FET’s common membership interests but is the beneficial owner of at least 9.9%, FE shall designate one or more of its appointed FET directors for removal from the FET Board such that there is one remaining FE-appointed director, and (iii) FE no longer directly or indirectly beneficially owns at least 9.9% of FET’s common membership interests, then the remaining FE-appointed director shall be automatically removed from the FET Board.

For so long as Brookfield maintains at least a 30.0% ownership interest in FET, certain additional actions require the consent, vote or approval of Brookfield before such actions can be taken by FET. Such actions include, among other things, certain acquisitions or dispositions in excess of certain dollar thresholds, establishing or amending the annual budget, incurring cost overruns on certain capital expenditure projects during any fiscal year in excess of a certain percentage overage of the budgeted amounts or incurring cost overruns on the aggregate capital expenditure budget of FET’s subsidiaries during any fiscal year in excess of a certain percentage overage of the aggregated budgeted amount, material decisions relating to litigation where either the liability of FET would reasonably be expected to exceed a certain threshold dollar amount or such proceeding would reasonably be expected to have an adverse effect on Brookfield or FET, making certain material regulatory filings, incurring or refinancing indebtedness by FET or its subsidiaries, which, in the case of its subsidiaries, would reasonably be expected to cause such subsidiary to deviate from its targeted capital structure, entering into joint ventures, appointing or replacing any member of its transmission leadership team, amending the accounting policies of FET or its subsidiaries (but only if FE is no longer the majority owner of FET), taking any action that would reasonably be expected to cause a default or breach of any material contract of FET or any of its subsidiaries, creating certain material liens (excluding certain permitted liens), or causing any reorganization of FET or any of its subsidiaries. The A&R FET LLC Agreement also includes provisions relating to the resolution of disputes and to address deadlocks.

Related Person Policies and Procedures

The A&R FET LLC Agreement sets forth certain procedures to be followed in the event of affiliate transactions that may occur between FET and its subsidiaries (the “Company Group”), on the one hand, and FE and its subsidiaries, other than FET and FET’s subsidiaries (the “FE Outside Group”), on the other. The A&R FET LLC Agreement requires that such affiliate transactions be entered into and carried out in a manner that, except as may be required by any applicable law, is (i) consistent with past practices and the corporate allocation and affiliate transaction policies of the FE Outside Group and the Company Group in effect at such time, (ii) on commercially reasonable terms and conditions, and (iii) in accordance with the requirements of any applicable law. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Outstanding Notes with an opportunity to acquire New Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the New Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

The Outstanding Notes were originally issued and sold on September 5, 2024 to the initial purchasers, pursuant to the purchase agreement dated September 3, 2024. The Outstanding Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act (“Rule 144A”), (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Outstanding Notes, we entered into a registration rights agreement in respect to each series of Outstanding Notes on September 5, 2024, among FET and the initial purchasers (each, a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”), pursuant to which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement covering the exchange by us of the New Notes for the Outstanding Notes, pursuant to the exchange offer. The Registration Rights Agreements provide that we will use our reasonable best efforts to cause to be filed with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and cause the exchange offer to be commenced promptly after the exchange offer registration statement is declared effective by the SEC to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for New Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the New Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the applicable Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for New Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of New Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will cause any and all Outstanding Notes to be accepted that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer; provided that, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the New Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the New Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the New Notes will not contain the registration rights and increased interest provisions contained in the Outstanding Notes; and

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on your Outstanding Notes.

The New Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on    , 2025, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	mail to the registered holders an announcement of any extension and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

a.	to delay accepting any Outstanding Notes,

b.	to extend the exchange offer, or

c.	to terminate the exchange offer, or

(2)

to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Outstanding Notes through Brokers and Banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender your Outstanding Notes for New Notes. Therefore, to tender Outstanding Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON      , 2025.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is engaging in or intends to engage in a distribution of the New Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is an “affiliate” as defined under Rule 405 of the Securities Act; and

(5)

if you or another person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

You may tender some or all of your Outstanding Notes in this exchange offer. However, your Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Outstanding Notes;

(2)	Account number of the beneficial owner tendering such Outstanding Notes;

(3)	Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the exchange agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of holders of the Outstanding Notes.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

We will accept validly tendered Outstanding Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Outstanding Notes to be withdrawn; and

(2)

identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Outstanding Notes; specify the name and number of an account at the DTC to which your withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes and may terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the New Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By Mail or in Person

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank Trust Company, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer Taxes

If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING NOTES

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the applicable Registration Rights Agreement and described above, and your Outstanding Notes will continue to be subject to the provisions of the Indenture governing the Outstanding Notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the exchange offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Outstanding Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreements also require that we cause to be filed a shelf registration statement if:

(1)

the Issuer determines that the registration of the New Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2)

a holder participating in the exchange offer does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3)	the exchange offer is not for any reason completed by the 366th day after the initial issuance of the Outstanding Notes; or

(4)	the Issuer receives a written request from any Initial Purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Outstanding Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Outstanding Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Outstanding Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Outstanding Notes are sold under an effective shelf registration statement that we have caused to be filed; or

(4)	the Outstanding Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

The Outstanding Notes were issued on September 5, 2024 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $400,000,000 aggregate principal amount of New 2030 Notes and up to $400,000,000 aggregate principal amount of New 2035 Notes. The New Notes will be issued under an indenture dated as of May 19, 2014, as amended and supplemented by the First Supplemental Indenture dated as of October 4, 2024, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by Officer’s Certificates for the 2030 Notes and 2035 Notes (collectively, the “Indenture”), under which the Outstanding Notes were also issued. The following statements relating to the Notes, and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture does not limit the aggregate principal amount of senior notes that we may issue under the Indenture.

The New Notes of each series will be treated as a single class with any Outstanding Notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Outstanding Notes who do not exchange their Outstanding Notes for New Notes will vote together with the holders of the applicable series of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes of the applicable series issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Outstanding Notes of such series that remain outstanding after the exchange offer will be aggregated with the New Notes of such series, and the holders of these Outstanding Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the exchange offer for the Outstanding Notes is consummated, such percentage in aggregate principal amount of such Outstanding Notes and the New Notes of the applicable series then outstanding. As used in this Description of the Notes, the term “Notes” refers to both the Outstanding Notes and the New Notes, the term “2030 Notes” refers to the Outstanding 2030 Notes and the New 2030 Notes, and the term “2035 Notes” refers to the Outstanding 2035 Notes and the New 2035 Notes.

General

The 2030 Notes will mature on January 15, 2030, and the 2035 Notes will mature on January 15, 2035, unless earlier redeemed as described under “—Optional Redemption” below.

We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the Notes. There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, equity securities of FirstEnergy.

Ranking

The Notes will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of September 30, 2024, we had $2.8 billion of senior unsecured and unsubordinated long-term indebtedness outstanding and no other long-term debt outstanding.

The New Notes will be effectively subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including:

•	trade payables;

•	ATSI’s $75 million aggregate principal amount of outstanding 4.00% Senior Notes due 2026;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.32% Senior Notes due 2030;

•	ATSI’s $100 million aggregate principal amount of outstanding 4.38% Senior Notes due 2031;

•	ATSI’s $150 million aggregate principal amount of outstanding 3.66% Senior Notes due 2032;

•	ATSI’s $600 million aggregate principal amount of outstanding 2.65% Senior Notes due 2032;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.13% Senior Notes due 2033;

•	ATSI’s $400 million aggregate principal amount of outstanding 5.00% Senior Notes due 2044;

•	ATSI’s $75 million aggregate principal amount of outstanding 5.23% Senior Notes due 2045;

•	ATSI’s $150 million aggregate principal amount of outstanding 5.63% Senior Notes due 2034;

•	MAIT’s $600 million aggregate principal amount of outstanding 4.10% Senior Notes due 2028;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.60% Senior Notes due 2032;

•	MAIT’s $175 million aggregate principal amount of outstanding 5.39% Senior Notes due 2033;

•	MAIT’s $250 million aggregate principal amount of outstanding 5.94% Senior Notes due 2034;

•	MAIT’s $125 million aggregate principal amount of outstanding 3.70% Senior Notes due 2035;

•	TrAIL’s $75 million aggregate principal amount of outstanding 3.76% Senior Notes due 2025; and

•	TrAIL’s $550 million aggregate principal amount of outstanding 3.85% Senior Notes due 2025.

Interest

Interest on the Notes will:

•	be payable in U.S. dollars at the rate of 4.550% per annum for the 2030 Notes and 5.000% per annum for the 2035 Notes;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable on a semi-annual basis in arrears, on January 15 and July 15 of each year, beginning on January 15, 2025;

•	initially accrue from, and include, the date of original issuance; and

•

be paid to the persons in whose names the Notes are registered at the close of business on the regular record date, which is the business day immediately preceding the interest payment date (other than an interest payment date that is a maturity date or a redemption date), so long as the Notes are issued in the form of global securities deposited with or on behalf of DTC or a successor depositary and otherwise, the record date will be the fifteenth calendar day next preceding the interest payment date (whether or not a business day); provided, however, that if and to the extent we shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the respective persons in whose names such outstanding New Notes are registered at the close of business on a date (the “Subsequent Record Date”) not more than 15 days and not less than 10 days prior to the date of payment of such defaulted interest, such Subsequent Record Date to be established by the

Trustee, and by notice given by mail by or on behalf of us to the registered owners of such New Notes not less than 10 days preceding such Subsequent Record Date. Notwithstanding the foregoing, interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. If any interest payment date should fall on a day that is not a business day, then the interest payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period with respect to the payment so deferred.

Additional interest is payable with respect to the applicable series of Notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable for such series) as described in this prospectus under the heading “The Exchange Offer.” The Company shall pay all additional interest, if any, on the interest payment date for the period for which additional interest has accrued in the same manner as interest is paid on the applicable series of Notes. References herein to “interest” are deemed to include additional interest unless the context expressly requires otherwise.

Optional Redemption

Prior to December 15, 2029 (one month prior to the maturity date of the 2030 Notes) (the “2030 Notes Par Call Date”), we may redeem the 2030 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the 2030 Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Prior to October 15, 2034 (three months prior to the maturity date of the 2035 Notes) (the “2035 Notes Par Call Date” and, together with the 2030 Notes Par Call Date, the “Par Call Dates”), we may redeem the 2035 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the 2035 Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Notes of a series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to determine the Redemption Price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot or, in the case of global Notes, in accordance with the applicable procedures of the depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, partnership, trust company or trust, and we may convey, transfer or lease all or substantially all of our assets to any corporation, partnership, trust company or trust, provided that (other than in the case of the conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries):

•

the resulting corporation, partnership, trust company or trust, if other than us, is organized and existing under the laws of the United States or any U.S. state and assumes all of our obligations on the Notes under the Indenture;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default or, with respect to any series, a covenant breach, and no event that, after notice or lapse of time or both, would become an event of default or a covenant breach shall have happened and be continuing under the Indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The surviving business entity will succeed to, and be substituted for, us under the Indenture and, except in the case of a lease, we shall be released from all obligations under the Indenture and the Notes.

The covenants contained in the Indenture and the Notes will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring or other highly leveraged transaction.

Events of Default

An event of default with respect to a series of Notes is defined in the Indenture as being any one of the following:

•

failure to pay interest on the Notes of such series, including additional interest payable pursuant to the applicable Registration Rights Agreement, when it becomes due and payable, and continuance of such default for a period of 30 days;

•	failure to pay principal of and premium, if any, on the Notes of such series when due and payable, whether at stated maturity or upon earlier acceleration or redemption;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding Notes of such series; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the Notes of such series can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership.

We are required to deliver to the Trustee each year an officer’s certificate as to whether we are in compliance with the conditions and covenants under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of a series of Notes of any default, except in payment of principal of, or premium, if any, or interest on, the Notes of such series, if the Trustee in good faith determines that it is in the interest of the holders of the Notes of such series to do so.

The Indenture provides that, if an event of default with respect to the Notes of a series occurs and continues, either the Trustee or the holders of 33% or more in aggregate principal amount of such series of Notes may declare the principal amount of such series of Notes to be due and payable immediately. However, if the event of default is applicable to all outstanding Notes under the Indenture (including the Notes), only the Trustee or holders of at least 33% in principal amount of all outstanding Notes of all series, voting as one class, and not the holders of the Notes or any other series of Notes, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the Notes of a series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all Notes of such series,

•	the principal of and premium, if any, on any Notes of such series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the Notes of such series has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless the holders shall have offered to the Trustee reasonable indemnity.

Subject to the provision for indemnification, the holders of a majority in principal amount of the Notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series of Notes. However, if the event of default relates to more than one series of Notes, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction, provided, that such direction not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. The Trustee may take any other action, deemed proper by the Trustee, which is not inconsistent with any such direction.

Modification with Consent of Holders

Under the Indenture, our rights and the rights of the holders of the Notes of a series may be changed with the consent of the holders representing a majority in principal amount of the outstanding Notes of such series and all other outstanding series of Notes affected by the change, provided, that the following changes may not be made without the consent of the holders of each outstanding Senior Note of such series affected thereby:

•

change the stated maturity of the principal of or any installment of principal of or interest on any Senior Note of such series, or reduce the principal amount or the amount of any installment of interest on or the rate of interest on any Senior Note of such series, or change the method of calculating such rate or reduce any premium payable upon the redemption, or change the coin or currency or other property in which any Senior Note of such series or any premium, if any, or the interest on such Senior Note of such series is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Senior Note of such series or, in the case of redemption, on or after the redemption date;

•

reduce the percentage in principal amount of the outstanding Notes of such series, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or any default under the Indenture and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain provisions of the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

Modification of the Indenture without Consent of Holders

The Indenture also permits us and the Trustee to amend the Indenture without the consent of the holders of the Notes of a series for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the Notes of such series;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the Notes of such series, in any material respect, such change, elimination, or addition will become effective when:

•	the consent of the holders of the Notes of such series has been obtained in accordance with the Indenture; or

•	no Notes of such series remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the Notes;

•	to make such provisions as may be necessary to issue any exchange notes issued in exchange for the Notes of such series pursuant to the applicable Registration Rights Agreement or similar agreement;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Notes;

•	to change any place where principal, premium, if any, and interest shall be payable, the Notes may be surrendered for registration of transfer or exchange and notices to us may be served;

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of the Notes of such series in any material respect; or

•	at our election, to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, if such qualification is required.

Satisfaction and Discharge

We will be discharged from our obligations on the Notes of a series, or any portion of the principal amount of the Notes of such series, if we:

(1)

irrevocably deposit with the Trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the Notes of such series at their stated maturity or earlier acceleration or redemption; and

(2)	if such deposit was made prior to the maturity of the Notes of such series, deliver to the Trustee:

(a)

a company order stating that the money and eligible obligations deposited in accordance with the Indenture will be held in trust and, if eligible obligations have been deposited, certain opinions of counsel and of an independent public accountant;

(b)

an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of the Notes of such series, or the portions thereof, will have been satisfied and discharged as contemplated in the Indenture; and

(c)

an opinion of counsel to the effect that, other than as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the Notes of such series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for the Notes of such series, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in clauses (b) and (c) above, the holders of the Notes of such series will no longer be entitled to the benefits of certain of our covenants under the Indenture, including the covenant described below in “—Limitation on Liens.” Our indebtedness in respect of such series of Notes, however, will not be deemed to have been satisfied and discharged prior to their maturity, and the holders of such series of Notes may continue to look to us for payment of the indebtedness represented by such series of Notes.

The Indenture will be deemed satisfied and discharged when no Notes of such series remain outstanding and when we have paid all other sums payable by us under the Indenture. Subject to any applicable abandoned property laws, all moneys we pay to the Trustee or any paying agent on the Notes of such series which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of such series of Notes may look only to us for payment and not the Trustee or any paying agent.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety unless:

•	the successor is an entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia;

•

the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Notes and all other outstanding Notes under the Indenture and the performance of every covenant of the Indenture and the Registration Rights Agreements to be performed or observed by us;

•

immediately after giving effect to the transactions, no event of default with respect to the Notes or any other series of Notes outstanding under the Indenture and no event which after notice or lapse of time or both would become an event of default with respect to the Notes or any other series of Notes outstanding under the Indenture will have occurred and be continuing; and

•	we deliver to the Trustee an officer’s certificate and opinion of counsel stating that such transactions and such supplemental indenture comply with the Indenture.

Upon any permitted consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor entity formed by the consolidation or into which we are merged or to which the transfer is made will succeed us, and be substituted for us, and may exercise every right and power of ours, under the Indenture with the same effect as if the successor entity had been named as “the Company” in the Indenture, and we will be released from all obligations under the Indenture.

Certain Covenants

Limitation on Liens

The Indenture provides that we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the Notes and all other outstanding Notes under the Indenture and all other indebtedness entitled to be so secured.

This restriction does not apply to, or prevent the creation or existence of, or, in the case of the first two bullets below, does not apply to, or prevent the creation or existence of, any extension, renewal or refunding of:

•

any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after such time to secure the purchase price for the capital stock;

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations;

•	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided, that:

•

the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30-day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

•	the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

•

so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order has not been fully terminated or the period within which these proceedings may be initiated has not expired; or

•

any mortgage, pledge, security interest, lien or encumbrance upon any capital stock of any subsidiary that we directly own to secure interim construction financing for new projects undertaken by such subsidiary to improve the transmission system, provided, that:

•

the amount of outstanding Indebtedness secured by such mortgage, pledge, security interest, lien or encumbrance under this clause, together with outstanding indebtedness secured by liens pursuant to the paragraph below, does not exceed the greater of 40% of our Consolidated Net Tangible Assets or 40% of our Total Capitalization; and

•	such mortgage, pledge, security interest, lien or encumbrance under this clause are discharged not later than 90 days following the date that such new projects are placed into service.

We may, without securing the Notes or any other outstanding Notes of any other series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness that would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed the greater of 15% of our Consolidated Net Tangible Assets or 15% of our Total Capitalization.

For purposes of this covenant:

•

“Consolidated Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names and patents; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests; and

•

“Total Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; (ii) accumulated other comprehensive income; (iii) noncontrolling interest; and (iv) common stock, preferred stock, hybrid preferred securities, member’s equity, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury.

These amounts will be determined in accordance with accounting principles generally accepted in the United States and as of a date not more than 60 days prior to the happening of an event for which the determination is being made.

The foregoing limitation does not limit in any manner:

•	our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

•	our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

•	the ability of any of our subsidiaries to place liens on any of their assets.

Availability of Financial Statements

So long as any of the Notes are outstanding:

(1)

at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, we will make available to the holders of the Notes our audited annual and unaudited quarterly financial statements within 105 days after the end of the period covered by such financial statements either by posting such financial statements on a website (which may be a private website or any website maintained by the SEC, including EDGAR) or by delivering such financial statements through any other method as may be permitted by the procedures of DTC. For the avoidance of doubt, “financial statements,” as used in the Indenture, will include only a balance sheet, a statement of operations and a statement of cash flows, each prepared in accordance with generally accepted accounting principles (United States or, as may become applicable in the future, international) and such financial statements need not satisfy the requirements of Regulation S-X under the Securities Act and, in the case of such statements that are unaudited, may be subject to year-end adjustments and may exclude detailed footnotes; and

(2)

at any time the Company is subject to Section 13 or 15(d) of the Exchange Act, any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

Resignation or Removal of Trustee

The Trustee may resign at any time by giving us written notice or may be removed at any time by the holders of a majority in principal amount of the Notes and all other outstanding Notes under the Indenture. The resignation or removal of the Trustee and appointment of a successor trustee will not be effective until the successor trustee accepts the appointment in accordance with the Indenture. In addition, so long as no event of default under the Indenture or event which, after notice or lapse of time, or both, would become an event of default under the Indenture has occurred and is continuing, under certain circumstances, we may, by resolution of our Board of Directors, appoint a successor trustee. If that successor accepts the appointment, the Trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

Concerning the Trustee

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) is the Trustee under the Indenture. The Indenture provides that our obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Notes upon all property and funds held or collected by the Trustee as such.

The Indenture provides that the Trustee shall be subject to and shall comply with the provisions of Section 310(b) of the TIA, and that nothing in the Indenture shall be deemed to prohibit the Trustee or us from making any application permitted pursuant to such section. The Trustee is also a depositary of certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Book-Entry

Global Notes

The Notes will initially be represented by one or more global certificates, which will be issued in definitive, fully registered, book-entry form. The global certificates will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Notes purchased pursuant to Regulation S will initially be represented by the Temporary Regulation S Global Certificate. After the expiration of the period ending 40 days after the later of the commencement of the offering and the date the Notes were initially issued (the “Regulation S Distribution Compliance Period”), holders of beneficial interests in the Temporary Regulation S Global Certificate may exchange their beneficial interests for beneficial interests in a permanent global certificate representing Notes purchased pursuant to Regulation S, upon certification that such beneficial owner is not a “U.S. person” as such term is used in Regulation S or upon certification that such beneficial owner is a U.S. person who purchased its interest in the Notes in a transaction that did not require registration of the Notes under the Securities Act. Prior to the expiration of the Regulation S Distribution Compliance Period, any sale or transfer of interests in Notes purchased pursuant to Regulation S to, or for the account or benefit of, U.S. persons will not be permitted.

DTC, Clearstream and Euroclear

Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global certificates through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global certificates on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the initial purchasers, nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”, and together with the Direct Participants, the “Participants”).

•

The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The information on such website is specifically not incorporated by reference into this prospectus.

•

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

•

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Beneficial Owners of Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Registrar and request that copies of notices be provided directly to them.

•

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

•

Redemption proceeds and distributions on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the date such amounts are payable in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

•

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated Notes are required to be printed and delivered.

•	We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC:

•

upon deposit of the global certificate with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the initial purchasers with portions of the principal amounts of the Notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a global certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the Notes of the applicable series represented by that global certificate for all purposes under the Indenture and under the Notes of such series. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a global certificate will not be entitled to have Notes represented by that global certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global certificate must rely on the procedures of DTC and, if that holder is not a Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global certificate.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global certificate, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global certificates as shown in the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global certificates held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The Participants will be responsible for those payments.

Payments on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global certificate upon surrender by DTC of the global certificates if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by such global certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

Governing Law

The Indenture and Outstanding Notes are, and the New Notes will be, governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations related to the exchange of Outstanding Notes for New Notes in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary is limited to holders who hold their Outstanding Notes as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes). This summary does not address all aspects of U.S. federal income taxes related to the exchange of Outstanding Notes for New Notes in the exchange offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including investors subject to the rules of Section 451(b) by reason of their use of certain financial statements, dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax-deferred accounts, investors subject to the alternative minimum tax, and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Outstanding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders of Outstanding Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and their members; and

•	tax consequences to certain former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Outstanding Notes, the tax treatment of the exchange offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the tax consequences of the exchange offer.

This summary of U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction. This summary also does not address any U.S. federal tax consequences other than income tax, such as U.S. federal alternative minimum tax consequences, the potential application of the Medicare tax on net investment income, and any U.S. federal estate or gift tax consequences. If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of Outstanding Notes for New Notes will not constitute a taxable exchange. As a result, (1) a holder of Outstanding Notes should not recognize a taxable gain or loss as a result of exchanging such holder’s Outstanding Notes for New Notes, (2) the holding period of the New Notes received should include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. The United States federal income tax consequences of holding and disposing of your New Notes generally will be the same as those applicable to your Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the commencement of the exchange offer, we have agreed to cause this prospectus, as amended or supplemented, to be made available to any broker-dealer for use in connection with any such resale. In addition, until      , all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the commencement of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than underwriting discounts and commissions and any brokerage commissions and transfer taxes and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Morgan, Lewis & Bockius, LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
Glossary of Terms	F-2

Report of Independent Registered Public Accounting Firm for the financial statements as of December 31, 2023, 2022 and 2021, which comprise the Balance Sheets as of December 31, 2023 and 2022 and the Statements of Income, of Members’ Equity, and of Cash Flows for the Years Ended December 31, 2023, 2022 and 2021

F-5
Statements of Income for the Years Ended December 31, 2023, 2022 and 2021	F-7
Balance Sheets as of December 31, 2023 and 2022	F-8
Statements of Members’ Equity for the Years Ended December 31, 2023, 2022 and 2021	F-9
Statements of Cash Flows for the Years Ended December 31, 2023, 2022 and 2021	F-10
Notes to Financial Statements	F-11
Schedule I - Condensed Financial Information of Parent FirstEnergy Transmission, LLC	F-36

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
Glossary of Terms	F-39
Statements of Income for the Three and Nine Months Ended September 30, 2024 and 2023	F-42
Balance Sheets as of September 30, 2024 and December 31, 2023	F-43
Statements of Common Members’ Equity for the Nine Months Ended September 30, 2024 and 2023	F-44
Statements of Cash Flows for the Nine Months Ended September 30, 2024 and 2023	F-45
Notes to Financial Statements	F-46

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in these financial statements to identify FirstEnergy Transmission, LLC and its current and former subsidiaries and affiliated companies:

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET
CEI	The Cleveland Electric Illuminating Company, an Ohio electric power company subsidiary of FE
Electric Companies	OE, CEI, TE, FE PA, JCP&L, MP, and PE
FE	FirstEnergy Corp., a public electric power holding company
FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FET	FirstEnergy Transmission, LLC a consolidated VIE of FE and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a New Jersey electric power company subsidiary of FE
KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE
MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET
ME	Metropolitan Edison Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
MP	Monongahela Power Company, a West Virginia electric power company subsidiary of FE
OE	Ohio Edison Company, an Ohio electric power company subsidiary of FE
Ohio Companies	CEI, OE and TE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a Maryland and West Virginia electric power company subsidiary of FE
Penn	Pennsylvania Power Company, a former Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024
Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024
PN	Pennsylvania Electric Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
TE	The Toledo Edison Company, an Ohio electric power company subsidiary of FE
TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET
WP	West Penn Power Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:

2021 Credit Facilities	Collectively, the two separate senior unsecured five-year syndicated revolving credit facilities entered into by FE, FET, ATSI, MAIT and TrAIL, on October 18, 2021, as amended through October 20, 2023
2023 Credit Facilities	Collectively, the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 20, 2023
A&R FET LLC Agreement	Fourth Amended and Restated Limited Liability Company Operating Agreement of FET
AEP	American Electric Power Company, Inc.
AFSI	Adjusted Financial Statement Income
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
Brookfield	North American Transmission Company II L.P., a Delaware limited partnership and a controlled investment vehicle entity of Brookfield Super-Core Infrastructure Partners
Brookfield Guarantors	Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (ER) SCSp
CFIUS	Committee on Foreign Investments in the United States
DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and U.S. Attorney’s Office for the Southern District of Ohio
EH	Energy Harbor Corp
EPA	United States Environmental Protection Agency
ERO	Electric Reliability Organization
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FE Board	The Board of Directors of FirstEnergy Corp.
FE Revolving Facility	FE and the Electric Companies’ former five-year syndicated revolving credit facility, as amended, and replaced by the 2021 Credit Facilities on October 18, 2021
FERC	Federal Energy Regulatory Commission
FET Board	The Board of Directors of FET
FET LLC Agreement	Third Amended and Restated Limited Liability Company Operating Agreement of FET
FET Minority Equity Interest Sale	Sale of an additional 30% membership interest of FET, such that Brookfield will own 49.9% of FET
FET P&SA I	Purchase and Sale Agreement entered into on November 6, 2021, by and between FE, FET, Brookfield, and Brookfield Guarantors
FET P&SA II	Purchase and Sale Agreement entered into on February 2, 2023, by and between FE, FET, Brookfield, and the Brookfield Guarantors
FET Revolving Facility	FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023
Fitch	Fitch Ratings Service
FPA	Federal Power Act
GAAP	Accounting Principles Generally Accepted in the United States of America
HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly
IRA of 2022	Inflation Reduction Act of 2022
IRS	Internal Revenue Service
kV	Kilovolt

LIBOR	London Inter-Bank Offered Rate
LOC	Letter of Credit
MDPSC	Maryland Public Service Commission
MISO	Midcontinent Independent System Operator, Inc.
Moody’s	Moody’s Investors Service, Inc.
N.D. Ohio	Federal District Court, Northern District of Ohio
NERC	North American Electric Reliability Corporation
NOL	Net Operating Loss
OAG	Ohio Attorney General
OCC	Ohio Consumers’ Counsel
ODSA	Ohio Development Service Agency
OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG
OPEB	Other Postemployment Benefits
PJM	PJM Interconnection, LLC
PJM Tariff	PJM Open Access Transmission Tariff
PPUC	Pennsylvania Public Utility Commission
PUCO	Public Utilities Commission of Ohio
RFC	ReliabilityFirst Corporation
ROE	Return on Equity
RTO	Regional Transmission Organization
S.D. Ohio	Federal District Court, Southern District of Ohio
SEC	United States Securities and Exchange Commission
SLC	Special Litigation Committee of the FE Board
SOFR	Secured Overnight Financing Rate
S&P	Standard & Poor’s Ratings Service
Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017
VIE	Variable Interest Entity
VSCC	Virginia State Corporation Commission
WVPSC	Public Service Commission of West Virginia

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of FirstEnergy Transmission, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FirstEnergy Transmission, LLC and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income, of members’ equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes and schedule of condensed financial information of parent as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 listed in the index appearing on page F-1 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the Effects of Rate Regulation

As described in Note 1 to the consolidated financial statements, the Company is subject to regulation that sets the prices (rates) the Company is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows. Management reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, management will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. As of December 31, 2023, there were $15 million of regulatory assets and $307 million of regulatory liabilities.

The principal considerations for our determination that performing procedures relating to accounting for the effects of rate regulation is a critical audit matter is a high degree of auditor effort in performing procedures and evaluating audit evidence related to the recovery of regulatory assets and the settlement of regulatory liabilities.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) obtaining the Company’s correspondence with regulators, (ii) evaluating the reasonableness of management’s assessment regarding regulatory guidance, proceedings, and legislation and the related accounting implications, and (iii) testing, on a sample basis, the regulatory assets and liabilities by considering the provisions outlined in rate orders and other correspondence with regulators.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

October 8, 2024

We have served as the Company’s auditor since 2011.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2023	2022	2021
REVENUES:
Revenues from non-affiliates	$1,636	$1,523	$1,332
Revenues from affiliates	16	15	15

Total revenues	1,652	1,538	1,347

OPERATING EXPENSES:
Other operating expenses(1)	313	378	249
Provision for depreciation	291	263	256
Amortization of regulatory assets, net	6	6	15
General taxes	256	247	238

Total operating expenses	866	894	758

OPERATING INCOME	786	644	589

OTHER INCOME (EXPENSE):
Interest income from affiliates	16	49	6
Miscellaneous income, net	2	2	2
Pension and OPEB mark-to-market adjustment	(31)	(11)	19
Interest expense—other	(220)	(207)	(219)
Interest expense—affiliates	(17)	(49)	(4)
Capitalized financing costs	38	36	26

Total other expense	(212)	(180)	(170)

INCOME BEFORE INCOME TAXES	574	464	419
INCOME TAXES	136	111	103

NET INCOME	438	353	316
Income attributable to noncontrolling interest	69	59	61

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$369	$294	$255

(1)	Includes $350 million, $297 million and $272 million for the years ended December 31, 2023, 2022 and 2021, respectively, of related party costs, certain of which are subject to capitalization.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76	$77
Receivables—
Affiliated companies	10	12
Other	88	79
Notes receivable from affiliated companies	17	1,554
Prepaid taxes and other	23	24

	214	1,746

PROPERTY, PLANT AND EQUIPMENT:
In service	11,861	11,078
Less—Accumulated provision for depreciation	2,410	2,242

	9,451	8,836
Construction work in progress	770	523

	10,221	9,359

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Goodwill	224	224
Investments	19	20
Regulatory assets	15	1
Property taxes	277	247
Operating lease right-of-use asset(1)	413	413
Other	36	30

	984	935

TOTAL ASSETS	$11,419	$12,040

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings—affiliated companies	$383	$154
Note payable to affiliated company	—	1,168
Accounts payable—affiliated companies	30	30
Accounts payable—other	2	—
Accrued taxes	262	278
Accrued interest	62	58
Other	14	7

	753	1,695

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	5,275	4,949
Accumulated deferred income taxes	1,218	1,129
Property taxes	277	247
Regulatory liabilities	307	443
Noncurrent operating lease obligation(2)	406	406
Other	8	8

	7,491	7,182

TOTAL LIABILITIES	8,244	8,877

MEMBERS’ EQUITY:
Members’ equity	2,250	2,312
Retained earnings	159	88

Total members’ equity	2,409	2,400
Noncontrolling interest	766	763

TOTAL EQUITY	3,175	3,163

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 9)

TOTAL LIABILITIES AND EQUITY	$11,419	$12,040

(1)	Includes $410 million as of December 31, 2023 and 2022 associated with related party leases.
(2)	Includes $404 million and $405 million as of December 31, 2023 and 2022, respectively, associated with related party leases.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2021	$1,057	$945	$2,002	$753	$2,755
Net income		255	255	61	316
Consolidated tax benefit allocation	6		6		6
Dividends declared		(130)	(130)		(130)
Distribution to noncontrolling interest			—	(55)	(55)

Balance, December 31, 2021	$1,063	$1,070	$2,133	$759	$2,892

Net income		294	294	59	353
Consolidated tax benefit allocation	27		27	2	29
Dividends declared	(1,196)	(1,276)	(2,472)		(2,472)
Minority interest sale, net of issuance costs(1)	2,348		2,348		2,348
Equity contribution from parent	61		61		61
Equity contribution from Brookfield	9		9		9
Distribution to noncontrolling interest			—	(57)	(57)

Balance, December 31, 2022	$2,312	$88	$2,400	$763	$3,163

Net income		369	369	69	438
Dividends declared	(62)	(298)	(360)		(360)
Distribution to noncontrolling interest			—	(66)	(66)

Balance, December 31, 2023	$2,250	$159	$2,409	$766	$3,175

(1)	Includes $27 million of issuance costs. See Note 1, “Organization and Basis of Presentation,” for additional information on the minority interest sale.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2023	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$438	$353	$316
Adjustments to reconcile net income to net cash from operating activities—
Depreciation, amortization and impairments	292	276	300
Pension and OPEB mark-to-market adjustment	31	11	(19)
Deferred income taxes and investment tax credits, net	90	44	98
Allowance for equity funds used during construction	(26)	(29)	(15)
Transmission revenue collections, net	(138)	25	137
Changes in current assets and liabilities—
Receivables	(7)	27	15
Prepaid taxes and other current assets	2	(7)	—
Accounts payable—affiliated companies	(35)	(17)	(8)
Accrued taxes	(16)	30	22
Accrued interest	4	6	(8)
Other current liabilities	6	—	1
Other	(4)	(7)	2

Net cash provided from operating activities	637	712	841

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(1,042)	(836)	(643)
Loans with affiliated companies, net	1,537	(1,126)	572
Asset removal costs	(91)	(55)	(65)
Other	2	(5)	3

Net cash provided from (used for) investing activities	406	(2,022)	(133)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	325	—	1,250
Short-term borrowings—affiliated companies, net	229	105	1
Redemptions and Repayments-
Long-term debt	—	—	(400)
Short-term borrowings—affiliated companies, net	—	(50)	(1,311)
Equity contribution from parent	—	61	—
Capital contributions from Brookfield	—	9	—
Proceeds from FET minority interest sale, net of transaction costs	—	2,348	—
Cash dividends paid to noncontrolling interest	(66)	(57)	(55)
Dividend payments	(1,527)	(1,304)	(130)
Other	(5)	—	(9)

Net cash provided from (used for) financing activities	(1,044)	1,112	(654)

Net change in cash and cash equivalents	(1)	(198)	54
Cash and cash equivalents at beginning of period	77	275	221

Cash and cash equivalents at end of period	$76	$77	$275

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (received) during the year:
Interest (net of amounts capitalized)	$218	$240	$217
Income taxes, net of refunds	$74	$18	$(20)
Significant non-cash transactions:
Accrued capital investments	$116	$100	$43

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FET, a consolidated VIE of FE, is the parent of ATSI, MAIT, TrAIL and PATH. Through its subsidiaries, FET owns high-voltage transmission facilities in PJM, which consist of approximately 12,500 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, and has a rate base of $7.3 billion. FET plans, operates, and maintains its transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, FET and its subsidiaries comply with the regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC. FET does not have separate reportable segments.

FET and its subsidiaries consolidate all majority-owned subsidiaries over which they exercise control and, when applicable, entities for which they have a controlling financial interest. Intercompany transactions and balances are eliminated in consolidation as appropriate and permitted pursuant to GAAP. FET and its subsidiaries consolidate a VIE (MAIT) when it is determined to be a primary beneficiary. An enterprise has a controlling financial interest if it has both power and economic control, such that an entity has: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

MAIT, which is organized under Delaware law, is a consolidated VIE of FET. Following receipt of necessary regulatory approvals, on January 31, 2017, MAIT issued membership interests to FET and FE PA predecessors, PN and ME in exchange for their respective cash and transmission asset contributions. As of December 31, 2023, ME’s and PN’s approximate ownership of MAIT was 17% and 25%, respectively. As further discussed below, on January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE. MAIT owns and operates all of the FERC-jurisdictional transmission assets previously owned by ME and PN.

On November 6, 2021, FirstEnergy, along with FET, entered into the FET P&SA I, with Brookfield and the Brookfield Guarantors, pursuant to which FET agreed to issue and sell to Brookfield at the closing, and Brookfield agreed to purchase from FET, certain newly issued membership interests of FET, such that Brookfield would own 19.9% of the issued and outstanding membership interests of FET, for a purchase price of $2.375 billion. The transaction closed on May 31, 2022. KATCo, which was a subsidiary of FET, became a wholly owned subsidiary of FE prior to the closing of the transaction.

Pursuant to the terms of the FET P&SA I, on May 31, 2022, Brookfield, FET and FE entered into the FET LLC Agreement. The FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET from and following the closing. Under the FET LLC Agreement, Brookfield is entitled to appoint a number of directors to the FET Board, in approximate proportion to Brookfield’s ownership percentage in FET (rounded to the next whole number). The FET Board now consists of five directors, one appointed by Brookfield and four appointed by FE. The FET LLC Agreement contains certain investor protections, including, among other things, requiring Brookfield’s approval for FET and its subsidiaries to take certain major actions. Under the terms of the FET LLC Agreement, for so long as Brookfield holds a 9.9% interest in FET, Brookfield’s consent is required for FET or any of its subsidiaries to incur indebtedness (other than the refinancing of existing indebtedness on commercially reasonable terms reflecting then-current credit market conditions) that would reasonably be expected to result in FET’s consolidated Debt-to-Capital Ratio (as defined in the FET LLC Agreement) equaling or exceeding (i) prior to the fifth anniversary of the effective date, 65%, and (ii) thereafter, 70%. As discussed below, pursuant to the terms of the FET P&SA II and in connection with the closing thereof, Brookfield, FET and FE will enter into the A&R FET LLC Agreement, which will amend and restate in its entirety the FET LLC Agreement.

Certain prior year amounts have been reclassified to conform to the current year presentation, including presenting long-term debt and other long-term obligations within “Noncurrent Liabilities” on the Consolidated Balance Sheets as compared to “Total Capitalization”.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. FET and its subsidiaries have evaluated events and transactions for potential recognition or disclosure through March 8, 2024, the date the financial statements were originally available to be issued.

These annual financial statements have been subsequently updated on to incorporate information required by rules and regulations of the SEC, including the addition of changes in valuation allowances, further segregation of the income statement to include amounts associated with related parties and the inclusion of Schedule I - Condensed Financial Statement Information of Parent and related disclosure of information regarding restricted net assets of FET’s consolidated subsidiaries. In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through October 8, 2024, the date the financial statements were available to be reissued.

Economic Conditions

Post-pandemic economic conditions have increased supply chain lead times across numerous material categories, with some as much as tripling from pre-pandemic lead times. Several key suppliers have struggled with labor shortages and raw material availability, which along with inflationary pressure that appears to be moderating, have increased costs and decreased the availability of certain materials, equipment and contractors. FET and its subsidiaries have taken steps to mitigate these risks and do not currently expect service disruptions or any material impact on capital spending plans. However, the situation remains fluid and a prolonged continuation or further increase in supply chain disruptions could have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition.

Sale of Minority Equity Interest in FirstEnergy Transmission, LLC

On February 2, 2023, FE, along with FET, entered into the FET P&SA II with Brookfield and the Brookfield Guarantors, pursuant to which FE agreed to sell to Brookfield at the closing, and Brookfield agreed to purchase from FE, an incremental 30% equity interest in FET for a purchase price of $3.5 billion. The majority of the purchase price is expected to be paid in cash upon closing, and the remainder will be payable by the issuance of a promissory note, which is expected to be repaid by the end of 2024. As a result of the consummation of the transaction, Brookfield’s interest in FET will increase from 19.9% to 49.9%, while FE will retain the remaining 50.1% ownership interests of FET.

Pursuant to the terms of the FET P&SA II, in connection with the closing, Brookfield, FET and FE will enter into the A&R FET LLC Agreement, which will amend and restate in its entirety the current limited liability company agreement of FET. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET from and following the closing. Under the A&R FET LLC Agreement, at the closing, the FET Board will consist of five directors, two appointed by Brookfield and three appointed by FE. Each of Brookfield’s and FE’s respective appointment rights are subject to such party maintaining certain minimum ownership percentages. The A&R FET LLC Agreement contains certain investor protections, including, among other things, requiring Brookfield’s approval for FET and its subsidiaries to take certain major actions. Under the terms of the A&R FET LLC Agreement, for so long as Brookfield holds at least a 30.0% interest in FET, Brookfield’s consent is required for FET or any of its subsidiaries to, among other things, undertake certain acquisitions or dispositions in excess of certain dollar thresholds, establish or amend the annual budget, incur cost overruns on certain capital expenditures projects during any fiscal year in excess of a certain percentage overage of the budgeted amounts or incur cost overruns on the aggregate capital expenditure budget of FET’s subsidiaries during any fiscal year in excess of a certain percentage overage of the aggregated budgeted amount, make material decisions relating to litigation where either the potential liability exposure is in excess of a certain threshold dollar amount or such proceeding would reasonably be expected to have an adverse effect on Brookfield or FET, make certain material regulatory filings, incur or refinance indebtedness by FET or its subsidiaries, which, in the case of its subsidiaries, would reasonably be expected to cause such subsidiary to deviate from its targeted capital structure, enter into joint ventures, appoint or replace any member of its transmission leadership team, amend the accounting policies of FET or its subsidiaries (but only if FirstEnergy Corp is no longer the majority owner of FET), take any action that would reasonably be expected to cause a default or breach of any material contract of FET or any of its subsidiaries, create certain material liens (excluding certain permitted liens), or cause any reorganization of FET or any of its subsidiaries. The A&R FET LLC Agreement also includes provisions relating to the resolution of disputes and to address deadlocks.

The FET Minority Equity Interest Sale is subject to customary closing conditions, including approval from the PPUC, and is expected to close by the end of the first quarter of 2024. On May 5, 2023, FirstEnergy and Brookfield submitted applications to FERC and to the PPUC to facilitate the FET Minority Equity Interest Sale. On May 12, 2023, the parties also filed an application with the VSCC, which was approved on June 20, 2023. On August 14, 2023, FERC issued an order approving the FET Minority Equity Interest Sale. On November 24, 2023, CFIUS notified FET, Brookfield and the Abu Dhabi Investment Authority that it has determined that there were no unresolved national security issues and its review of the transaction was concluded. On November 29, 2023, the parties filed a settlement agreement recommending that the PPUC approve the transaction subject to the terms of the settlement, which include among other things, a number of ring-fencing provisions and a commitment to improve transmission reliability over the next five years. The settlement has been approved without modification by the administrative law judges and is currently pending final PPUC approval. Upon closing, FET will continue to be consolidated in FirstEnergy’s financial statements.

ACCOUNTING FOR THE EFFECTS OF REGULATION

FET’s subsidiaries are subject to regulation that sets the prices (rates) permitted to charge customers based on costs that FERC determines are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

FET’s subsidiaries review the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, FET’s subsidiaries will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, FET’s subsidiaries will write off that regulatory asset as a charge against earnings. FET’s subsidiaries consider the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery and as such net regulatory assets and liabilities are presented in the noncurrent section on FET’s Consolidated Balance Sheets. See Note 8, “Regulatory Matters,” of the Notes to Consolidated Financial Statements for additional information.

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2023 and 2022, and the changes during the year ended December 31, 2023:

	As of December 31,
Net Regulatory Assets (Liabilities) by Source	2023	2022	Change
	(In millions)
Customer payables for future income taxes	$(588)	$(594)	$6
Asset removal costs	1	(9)	10
Deferred transmission costs	262	124	138
MISO exit fee	30	34	(4)
Vegetation management costs	7	8	(1)
Other	(4)	(5)	1

Net Regulatory Liabilities included on the Consolidated Balance Sheets	$(292)	$(442)	$150

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes—Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the Tax Act and Pennsylvania House Bill 1342. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Asset removal costs—Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets, including obligations for which an ARO has been recognized, that are expected to be incurred at the time of retirement.

Deferred transmission costs—Reflects differences between revenues earned based on actual costs for ATSI, MAIT and TrAIL’s formula transmission rates and the amounts billed, including amounts expected to be refunded to, or recoverable from, wholesale transmission customers resulting from the FERC Audit, as further described below, which amounts are recorded as a regulatory asset or liability and recovered or refunded, respectively, in subsequent periods.

MISO exit fee—Relates to the recovery of certain costs from the transfer of control of ATSI’s transmission assets from MISO to PJM (amortized though 2030).

Vegetation management costs—Relates to regulatory assets associated with the recovery of certain transmission vegetation management costs at MAIT and ATSI (amortized through 2024 and 2030, respectively).

GOODWILL

On January 31, 2017, MAIT issued membership interests to FET and FE PA predecessors PN and ME in exchange for their respective cash and transmission asset contributions, which included $224 million of goodwill.

In a business combination, the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated in 2023 and 2022. In 2023 and 2022, a qualitative assessment was performed, assessing economic, industry and market considerations in addition to MAIT’s (FET’s subsidiary) overall performance. Key factors used in the assessment included: growth rates, interest rates, expected investments, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of the reporting unit was, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets, at cost, which approximates their fair market value.

PATH, a proposed transmission line from West Virginia through Virginia into Maryland which PJM cancelled in 2012, is a series limited liability company that is comprised of multiple series, each of which has separate rights, powers and duties regarding specified property and the series profits and losses associated with such property. FET owns 100% of the Allegheny Series (PATH-Allegheny) and 50% of the West Virginia Series (PATH-WV), which is a joint venture with a subsidiary of AEP. FET is not the primary beneficiary of PATH-WV, as it does not have control over the significant activities affecting the economics of PATH-WV. FET’s ownership interest in PATH-WV is subject to the equity method of accounting. As of December 31, 2023 and 2022, the carrying value of the equity method investment were $17 million and $18 million, respectively.

RECEIVABLES

Under a formula rate mechanism approved by the FERC, FET’s subsidiaries make annual filings in order to recover incurred costs and an allowed return. An initial rate filing is made for each calendar year using estimated costs, which is used to determine the initial billings to customers. All prudently incurred allowable operation and maintenance costs, a return earned on rate base and income taxes are recovered or refunded through a subsequent true-up mechanism. As such, FET recognizes revenue as it incurs recoverable costs and earns the allowed return. Any differences between revenues earned based on actual costs and the amounts billed based on estimated costs are recognized as a regulatory asset or liability, and will be recovered or refunded, respectively, in subsequent periods.

Other receivables include PJM receivables resulting from transmission sales. FET’s subsidiaries uncollectible risk on PJM receivables is minimal due to the nature of PJM’s settlement process whereby members of PJM legally agree to share the cost of defaults and as a result there is no allowance for doubtful accounts.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and financing costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Liabilities for planned major maintenance projects are recognized as they are incurred.

FET and its subsidiaries provide for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. The annual composite rates for FET’s subsidiaries’ electric plant were 2.5%, 2.4% and 2.5% in 2023, 2022 and 2021, respectively.

For the years ended December 31, 2023, 2022 and 2021, capitalized financing costs on FET’s Consolidated Statements of Income include $26 million, $28 million and $16 million, respectively, of allowance for equity funds used during construction and $12 million, $8 million and $10 million, respectively, of capitalized interest.

Long-lived assets classified as held and used are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. First, the estimated undiscounted future cash flows attributable to the assets is compared with the carrying value of the assets. If the carrying value is greater than the undiscounted future cash flows, an impairment charge is recognized equal to the amount the carrying value of the assets exceeds its estimated fair value.

VARIABLE INTEREST ENTITIES

At its inception, MAIT issued Class A membership interests to FET and Class B membership interests to FE PA predecessors (PN and ME). The Class A interests represent the functional equivalent of managing interests, providing FET with the power to direct the activities that most significantly impact MAIT’s performance. The Class B interests represent the functional equivalent of economic interest conveying no kick-out or participating rights over the Class A membership interests. Management concluded that MAIT is a VIE and that FET is the primary beneficiary because FET has exposure to the economics of MAIT and the power to direct the significant activities of MAIT through its ownership of the Class A membership interests. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE.

The following shows the carrying amounts and classification of the MAIT assets and liabilities included in the consolidated financial statements as of December 31, 2023 and 2022. Amounts exclude intercompany balances which were eliminated in consolidation. FET has not provided any guarantees or other credit support for the benefit of MAIT or MAIT’s creditors.

Assets	December 31, 2023	December 31, 2022
(In millions)
Receivables	$22	$23
Prepaid taxes and other current assets	4	2

Total current assets	26	25

Property, plant and equipment, net	3,013	2,563
Goodwill	224	224
Regulatory assets	13	—
Operating lease right-of-use asset	1	1
Other noncurrent assets	11	8

Total noncurrent assets	3,262	2,796

TOTAL ASSETS	$3,288	$2,821

Liabilities	December 31, 2023	December 31, 2022
(In millions)
Short-term borrowings	$125	$113
Accounts payable	3	3
Accrued interest	8	5
Other current liabilities	8	1

Total current liabilities	144	122

Long-term debt and other long-term obligations	1,029	856
Regulatory liabilities	—	42
Accumulated deferred income taxes	325	277
Other noncurrent liabilities	2	2

Total noncurrent liabilities	1,356	1,177

TOTAL LIABILITIES	$1,500	$1,299

NEW ACCOUNTING PRONOUNCEMENTS

Reference Rate Reform—In March of 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): “Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (issued March 2020 and subsequently updated). This ASU, which introduces Topic ASC 848 to the FASB codification, provides temporary optional expedients and exceptions that, if elected, will ease the financial reporting burdens related to the market transition from LIBOR and other interbank offered rates to alternative reference rates.

On April 27, 2023, FET and certain of its subsidiaries entered into amendments to the 2021 Credit Facilities to, among other things: (i) permit the sale from FE to Brookfield of an incremental 30% equity interest in FET for a purchase price of $3.5 billion and (ii) transition the benchmark interest rate for borrowings under the 2021 Credit Facilities from LIBOR to SOFR. During the second quarter of 2023, FET and its subsidiaries utilized the optional expedient within ASC 848 to account for the amendments to the credit facilities as a continuation of the existing contract without additional analysis.

Recently Issued Pronouncements—The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, such guidance is currently being assessed for the impact it may have on the financial statements and disclosures, as well as the potential to early adopt where applicable. New accounting standards not described below have been assessed and based upon current expectations will not significantly impact the financial statements.

ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures” (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments within ASU 2023-09 are to be applied on a prospective basis, with retrospective application permitted.

ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (Issued in November 2023): ASU 2023-07 enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. Disclosure requirements within ASU 2023-07 include disclosing significant segment expenses by reportable segment if they are regularly provided to the chief operating decision maker and included in each reported measure of segment profit or loss.

Disclosures are required on both an annual and an interim basis. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

2. REVENUE

FET and its subsidiaries account for revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP.

FET and its subsidiaries have elected to exclude sales taxes and other similar taxes collected on behalf of third parties from revenue as prescribed in the standard. As a result, tax collections and remittances within the scope of this election are excluded from recognition in the income statement and instead recorded through the balance sheet. Gross receipts taxes that are assessed are not subject to the election and are included in revenue. FET and its subsidiaries have elected the optional invoice practical expedient for most revenues and utilize the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

Through its subsidiaries, FET owns high-voltage transmission facilities in PJM to transmit electricity from generation sources to distribution facilities. FET’s subsidiary transmission revenue is primarily derived from the forward-looking formula transmission rates of its subsidiaries. Revenue requirements under forward-looking formula rates for ATSI, MAIT and TrAIL are updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on rate base and actual costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

The following table represents a disaggregation of revenue from contracts with regulated transmission customers for the years ended December 31, 2023, 2022 and 2021, by transmission owner:

Revenues from Contracts with Customers by Transmission Asset Owner	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(In millions)
ATSI	$964	$908	$806
TrAIL	275	275	233
MAIT	395	340	289
PATH	2	1	4

Total Revenue from Contracts with Customers(1)	1,636	1,524	1,332
Other revenue unrelated to contracts with customers	16	14	15

Total revenues	$1,652	$1,538	$1,347

(1)	Includes $(3) million and $(2) in reductions to revenue related to amounts subject to refund resulting from the Tax Act for the year ended December 31, 2022 and 2021, respectively, and none in 2023.

3. TAXES

FET and its subsidiaries record income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property.

Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

In May 2022, FET elected corporate status for federal income tax purposes, whereas previously it had been treated as a disregarded entity. FET’s financial statements include its allocated amount of current and deferred tax expense for all years presented. FET is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. Immediately following the close of the FET Minority Equity Interest Sale, FET and its subsidiaries will no longer be members of the FirstEnergy consolidated group for federal income tax purposes and, instead, will constitute a separate consolidated group with a separate income tax allocation agreement for federal income tax purposes.

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. Although NOL carryforwards created through the regular corporate income tax system cannot be used to reduce the AMT, financial statement NOLs can be used to reduce AFSI and the amount of AMT owed. The IRA of 2022 as enacted requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. Based on interim guidance issued by the U.S. Treasury during 2022 and 2023, FirstEnergy and FET continue to believe that it is more likely than not they will be subject to the AMT beginning in 2023. Although FET and its subsidiaries will constitute a separate consolidated tax group, as described above, because it is a majority-owned subsidiary of FE, the AMT may be applicable to FET and its subsidiaries. FirstEnergy made a first quarter estimated payment of AMT of approximately $49 million in April 2023, of which approximately $15 million related to FET. In June 2023, the U.S. Treasury issued additional guidance that eliminated the requirement of corporations to include AMT in quarterly estimated tax payments, pending further guidance on the application and administration of AMT. Therefore, as a result of guidance issued to date, the current forecast of AMT obligation, and the amount of AMT already paid in April 2023, neither FirstEnergy nor FET made additional AMT payments for the 2023 tax year. Until final U.S. Treasury regulations are issued, the amount of AMT FirstEnergy and/or FET pays could be significantly different than current estimates or they may not be payers at all. The regulatory treatment of the impacts of this legislation may also be subject to the regulation by FERC and/or applicable state regulatory authorities. Any adverse development in this legislation, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment, could negatively impact FirstEnergy’s and/or FET or its subsidiaries’ cash flows, results of operations and financial condition.

On March 29, 2023, the West Virginia Governor signed into law House Bill 3286, which provides corporate taxpayers a reduction to pre-apportionment federal taxable income with the amount necessary to offset the increase in the net deferred tax liability (or decrease in the net deferred tax asset) caused by West Virginia’s apportionment law change enacted in 2021. Beginning with the 2033 tax year, qualifying taxpayers can subtract one-tenth of the amount each year for ten years. Taxpayers intending to claim this subtraction will have to file a statement with the West Virginia tax commissioner by July 1, 2024, specifying the total amount of subtraction to be claimed. Accordingly, FET, as a taxpayer included in the FirstEnergy West Virginia unitary combined group, recorded a state deferred tax asset of approximately $2 million and recorded a corresponding $2 million regulatory liability associated with the amount expected to be refunded to customers in future rates.

	For the Years Ended December 31,
INCOME TAXES:	2023	2022	2021
	(In millions)
Currently payable (receivable)—
Federal	$38	$58	$(5)
State	8	9	10

	46	67	5

Deferred, net—
Federal	70	25	78
State	20	20	20

	90	45	98

Investment tax credit amortization	—	(1)	—

Total income taxes	$136	$111	$103

FET’s tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the years ended December 31, 2023, 2022 and 2021:

	For the Years Ended December 31,
(In millions)	2023	2022	2021
Book income before income taxes	$574	$464	$419

Federal income tax expense at statutory rate (21%)	$121	$97	$88
Increases (reductions) in taxes resulting from—
State income taxes, net of federal income tax benefit	28	24	24
State and municipal valuation allowances	(4)	—	(1)
AFUDC equity and other flow-through	(5)	(7)	(3)
Excess deferred amortization due to the Tax Act	(3)	(2)	(5)
Federal tax credits claimed	—	—	(3)
Uncertain tax positions	—	—	2
Other, net	(1)	(1)	1

Total income taxes	$136	$111	$103

Effective income tax rate	23.7%	23.9%	24.6%

Accumulated deferred income taxes as of December 31, 2023, 2022 and 2021, were as follows:

	As of December 31,
(In millions)	2023	2022	2021
Property basis differences	$1,283	$1,191	$1,215
Regulatory asset/liability	98	65	46
Loss carryforwards and tax credits	(184)	(152)	(147)
Valuation reserve	22	27	28
Other	(1)	(2)	1

Accumulated deferred income tax liability, net	$1,218	$1,129	$1,143

FET has recorded as deferred income tax assets the effect of NOLs and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2023, FET’s loss carryforwards consisted of approximately $640 million ($134 million, net of tax)

of federal NOL carryforwards that begin to expire in 2031, and approximately $580 million ($28 million, net of tax) of state and municipal NOL carryforwards, of which approximately $151 million ($7 million, net of tax) is expected to be utilized based on current estimates and assumptions prior to expiration, which will begin in 2029. In addition, FET’s tax credit carryforwards primarily consisted of AMT credits of $19 million, which have no expiration.

The following table summarizes the changes in valuation allowances on DTAs related to state NOLs discussed above for the years ended December 31, 2023, 2022, and 2021.

	As of December 31,
(In millions)	2023	2022	2021
Beginning of year balance	$27	$28	$29
Charged to income	(5)	(1)	(1)
Charged to other accounts	—	—	—
Write-offs	—	—	—

End of year balance	$22	$27	$28

FET accounts for uncertainty in income taxes recognized in its financial statements. A recognition threshold and measurement attribute are utilized for financial statement recognition and measurement of tax positions taken or expected to be taken on a company’s tax return. As of December 31, 2023 and 2022, FET’s total unrecognized income tax benefits were immaterial. As of December 31, 2023, FET does not anticipate any of the unrecognized income tax benefits will be resolved during 2024.

FET recognizes interest expense or income and penalties related to uncertain tax positions in income taxes. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the federal income tax return. During 2023 and 2022, FET did not record any interest related to uncertain tax positions, nor does FET have a cumulative net interest payable recorded on its Consolidated Balance Sheets.

FET has tax returns under review by state taxing authorities at the audit or appeals level for tax years 2020-2022.

General Taxes

General taxes associated with real and personal property taxes for the years ended December 31, 2023, 2022 and 2021 were $256 million, $247 million and $238 million, respectively.

4. LEASES

FET and its subsidiaries primarily lease fiber optics, land and other property and equipment under cancelable and noncancelable leases.

FET’s subsidiary, ATSI, has a ground lease with OE, Penn, CEI and TE under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, OE, Penn, CEI, and TE reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments for the ground lease of approximately $5 million through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each.

FET’s consolidated VIE, MAIT, has a ground lease with FE PA predecessors PN and ME under an operating lease agreement. ME and PN reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years. MAIT’s lease payment for the ground lease was approximately $4 million in 2023, 2022 and 2021. MAIT does not have an operating lease liability or asset associated with this agreement as the lease payments are variable.

FET and its subsidiaries account for leases under, “Leases (Topic 842)”. Leases with an initial term of 12 months or less are recognized as lease expense on a straight-line basis over the lease term and not recorded on the balance sheet. Most leases include one or more, options to renew, with renewal terms that can extend the lease term from 1 to 40 years, and certain leases include options to terminate. The exercise of lease renewal options is at FET and its subsidiaries sole discretion. Renewal options are included within the lease liability if they are reasonably certain based on various factors relative to the contract. Certain leases also include options to purchase the leased property. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. FET and its subsidiaries have elected a policy to not separate lease components from non-lease components for all asset classes.

Finance leases for assets used in regulated operations are recognized in FET’s Consolidated Statement of Income such that amortization of the right-of-use asset and interest on lease liabilities equals the expense recorded for ratemaking purposes. All operating lease expenses are recognized in Other operating expense. The components of lease expense were as follows:

	For the Years Ended December 31,
(In millions)	2023	2022	2021
Operating lease costs(1)	$34	$28	$26
Finance lease costs:
Amortization of right-of-use assets	1	1	1
Interest on lease liabilities	—	—	—

Total finance lease cost	1	1	1

Total lease cost	$35	$29	$27

(1)	Includes $13 million, $7 million and $5 million of short-term lease costs for the years ended December 31, 2023, 2022 and 2021, respectively.

Supplemental balance sheet information related to leases was as follows:

(In millions)	Financial Statement Line Item	As of December 31, 2023	As of December 31, 2022
Assets
Operating lease assets(1)	Operating lease right-of-use asset	$413	$413
Finance lease assets(2)	Property, plant and equipment	16	17

Total leased assets		$429	$430

Liabilities
Current:
Operating	Other current liabilities	$6	$6
Noncurrent:
Operating	Noncurrent operating lease obligation	406	406

Total leased liabilities		$412	$412

(1)	Operating lease assets are recorded net of accumulated amortization of $3 million and $2 million as of December 31, 2023 and 2022, respectively.
(2)	Finance lease assets are recorded net of accumulated amortization of $4 million and $3 million as of December 31, 2023 and 2022, respectively.

Supplemental cash flow information related to leases was as follows:

Cash paid for amounts included in the measurement of lease liabilities	For the Year Ended December 31,
(in millions)	2023	2022	2021
Operating cash flows from operating leases	$21	$21	$21

Lease terms and discount rates were as follows:

	As of December 31, 2023	As of December 31, 2022	As of December 31, 2021
Weighted-average remaining lease terms (years)
Operating leases	75.7	76.7	77.6
Finance leases	15.4	16.5	16.4
Weighted-average discount rate(1)
Operating leases	5.00%	5.00%	5.00%

(1)

When an implicit rate is not readily determinable, an incremental borrowing rate is utilized, determining the present value of lease payments. The rate is determined based on expected term and information available at the commencement date.

Maturities of lease liabilities as of December 31, 2023, were as follows:

(In millions)	Operating Leases
2024	$21
2025	21
2026	21
2027	21
2028	21
Thereafter	1,479

Total lease payments	1,584
Less imputed interest	1,172

Total net present value	$412

5. FAIR VALUE MEASUREMENTS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FET and its subsidiaries believe that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying value of long-term debt, which excludes net unamortized debt issuance costs and discounts:

	December 31, 2023		December 31, 2022
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$5,300	$4,949	$4,975	$4,501

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FET and its subsidiaries. FET and its subsidiaries classified long-term debt as Level 2 in the fair value hierarchy as of December 31, 2023 and 2022.

6. CAPITALIZATION

DIVIDENDS

Earnings, cash, capital structures, restrictions, and expected ongoing cash and earnings are reviewed by FET senior management prior to a dividend recommendation being made for consideration and authorization by the FET board of directors. Furthermore, the organizational documents, indentures, regulatory limitations, and various other agreements, including those relating to the long-term debt of subsidiaries contain provisions that could further restrict the declaration and payment of dividends or distributions by FET and subsidiaries of FET.

As of December 31, 2023, restricted net assets of FET’s consolidated subsidiaries exceeded 25%. FET subsidiaries would need regulatory authorization in order to loan funds to FET. In addition, certain of FET’s subsidiaries have regulatory limitations including requirements to maintain a consolidated debt-to-total-capitalization ratio (as defined under each of the 2023 Credit Facilities) of no more than 65% measured at the end of each fiscal quarter.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table presents outstanding long-term debt and other long-term obligations for FET and its subsidiaries as of December 31, 2023 and 2022:

	As of December 31, 2023		As of December 31,
	Maturity Date	Interest Rate	2023	2022
			(In millions)
Unsecured notes—fixed rate	2025—2049	2.65%—5.45%	$5,300	$4,975
Unamortized debt premiums/discounts			3	4
Unamortized debt issuance costs			(28)	(30)

Total long-term debt and other long-term obligations			$5,275	$4,949

The following issuances occurred during the twelve months ended December 31, 2023.

Company	Type	Issuance Date	Interest Rate	Maturity	Amount (in Millions)	Description
					Issuances
MAIT	Unsecured Notes	February, 2023	5.39%	2033	$175	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.
ATSI	Unsecured Notes	May, 2023	5.13%	2033	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.

The following table presents scheduled debt repayments for outstanding long-term debt, excluding finance leases, fair value purchase accounting adjustments and unamortized debt discounts and premiums, for the next five years as of December 31, 2023:

(In millions)	2024	2025	2026	2027	2028
Scheduled debt repayments	$—	$1,225	$75	$—	$1,100

Debt Covenant Default Provisions

FET and its subsidiaries have various debt covenants under certain financing arrangements, including the revolving credit facility. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by FET or its subsidiaries to comply with the covenants contained in any of their financing arrangements could result in an event of default, which may have an adverse effect on FET’s and its subsidiaries’ financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including FET. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by FET would cross-default FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable FET financing arrangements, but defaults by ATSI, MAIT and TrAIL would cross-default applicable FET financing arrangements.

As of December 31, 2023, FET was in compliance with all debt covenant default provisions.

7. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

FET had $383 million and $1,322 million of outstanding short-term borrowings as of December 31, 2023 and 2022, respectively.

Revolving Credit Facility

On October 18, 2021 FE, FET and certain of its subsidiaries entered into the 2021 Credit Facilities, which were two separate senior unsecured five-year syndicated revolving credit facilities with JPMorgan Chase Bank, N.A., and PNC Bank, National Association that replaced the FE Revolving Facility and the FET Revolving Facility, and provide for aggregate commitments of $1.85 billion. Under the 2021 Credit Facilities, an aggregate amount of $1.85 billion is available to be borrowed, repaid and reborrowed, subject to each borrower’s respective sublimit under the respective facilities. These credit facilities provide substantial liquidity to support the Regulated businesses, and each of the operating companies within the businesses.

On October 20, 2023, FE and certain of its subsidiaries entered into the amendments to each of the 2021 Credit Facilities to, among other things; (i) amend the FE Revolving Facility to release FET as a borrower and (ii) extend the maturity date of the 2021 Credit Facilities for an additional one-year period, from October 18, 2026 to October 18, 2027. Also, on October 20, 2023, FET entered into a separate facility of which $1.0 billion is available to be borrowed, repaid and reborrowed until October 20, 2028.

The 2023 Credit Facilities are as follows:

•	FET, $1.0 billion revolving credit facility;

•	ATSI, MAIT and TrAIL, $850 million revolving credit facility;

Borrowings under the 2023 Credit Facilities may be used for working capital and other general corporate purposes. Generally, borrowings under each of the credit facilities are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. Each of the 2023 Credit Facilities contain financial covenants requiring each borrower to maintain a consolidated debt-to-total-capitalization ratio (as defined under each of the 2023 Credit Facilities) of no more than 65%, and 75% for FET, measured at the end of each fiscal quarter.

Under their credit facilities, ATSI, MAIT, and TrAIL may borrow up to $350 million, $350 million, and $150 million, respectively, all of which was available to them as of December 31, 2023. These short-term debt limitations are subject to the regulatory short-term debt authorization of $500 million, $400 million, and $400 million, respectively, which also includes amounts that may be borrowed under the regulated companies’ money pool.

The 2023 Credit Facilities do not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the 2023 Credit Facilities are related to the credit ratings of the company borrowing the funds. Additionally, borrowings under each of the 2023 Credit Facilities are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of December 31, 2023, FET, ATSI, MAIT and TrAIL had a debt-to-total-capitalization ratio of 64.1%, 40.7%, 39.2%, and 39.6%, respectively, which was in compliance with the applicable covenants under their respective 2023 Credit Facility.

FirstEnergy Money Pools

As regulated money pool participants, FET’s subsidiaries have the ability to borrow from each other, regulated affiliates and FE to meet their short-term working capital requirements. As of December 31, 2023, FET had a similar but separate arrangement with FE’s unregulated money pool participants. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool. Interest rates have increased significantly, which has caused the rate and interest expense on borrowings under the various FirstEnergy credit facilities to be significantly higher.

Average Interest Rates	Regulated Companies’ Money Pool			Unregulated Companies’ Money Pool
	2023	2022	2021	2023	2022	2021
For the Years ended December 31,	6.30%	2.27%	1.01%	6.01%	2.14%	0.60%

8. REGULATORY MATTERS

FERC REGULATORY MATTERS

With respect to their transmission services and rates, ATSI, MAIT, PATH and TrAIL are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require ATSI, MAIT and TrAIL to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of ATSI, MAIT and TrAIL are subject to functional control by PJM, and transmission service using ATSI’s, MAIT’s and TrAIL’s transmission facilities is provided by PJM under the PJM Tariff.

The following table summarizes the key terms of rate orders in effect for transmission customer billings for each one of FET’s transmission owner entities:

Company	Rates Effective	Capital Structure	Allowed ROE
ATSI	January 1, 2015	Actual (13 month average)	10.38%
MAIT	July 1, 2017	Lower of Actual (13 month average) or 60%	10.3%
TrAIL	July 1, 2008	Actual (year-end)	12.7%(1) /11.7%(2)

(1)	TrAIL the Line and Black Oak Static Var Compensator
(2)	All other projects

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ATSI, MAIT and TrAIL. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of ATSI, MAIT and TrAIL, are located within RFC. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including ATSI, MAIT and TrAIL, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and/or its subsidiaries believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FET and/or its subsidiaries, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and/or its subsidiaries, develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or its subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or its subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET recorded in the third quarter of 2022 approximately $34 million (after-tax) in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $99 million of certain transmission capital assets to operating expenses for the audit period, of which $9 million are not expected to be recoverable and impacted FirstEnergy’s earnings since they relate to costs capitalized during stated transmission rate time periods. FET is currently recovering approximately $91 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements, of which $13 million of costs have been recovered as of December 31, 2023. On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FET’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. These reclassifications also resulted in a reduction to FET’s rate base by approximately $77 million, which is not expected to materially impact FET’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized within “Other operating expenses” on FET’s Consolidated Statements of Income. If FirstEnergy or FET are unable to recover these transmission costs, it could result in future charges and/or adjustments and have an adverse impact on FET’s financial condition.

ATSI ROE – Ohio Consumers Counsel v ATSI, et al.

On February 24, 2022, the OCC filed a complaint with FERC against ATSI, AEP’s Ohio affiliates and American Electric Power Service Corporation, and Duke Energy Ohio, LLC asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke, but granted it as to AEP. AEP and OCC appealed FERC’s orders to the Sixth Circuit. FirstEnergy is actively participating in the appeal and the case remains pending. FirstEnergy is unable to predict the outcome of this proceeding, but it is not expected to have a material impact.

Transmission ROE Methodology

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act. FirstEnergy submitted comments through the Edison Electric Institute and as part of a consortium of PJM Transmission Owners. In a supplemental rulemaking proceeding that was initiated on April 15, 2021, FERC requested comments on, among other things, whether to require utilities that have been members of an RTO for three years or more and that have been collecting an “RTO membership” ROE incentive adder to file tariff updates that would terminate collection of the incentive adder. Initial comments on the proposed rule were filed on June 25, 2021, and reply comments were filed on July 26, 2021. The rulemaking remains pending before FERC. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the supplemental proposed rule. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. ATSI and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

9. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

FET has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET could be required to make under these guarantees as of December 31, 2023 and December 31, 2022 was $21 million and $20 million, respectively, relating to surety bonds, which are not tied to a credit rating. Surety bonds’ impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $1 million as of December 31, 2023 and December 31, 2022 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

Collateral and Contingent-Related Features

In the normal course of business, FET may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET has posted $2 million of net cash collateral as of December 31, 2023, which is included in “Prepaid taxes and other current assets” on FET’s Consolidated Balance Sheets.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and 5 years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the DOJ’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter. Under the DPA, FE has agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA requires that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, which shall consist of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. Under the terms of the DPA, the criminal information will be dismissed after FirstEnergy fully complies with its obligations under the DPA.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. While no contingency has been reflected in its consolidated financial statements, FE believes that it is probable that it will incur a loss in connection with the resolution of the SEC investigation. Given the ongoing nature and complexity of the review, inquiries and investigations, FE cannot yet reasonably estimate a loss or range of loss that may arise from the resolution of the SEC investigation.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understands that the OOCIC’s investigation is also focused on the conduct described in the DPA. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the former chairman of the PUCO, Samuel Randazzo, and two former FirstEnergy senior officers, Charles E. Jones, and Michael J. Dowling, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. No contingency has been reflected in FirstEnergy’s consolidated financial statements, as a loss is neither probable, nor is a loss or range of loss reasonably estimable.

In addition to the subpoenas referenced above under “—United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order, which the Sixth Circuit granted on November 16, 2023. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending the circuit court appeal. All discovery is stayed during the pendency of the district court motion. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio) on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. All discovery is stayed during the pendency of the district court motion in In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills will include new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. After a stay, pending final resolution of the United States v. Larry Householder, et al. criminal proceeding described above, the litigation has resumed pursuant to an order, dated March 15, 2023. Discovery is ongoing. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s section amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay the case in its entirety in light of the February 9, 2024, indictments against defendants in this action.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio, and the Ohio Court of Common Pleas, Summit County:

•

Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty.

•

Miller v. Anderson, et al. (N.D. Ohio); Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated); beginning on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act.

On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022.

The settlement includes a series of corporate governance enhancements and a payment to FE of $180 million, to be paid by insurance after the judgment has become final, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs. On September 20, 2022, a purported FE stockholder filed a motion for reconsideration of the S.D. Ohio’s final settlement approval. The parties filed oppositions to that motion on October 11, 2022, and the S.D. Ohio denied that motion on May 22, 2023. On June 15, 2023, the purported FE stockholder filed an appeal in the U.S. Court of Appeals for the Sixth Circuit. On February 16, 2024, the U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. Once all appeal options are exhausted the judgement will become final. The settlement agreement is expected to resolve fully these shareholder derivative lawsuits.

On June 2, 2022, the N.D. Ohio entered an order to show cause why the court should not appoint new plaintiffs’ counsel, and thereafter, on June 10, 2022, the parties filed a joint motion to dismiss the matter without prejudice, which the N.D. Ohio denied on July 5, 2022. On August 15, 2022, the N.D. Ohio issued an order stating its intention to appoint one group of applicants as new plaintiffs’ counsel, and on August 22, 2022, the N.D. Ohio ordered that any objections to the appointment be submitted by August 26, 2022. The parties filed their objections by that deadline, and on September 2, 2022, the applicants responded to those objections. In the meantime, on August 25, 2022, a purported FE stockholder represented by the applicants filed a motion to intervene, attaching a proposed complaint-in-intervention purporting to assert claims that the FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act as well as a claim against a third party for professional negligence and malpractice. The parties filed oppositions to that motion to intervene on September 8, 2022, and the proposed intervenor’s reply in support of his motion to intervene was filed on September 22, 2022. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon and in light of the approval of the settlement by the S.D. Ohio. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on

September 2, 2022. On September 29, 2023, the N.D. Ohio issued a stay of the case pending the appeal in the U.S. Court of Appeals for the Sixth Circuit.

In letters dated January 26, and February 22, 2021, staff of FERC’s Division of Investigations notified FirstEnergy that the Division was conducting an investigation of FirstEnergy’s lobbying and governmental affairs activities concerning HB 6, and staff directed FirstEnergy to preserve and maintain all documents and information related to the same as such have been developed as part of an ongoing non-public audit being conducted by FERC’s Division of Audits and Accounting. On December 30, 2022, FERC approved a Stipulation and Consent Agreement that resolves the investigation. The agreement includes a FirstEnergy admission of violating FERC’s “duty of candor” rule and related laws, and obligates FirstEnergy to pay a civil penalty of $3.86 million, and to submit two annual compliance monitoring reports to FERC’s Office of Enforcement regarding improvements to FirstEnergy’s compliance programs. FE paid the civil penalty on January 4, 2023 and it will not be recovered from customers. The first annual compliance monitoring report was submitted in December 2023.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’, including FET’s, reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 8, “Regulatory Matters.”

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

10. TRANSACTIONS WITH AFFILIATED COMPANIES

In addition to the intercompany income tax allocation and the short-term borrowing arrangement, FET and its subsidiaries have revenues, operating expense and interest expense transactions with affiliated companies, primarily FESC and the Electric Companies. The affiliated company transactions during the years ended December 31, 2023, 2022 and 2021, are as follows:

	For the Years Ended December 31,
	2023	2022	2021
	(In millions)
Revenues	$16	$15	$15
Other operating expenses:
Ground lease expense(1)	25	25	25
FESC support services(2)	219	187	159
Other affiliate support services(2)	106	85	88
Interest income	16	49	6
Interest expense	17	49	4

(1)	See Note 4, “Leases”.
(2)	Includes amounts capitalized.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days.

As FET and its subsidiaries do not have employees, employees from the Electric Companies perform maintenance and project work in support of FET and its subsidiaries. Labor and overhead costs associated with these activities are charged by the affiliates to FET’s subsidiaries at cost.

As regulated money pool participants, FET’s subsidiaries have the ability to borrow from each other, regulated affiliates and the FE holding company to meet their short-term working capital requirements. As of December 31, 2023, FET had a similar but separate arrangement with FE’s unregulated money pool participants. Affiliated company notes receivables and payables related to the money pool are reported as Notes receivable from affiliated companies or Short-term borrowings — affiliated companies on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool (see Note 7, “Short-Term Borrowings and Bank Lines of Credit”).

In May of 2022, FET issued a $2.3 billion note payable with interest to FE, an affiliated company, as payment for a dividend. Half of the principal amount was paid in December 2022, with the remaining balance paid in January 2023. The note is included within “Note payable to affiliated companies” on the Consolidated Balance Sheets.

FET and its subsidiaries are party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. Prior to tax returns for years before 2022, net tax benefits attributable to FE, excluding any tax benefits derived from certain interest expense, were generally reallocated to the subsidiaries of FE that have taxable income. Effective January 1, 2022, the intercompany income tax allocation agreement was amended and revised such that FE no longer reallocates such tax benefits to the FE subsidiaries. Immediately following the close of the FET Minority Equity Interest Sale, FET and its subsidiaries will no longer be members of the FirstEnergy consolidated group for federal income tax purposes and, instead, will constitute a separate consolidated group with a separate income tax allocation agreement for federal income tax purposes. See Note 3, “Taxes” for additional information.

In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. FET’s subsidiaries are allocated a portion of net periodic benefit costs from affiliates. These amounts are expected to be refunded or recovered through formula transmission rates. During 2023, 2022 and 2021 FET’s subsidiaries allocated amount of the pension and OPEB mark-to-market adjustments from affiliates were gains or (losses) of $(31) million, $(11) million and $19 million, respectively. These amounts are expected to be refunded or recovered through formula transmission rates. Additionally, other pension and OPEB net periodic costs (credits) allocated to FET’s subsidiaries from affiliates were approximately $8 million, $(18) million and $(18) million in 2023, 2022 and 2021, respectively.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2023	2022	2021
Operating revenues	$—	$—	$—
Operating expenses	1	—	—

Operating loss	(1)	—	—

OTHER INCOME (EXPENSE):
Equity in earnings of subsidiaries	440	369	324
Interest income from affiliates	8	44	5
Interest expense from affiliates	(10)	(49)	—
Interest expense—other	(89)	(89)	(93)

Total other income	349	275	236
INCOME BEFORE INCOME TAX BENEFITS	348	275	236
INCOME TAX BENEFITS	(21)	(19)	(19)

NET INCOME	$369	$294	$255

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED BALANCE SHEETS

(In millions)	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Receivables—affiliated companies	$2	$7
Notes receivables from affiliated companies	—	1,514

Total current assets	2	1,521

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Investment in subsidiaries	4,563	4,049
Accumulated deferred income tax benefits	38	22
Other	5	4

	4,606	4,075

TOTAL ASSETS	$4,608	$5,596

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings—affiliated companies	$178	$—
Note payable to affiliated company	—	1,168
Accounts payable—affiliated companies	2	9
Accrued taxes	1	3
Accrued interest	32	32

	213	1,212

LONG-TERM DEBT	1,986	1,984
EQUITY:
Members’ equity	2,250	2,312
Retained earnings	159	88

Total members’ equity	2,409	2,400

TOTAL MEMBERS’ EQUITY	2,409	2,400

TOTAL LIABILITIES AND EQUITY	$4,608	$5,596

See accompanying notes to condensed financial statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

CONDENSED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2023	2022	2021
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES	$114	$212	$267

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiary	(275)	(240)	(350)
Loans with affiliated companies, net	1,514	(1,086)	572

Net cash provided from (used for) investing activities	1,239	(1,326)	222

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing—
Long-term debt	—	—	500
Short-term borrowings—affiliated companies, net	177	—	—
Redemptions and Repayments
Short-term borrowings—net	—	—	(850)
Capital contribution from Brookfield	—	9	—
Proceeds from FET minority interest sale, net of transaction costs	—	2,348	—
Equity contribution from parent	—	61	—
Dividend payments	(1,527)	(1,304)	(130)
Other	(3)	—	(9)

Net cash provided from (used for) financing activities	(1,353)	1,114	(489)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash dividends received from consolidated subsidiaries	$202	$276	$336

See accompanying notes to condensed financial statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

FIRSTENERGY TRANSMISSION, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

FirstEnergy Transmission, LLC (parent company only) is a holding company that primarily conducts its business operations through its subsidiaries. FirstEnergy Transmission, LLC (parent company only) has accounted for its subsidiaries using the equity method. These financial statements are presented on a condensed basis. FirstEnergy Transmission, LLC (parent company only) financial statements should be read in conjunction with the consolidated financial statements.

NOTE 2—SHORT-TERM DEBT AND LIQUIDITY

Please see Note 7, “Short-Term Borrowings and Bank Lines of Credit” of the audited consolidated annual financial statements for a description and details of short-term debt and liquidity needs of FirstEnergy Transmission, LLC (parent company only).

NOTE 3—LONG-TERM OBLIGATIONS

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table presents outstanding long-term debt and other long-term obligations for FirstEnergy Transmission, LLC (parent company only) as of December 31, 2023 and 2022:

	As of December 31, 2023		As of December 31,
	Maturity Date	Interest Rate	2023	2022
	(In millions)
Unsecured notes—fixed rate	2025—2049	2.866%—5.450%	$2,000	$2,000
Unamortized debt premiums/discounts			(2)	(2)
Unamortized debt issuance costs			(12)	(14)

Total long-term debt and other long-term obligations			$1,986	$1,984

The following table presents scheduled debt repayments for outstanding long-term debt excluding unamortized debt discounts and premiums, for the next five years as of December 31, 2023:

(In millions)	2024	2025	2026	2027	2028
Scheduled debt repayments	$—	$600	$—	$—	$500

NOTE 4—COMMITMENTS, GUARANTEES AND CONTINGENCIES

Please see Note 8, “Regulatory Matters,” and Note 9, “Commitments, Guarantees and Contingencies,” of the audited consolidated annual financial statements for additional information.

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in these financial statements to identify FirstEnergy Transmission, LLC and its current and former subsidiaries and affiliated companies:

ATSI	American Transmission Systems, Incorporated, a transmission subsidiary of FET
CEI	The Cleveland Electric Illuminating Company, an Ohio electric power company subsidiary of FE
Electric Companies	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP
FE	FirstEnergy Corp., a public electric power holding company
FE PA	FirstEnergy Pennsylvania Electric Company, a Pennsylvania electric utility subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FET	FirstEnergy Transmission, LLC a consolidated VIE of FE and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a New Jersey electric power company subsidiary of FE
KATCo	Keystone Appalachian Transmission Company, a transmission subsidiary of FE
MAIT	Mid-Atlantic Interstate Transmission, LLC, a transmission subsidiary of FET
ME	Metropolitan Edison Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
MP	Monongahela Power Company, a West Virginia electric power company subsidiary of FE
OE	Ohio Edison Company, an Ohio electric power company subsidiary of FE
Ohio Companies	CEI, OE and TE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a Maryland and West Virginia electric power company subsidiary of FE
Penn	Pennsylvania Power Company, a former Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024
Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024
PN	Pennsylvania Electric Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
TE	The Toledo Edison Company, an Ohio electric power company subsidiary of FE
TrAIL	Trans-Allegheny Interstate Line Company, a transmission subsidiary of FET
WP	West Penn Power Company, a former Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:

2021 Credit Facilities	Collectively, the two separate senior unsecured five-year syndicated revolving credit facilities entered into by FE, FET, ATSI, MAIT and TrAIL, on October 18, 2021, as amended through October 20, 2023
2023 Credit Facilities	Collectively, the FET Revolving Facility and the ATSI, MAIT and TrAIL revolving facilities as amended through October 20, 2023
A&R FET LLC Agreement	Fourth Amended and Restated Limited Liability Company Operating Agreement of FET
AEP	American Electric Power Company, Inc.
AFSI	Adjusted Financial Statement Income
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
Brookfield	North American Transmission Company II L.P., a controlled investment vehicle entity of Brookfield Infrastructure Partners
Brookfield Guarantors	Brookfield Super-Core Infrastructure Partners L.P., Brookfield Super-Core Infrastructure Partners (NUS) L.P., and Brookfield Super-Core Infrastructure Partners (ER) SCSp
CFIUS	Committee on Foreign Investments in the United States
DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and U.S. Attorney’s Office for the Southern District of Ohio
EH	Energy Harbor Corp
EPA	United States Environmental Protection Agency
ERO	Electric Reliability Organization
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FE Board	The Board of Directors of FirstEnergy Corp.
FE Revolving Facility	FE and the Electric Companies’ former five-year syndicated revolving credit facility, as amended, and replaced by the 2021 Credit Facilities on October 18, 2021
FERC	Federal Energy Regulatory Commission
FET Board	The Board of Directors of FET
FET LLC Agreement	Third Amended and Restated Limited Liability Company Operating Agreement of FET
FET Equity Interest Sale	Sale of an additional 30% membership interest of FET, such that Brookfield will own 49.9% of FET
FET P&SA I	Purchase and Sale Agreement entered into on November 6, 2021, by and between FE, FET, Brookfield, and Brookfield Guarantors
FET P&SA II	Purchase and Sale Agreement entered into on February 2, 2023, by and between FE, FET, Brookfield, and the Brookfield Guarantors
FET Revolving Facility	FET’s five-year syndicated revolving credit facility, dated as of October 20, 2023
Fitch	Fitch Ratings Service
FPA	Federal Power Act
GAAP	Accounting Principles Generally Accepted in the United States of America
HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly
IRA of 2022	Inflation Reduction Act of 2022
IRS	Internal Revenue Service
kV	Kilovolt

LIBOR	London Inter-Bank Offered Rate
LOC	Letter of Credit
MDPSC	Maryland Public Service Commission
MISO	Midcontinent Independent System Operator, Inc.
Moody’s	Moody’s Investors Service, Inc.
N.D. Ohio	Federal District Court, Northern District of Ohio
NERC	North American Electric Reliability Corporation
NOL	Net Operating Loss
OAG	Ohio Attorney General
OCC	Ohio Consumers’ Counsel
ODSA	Ohio Development Service Agency
OOCIC	Ohio Organized Crime Investigations Commission, which is composed of members of the Ohio law enforcement community and is chaired by the OAG
OPEB	Other Postemployment Benefits
PJM	PJM Interconnection, LLC
PJM Tariff	PJM Open Access Transmission Tariff
PPUC	Pennsylvania Public Utility Commission
PUCO	Public Utilities Commission of Ohio
RFC	ReliabilityFirst Corporation
ROE	Return on Equity
RTO	Regional Transmission Organization
S.D. Ohio	Federal District Court, Southern District of Ohio
SEC	United States Securities and Exchange Commission
SLC	Special Litigation Committee of the FE Board
SOFR	Secured Overnight Financing Rate
S&P	Standard & Poor’s Ratings Service
Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017
VIE	Variable Interest Entity
VSCC	Virginia State Corporation Commission
WVPSC	Public Service Commission of West Virginia

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
REVENUES:
Revenues from non-affiliates	$447	$417	$1,301	$1,197
Revenues from affiliates	4	4	13	12

Total revenues	451	421	1,314	1,209

OPERATING EXPENSES:
Other operating expenses(1)	103	92	257	240
Provision for depreciation	82	72	239	217
Amortization of regulatory assets, net	1	1	4	4
General taxes	70	65	209	192

Total operating expenses	256	230	709	653

OPERATING INCOME	195	191	605	556

OTHER INCOME (EXPENSE):
Interest income from affiliates	4	4	7	15
Miscellaneous income, net	4	3	5	2
Pension and OPEB mark-to-market adjustment	—	—	—	5
Interest expense—other	(70)	(57)	(194)	(164)
Interest expense—affiliates	—	(4)	(7)	(10)
Capitalized financing costs	15	11	41	28

Total other expense	(47)	(43)	(148)	(124)

INCOME BEFORE INCOME TAXES	148	148	457	432
INCOME TAXES	37	33	133	96

NET INCOME	111	115	324	336
Income attributable to noncontrolling interest	17	18	52	53

EARNINGS ATTRIBUTABLE TO FIRSTENERGY TRANSMISSION, LLC	$94	$97	$272	$283

(1)

Includes $101 million and $94 million for the three months ended September 30, 2024 and 2023, respectively, and $279 million and $257 million for the nine months ended September 30, 2024 and 2023, respectively, of related party costs certain of which are subject to capitalization.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In millions)	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246	$76
Receivables—
Affiliated companies	2	10
Other	90	88
Notes receivable from affiliated companies	497	17
Prepaid taxes and other	24	23

	859	214

PROPERTY, PLANT AND EQUIPMENT:
In service	12,398	11,861
Less—Accumulated provision for depreciation	2,563	2,410

	9,835	9,451
Construction work in progress	1,035	770

	10,870	10,221

INVESTMENTS AND OTHER NONCURRENT ASSETS:
Goodwill	224	224
Investments	19	19
Regulatory assets	33	15
Property taxes	72	277
Operating lease right-of-use asset(1)	413	413
Other	44	36

	805	984

TOTAL ASSETS	$12,534	$11,419

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$1,225	$—
Short-term borrowings—affiliated companies	2	383
Accounts payable—affiliated companies	164	30
Accounts payable—other	—	2
Accrued taxes	289	262
Accrued interest	70	62
Other	8	14

	1,758	753

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	5,241	5,275
Accumulated deferred income taxes	1,389	1,218
Property taxes	6	277
Regulatory liabilities	364	307
Noncurrent operating lease obligation(2)	406	406
Other	16	8

	7,422	7,491

TOTAL LIABILITIES	9,180	8,244

MEMBERS’ EQUITY:
Members’ equity	2,250	2,250
Retained earnings	286	159

Total members’ equity	2,536	2,409
Noncontrolling interest	818	766

TOTAL EQUITY	3,354	3,175

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 6)

TOTAL LIABILITIES AND EQUITY	$12,534	$11,419

(1)	Includes $410 million as of September 30, 2024 and December 31, 2023 associated with related party leases.
(2)	Includes $404 million as of September 30, 2024 and December 31, 2023 associated with related party leases.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMMON MEMBERS’ EQUITY

(UNAUDITED)

	Nine Months Ended September 30, 2024
(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2024	$2,250	$159	$2,409	$766	$3,175
Net income	—	72	72	18	90
Dividends declared	—	(45)	(45)	—	(45)

Balance, March 31, 2024	2,250	186	2,436	784	3,220

Net income	—	106	106	17	123
Dividends declared	—	(30)	(30)	—	(30)

Balance, June 30, 2024	2,250	262	2,512	801	3,313

Net income	—	94	94	17	111
Dividends declared	—	(70)	(70)	—	(70)

Balance, September 30, 2024	$2,250	$286	$2,536	$818	$3,354

	Nine Months Ended September 30, 2023
(In millions)	Members’ Equity	Retained Earnings	Total Members’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2023	$2,312	$88	$2,400	$763	$3,163
Net income	—	90	90	17	107
Dividends declared	—	(90)	(90)	—	(90)

Balance, March 31, 2023	2,312	88	2,400	780	3,180

Net income	—	96	96	18	114
Dividends declared	(62)	(119)	(181)	—	(181)

Balance, June 30, 2023	2,250	65	2,315	798	3,113

Net income	—	97	97	18	115
Dividends declared	—	(45)	(45)	—	(45)

Balance, September 30, 2023	$2,250	$117	$2,367	$816	$3,183

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
(In millions)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$324	$336
Adjustments to reconcile net income to net cash from operating activities-
Depreciation, amortization and impairments	240	217
Pension and OPEB mark-to-market adjustment	—	(5)
Deferred income taxes and investment tax credits, net	162	57
Allowance for equity funds used during construction	(29)	(19)
Transmission revenue collections, net	64	(80)
Changes in current assets and liabilities-
Receivables	6	4
Prepaid taxes and other current assets	(1)	(1)
Accounts payable	122	(17)
Accrued taxes	(39)	(77)
Accrued interest	8	2
Other current liabilities	(6)	6
Other	(3)	(4)

Net cash provided from operating activities	848	419

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(808)	(714)
Loans with affiliated companies, net	(480)	1,388
Asset removal costs	(55)	(56)
Other	1	(1)

Net cash provided from (used for) investing activities	(1,342)	617

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	1,200	325
Short-term borrowings—net	—	238
Redemptions and Repayments-
Short-term borrowings—affiliated companies, net	(381)	(113)
Dividend payments	(145)	(1,483)
Other	(10)	(3)

Net cash provided from (used for) financing activities	664	(1,036)

Net change in cash and cash equivalents	170	—
Cash and cash equivalents at beginning of period	76	77

Cash and cash equivalents at end of period	$246	$77

SUPPLEMENTAL CASH FLOW INFORMATION:
Significant non-cash transactions:
Accrued capital investments	$114	$86

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FET, a consolidated VIE of FE, is the parent of ATSI, MAIT, TrAIL and PATH. In March 2024, PATH completed the process of terminating all of its FERC-jurisdictional rates and facilities, with the result that PATH no longer is a “public utility” and no longer is subject to FERC jurisdiction. FET and its non-affiliated joint venture partner are completing the process of terminating the PATH corporate entities. Through its subsidiaries, FET owns high-voltage transmission facilities in PJM, which consist of approximately 12,500 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, and has a rate base of $7.3 billion as of December 31, 2023. FET plans, operates, and maintains its transmission system in accordance with NERC reliability standards, and other applicable regulatory requirements. In addition, FET and its subsidiaries comply with the regulations, orders, policies and practices prescribed by FERC and the PUCO, PPUC, WVPSC, MDPSC and VSCC. FET does not have separate reportable segments.

Following receipt of necessary regulatory approvals, on January 31, 2017, MAIT issued membership interests to FET and FE PA predecessors, PN and ME in exchange for their respective cash and transmission asset contributions. As of December 31, 2023, ME’s and PN’s approximate ownership of MAIT was 17% and 25%, respectively. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE, which were ultimately contributed to FET in exchange for a special purpose membership interest in FET. So long as FE holds the FET special purpose membership interests, it will receive 100% of any Class B distributions made by MAIT. As of March 25, 2024, FET owns 100% of MAIT’s equity interests (Class A and Class B). FET presents FE’s ownership of FET’s special purpose membership interest net assets and net income as NCI. NCI is included as a component of equity on FET’s Consolidated Balance Sheets.

FET and its subsidiaries consolidate all majority-owned subsidiaries over which they exercise control and, when applicable, entities for which they have a controlling financial interest. Intercompany transactions and balances are eliminated in consolidation as appropriate and permitted pursuant to GAAP. FET and its subsidiaries consolidate a VIE (MAIT) when it is determined that it is the primary beneficiary. An enterprise has a controlling financial interest if it has both power and economic control, such that an entity has: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

On May 31, 2022, Brookfield acquired 19.9% of the issued and outstanding membership interests of FET. On March 25, 2024, Brookfield acquired an additional an incremental 30% equity interest in FET for a purchase price of $3.5 billion. FET continues to be consolidated in FirstEnergy’s financial statements. As a result of the consummation of the transaction, Brookfield’s interest in FET increased from 19.9% to 49.9%, while FE retained the remaining 50.1% ownership interests of FET. Pursuant to the terms of the FET P&SA II, in connection with the closing, Brookfield, FET and FE entered into the A&R FET LLC Agreement, which amended and restated in its entirety the Third Amended and Restated Limited Liability Company Agreement of FET. The A&R FET LLC Agreement, among other things, provides for the governance, exit, capital and distribution, and other arrangements for FET from and following the closing. Under the A&R FET LLC Agreement, as of the closing, the FET Board consists of five directors, two of whom are appointed by Brookfield and three of whom are appointed by FE.

The accompanying interim financial statements as of September 30, 2024 and the three and nine months ended September 30, 2024 and 2023 are unaudited, but reflect all adjustments, consisting of normal recurring adjustments, that, in the opinion of management, are necessary for a fair statement of the financial statements. The December 31, 2023 Consolidated Balance Sheets were derived from audited financial statements. The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period.

FET and its subsidiaries have evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. These interim financial statements have been prepared pursuant to the rules and regulations of the SEC for Quarterly Reports on Form 10-Q. Certain information and disclosures normally included in financial statements and notes prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These interim financial statements should be read in conjunction with the financial statements and notes included within for the year ended December 31, 2023.

Economic Conditions

Post-pandemic economic conditions have stabilized across numerous material categories, but lead times have not returned to pre-pandemic levels. Several key suppliers have seen improvements with labor shortages and raw material availability and FET and its subsidiaries continues to monitor the situation as capacity can be constrained with increased demand. Inflationary pressures have moderated, which has positively impacted the cost of materials, but certain categories have remained elevated. FET and its subsidiaries continues to implement mitigation strategies to address supply constraints and does not expect service disruptions or any material impact on its capital investment plan. However, the situation remains fluid and a prolonged continuation or further increase in supply chain disruptions could have an adverse effect on FET’s consolidated results of operations, cash flow and financial condition.

Capitalized Financing Costs

For the three months ended September 30, 2024 and 2023, capitalized financing costs on FET Consolidated Statements of Income include $11 million and $7 million, respectively, of allowance for equity funds used during construction and $4 million of capitalized interest. For the nine months ended September 30, 2024 and 2023, capitalized financing costs on FET’s Consolidated Statements of Income include $28 million and $19 million, respectively, of allowance for equity funds used during construction and $13 million and $9 million, respectively, of capitalized interest.

Goodwill

In a business combination, the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

FET evaluates goodwill for impairment annually on July 31 and more frequently if indicators of impairment arise. FET performed a qualitative assessment, assessing economic, industry and market considerations in addition to the overall financial performance of the reporting unit. Key factors used in the assessment included: growth rates, interest rates, expected capital expenditures, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of these reporting units were, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

Receivables

Under a formula rate mechanism approved by the FERC, FET’s subsidiaries make annual filings in order to recover incurred costs and an allowed return. An initial rate filing is made for each calendar year using estimated costs, which is used to determine the initial billings to customers. All prudently incurred allowable operation and maintenance costs, a return earned on rate base and income taxes are recovered or refunded through a subsequent true-up mechanism. As such, FET recognizes revenue as it incurs recoverable costs and earns the allowed return. Any differences between revenues earned based on actual costs and the amounts billed based on estimated costs are recognized as a regulatory asset or liability, and will be recovered or refunded, respectively, in subsequent periods.

Other receivables include PJM receivables resulting from transmission sales. FET’s subsidiaries uncollectible risk on PJM receivables is minimal due to the nature of PJM’s settlement process whereby members of PJM legally agree to share the cost of defaults and as a result there is no allowance for doubtful accounts.

Variable Interest Entities

At its inception, MAIT issued Class A membership interests to FET and Class B membership interests to FE PA predecessors (PN and ME). The Class A interests represent the functional equivalent of managing interests, providing FET with the power to direct the activities that most significantly impact MAIT’s performance. The Class B interests represent the functional equivalent of economic interest conveying no kick-out or participating rights over the Class A membership interests. Management concluded that MAIT is a VIE and that FET is the primary beneficiary because FET has exposure to the economics of MAIT and the power to direct the significant activities of MAIT through its ownership of the Class A membership interests. On January 1, 2024, FE PA, as successor-in-interest to PN and ME, transferred their respective Class B equity interests of MAIT to FE. FE ultimately contributed the MAIT Class B equity interests to FET in exchange for a special purpose membership interest in FET. The transfer of the Class B membership interests to FET during the first quarter of 2024 had no impact on MAIT’s classification as a VIE.

The following shows the carrying amounts and classification of the MAIT assets and liabilities included in the consolidated financial statements as of September 30, 2024 and December 31, 2023. Amounts exclude intercompany balances which were eliminated in consolidation. FET has not provided any guarantees or other credit support for the benefit of MAIT or MAIT’s creditors.

Assets	September 30, 2024	December 31, 2023
(In millions)
Receivables	$27	$22
Notes receivable from affiliated companies	289	—
Prepaid taxes and other current assets	2	4

Total current assets	318	26

Property, plant and equipment, net	3,373	3,013
Goodwill	224	224
Regulatory assets	33	13
Operating lease right-of-use asset	1	1
Other noncurrent assets	14	11

Total noncurrent assets	3,645	3,262

TOTAL ASSETS	$3,963	$3,288

Liabilities	September 30, 2024	December 31, 2023
(In millions)
Short-term borrowings	$—	$125
Accounts payable	78	3
Accrued interest	21	8
Accrued taxes	1	—
Other current liabilities	1	8

Total current liabilities	101	144

Long-term debt and other long-term obligations	1,277	1,029
Accumulated deferred income taxes	362	325
Other noncurrent liabilities	9	2

Total noncurrent liabilities	1,648	1,356

TOTAL LIABILITIES	$1,749	$1,500

New Accounting Pronouncements

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, such guidance is currently being assessed for the impact it may have on the financial statements and disclosures, as well as the potential to early adopt where applicable. New accounting standards not described below have been assessed and based upon current expectations will not significantly impact the financial statements.

ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures “ (Issued in November 2023): ASU 2023-07 enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. Disclosure requirements within ASU 2023-07 include disclosing significant segment expenses by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss. A public entity is also required to disclose the title and position of the individual(s) identified as the CODM as well as an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Disclosures are required on both an annual and an interim basis. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures “ (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. Disclosure requirements include a tabular reconciliation using both percentages and amounts, separated out into specific categories with certain reconciling items at or above 5% of the statutory tax as well as by nature and/or jurisdiction. In addition, entities will be required to disclose income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes are paid to such jurisdiction. For public companies, the guidance will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments within ASU 2023-09 are to be applied on a prospective basis, with retrospective application permitted.

2. REVENUE

The following table represents a disaggregation of revenue from contracts with regulated transmission customers for the three and nine months ended September 30, 2024 and 2023:

Revenues from Contracts with Customers by Transmission Asset Owner (in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
ATSI	$263	$244	$767	$708
TrAIL	67	71	205	199
MAIT	117	101	331	289
PATH	—	1	(2)	1

Total Revenue from Contracts with Customers	447	417	1,301	1,197
Other revenue unrelated to contracts with customers	4	4	13	12

Total revenues	$451	$421	$1,314	$1,209

3. TAXES

Effective March 25, 2024, FET and its subsidiaries are no longer members of the FirstEnergy consolidated group for federal income tax purposes and constitute a separate consolidated group with a separate income tax allocation agreement for federal income tax purposes.

FET’s interim effective tax rates reflect the estimated annual effective tax rates for 2024 and 2023. These tax rates are affected by estimated annual permanent items, such as AFUDC equity and other flow-through items, as well as certain discrete items that may occur in any given period, but are not consistent from period to period.

The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Book income before income taxes	$148	$148	$457	$432

Federal income tax expense at statutory rate (21%)	$31	$31	$96	$91
Increases (reductions) in taxes resulting from-
State income taxes, net of federal income tax benefit	7	5	21	15
AFUDC equity and other flow—through	(2)	(2)	(7)	(6)
Deferred taxes related to the FET Equity Interest Sale, net	—	—	23	—
Excess deferred amortization due to the Tax Act	—	1	(1)	—
Valuation allowances	—	(3)	—	(3)
Other, net	1	1	1	(1)

Total income taxes	$37	$33	$133	$96

Effective income tax rate	25.0%	22.3%	29.1%	22.2%

The IRA of 2022, among other things, imposes a new 15% corporate AMT based on AFSI applicable to corporations with a three-year average AFSI over $1 billion. The AMT is effective for the 2023 tax year and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. The IRA of 2022 requires the U.S. Treasury to provide regulations and other guidance necessary to administer the AMT, including further defining allowable adjustments to determine AFSI, which directly impacts the amount of AMT to be paid. On September 12, 2024, the U.S. Treasury issued proposed regulations for the AMT for comment. The U.S. Treasury will issue final regulations after it has reviewed comments and held a public hearing on the proposed regulations, which is not expected to occur until next year. Although FirstEnergy and FET are assessing the proposed regulations, FirstEnergy and FET continue to believe that it is more likely than not they will be subject to AMT going forward, however, the completion of the U.S. Treasury’s rulemaking process and the future issuance of final regulations could significantly change FirstEnergy’s and/or FET’s AMT estimates or the conclusion as to whether they are an AMT payer at all. Although FET and its subsidiaries constitute a separate consolidated tax group, as described above, because it is a majority-owned subsidiary of FE, the AMT may be applicable to FET and its subsidiaries. Additionally, the regulatory treatment of the impacts of this legislation may also be subject to regulation by FERC. Any adverse development in this legislation, including guidance from the U.S. Treasury and/or the Internal Revenue Service (the “IRS”) or unfavorable regulatory treatment, could negatively impact FirstEnergy’s and/or FET’s cash flows, results of operations, and financial condition.

Due to a private letter ruling recently issued by the IRS to an unaffiliated utility company, FET is evaluating the potential requirement to transition ATSI, TrAIL, and/or MAIT to stand-alone treatment of NOL carryforwards for ratemaking purposes. Currently, neither ATSI, TrAIL, nor MAIT have transitioned to stand-alone treatment. FET expects that if transitioning is required, ATSI, TrAIL, and/or MAIT will make appropriate regulatory filings to include the NOL carryforward deferred tax asset in rate base and revenue requirement, which could have a material, favorable impact on future net income.

4. FAIR VALUE MEASUREMENTS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FET believes that their costs approximate their fair market value. The following table provides the approximate fair value and related carrying value of long-term debt, which excludes net unamortized debt issuance costs and discounts:

	September 30, 2024		December 31, 2023
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$6,500	$6,335	$5,300	$4,949

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FET. FET classified long-term debt as Level 2 in the fair value hierarchy as of September 30, 2024 and December 31, 2023.

FET had the following issuances during the nine months ended September 30, 2024:

Company	Type	Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
Issuances
ATSI	Unsecured Notes	March, 2024	5.63%	2034	$150	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.
MAIT	Unsecured Notes	May, 2024	5.94%	2034	$250	Proceeds were used to repay short-term borrowings, to finance capital expenditures and for other general corporate purposes.
FET	Unsecured Notes with registration rights	September, 2024	4.55%	2030	$400	Proceeds were or will be used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.
FET	Unsecured Notes with registration rights	September, 2024	5.00%	2035	$400	Proceeds were or will be used to repay short-term borrowings, to redeem FET’s $600 million 4.35% notes due 2025, to finance capital expenditures and for other general corporate purposes.

As noted above, on September 5, 2024, FET issued $800 million of unsecured senior notes due in 2030 and 2035 in a private offering that included a registration rights agreement in which FET agreed to conduct an exchange offer of these senior notes for like principal amounts registered with the SEC. FET also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances. In the event FET’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after September 5, 2024, or the effective shelf registration stops being effective for 60 days during any 12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. FET filed a registration statement on Form S-4 with the SEC on October 8, 2024.

5. REGULATORY MATTERS

FERC REGULATORY MATTERS

With respect to their transmission services and rates, ATSI, MAIT and TrAIL are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require ATSI, MAIT and TrAIL to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of ATSI, MAIT and TrAIL are subject to functional control by PJM, and transmission service using ATSI’s, MAIT’s and TrAIL’s transmission facilities is provided by PJM under the PJM Open Access Transmission Tariff (the “PJM Tariff”).

The following table summarizes the key terms of rate orders in effect for transmission customer billings for each one of FET’s transmission owner entities:

Company	Rates Effective	Capital Structure	Allowed ROE
ATSI	January 1, 2015	Actual (13 month average)	10.38%
MAIT	July 1, 2017	Lower of Actual (13 month average) or 60%	10.3%
TrAIL	July 1, 2008	Actual (year-end)	12.7%(1) / 11.7%(2)

(1)	TrAIL the Line and Black Oak Static Var Compensator
(2)	All other projects

Federally enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ATSI, MAIT and TrAIL. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of ATSI, MAIT and TrAIL, are located within RFC. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including ATSI, MAIT and TrAIL, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FET and/or its subsidiaries believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities FET and/or its subsidiaries, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FET and/or its subsidiaries develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FET’s and/or its subsidiaries’ part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET’s and/or its subsidiaries’ financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy had implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis.

With the assistance of an independent outside firm, FirstEnergy completed an analysis during the third quarter of 2022 of these costs and how it impacted certain FERC-jurisdictional wholesale transmission customer rates for the audit period of 2015 through 2021. As a result of this analysis, FET recorded in the third quarter of 2022 approximately $34 million in expected customer refunds, plus interest, due to its wholesale transmission customers and reclassified approximately $99 million of certain transmission capital assets to operating expenses for the audit period, of which $9 million are not expected to be recoverable and impacted FET’s earnings since they relate to costs capitalized during stated transmission rate time periods. FET is currently recovering approximately $91 million of costs reclassified to operating expenses in its transmission formula rate revenue requirements, of which $74 million of costs have been recovered as of September 30, 2024. These reclassifications also resulted in a reduction to FET’s rate base by approximately $77 million, which is not expected to materially impact FET’s future earnings. The expected wholesale transmission customer refunds were recognized as a reduction to revenue, and the amount of reclassified transmission capital assets that are not expected to be recoverable were recognized within “Other operating expenses” on FET’s Consolidated Statements of Income.

On December 8, 2023, FERC audit staff issued a letter advising that two unresolved audit matters, primarily related to FirstEnergy’s plan to recover the reclassified operating expenses in formula transmission rates, were being referred to other offices within FERC for further review. On July 5, 2024, the FERC Office of Enforcement issued a set of data requests related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. In addition, on September 26, 2024, the FERC Office of Energy Market Regulation issued data requests to FirstEnergy, which was also related to the 2022 reclassification of operating expenses, to which FirstEnergy replied. If the FERC Office of Energy Market Regulation and the FERC Office of Enforcement were to successfully challenge the recovery of the 2022 reclassified operating expenses and formula transmission rates it could have material adverse effect on FirstEnergy financial conditions, result of operations, and cash flows. In addition, on September 10, 2024, the FERC Office of Enforcement issued a second set of data requests unrelated to FET, to which FirstEnergy replied.

ATSI ROE – Ohio Consumers Counsel v ATSI, et al.

On February 24, 2022, the Ohio Consumers’ Counsel (the “OCC”) filed a complaint with FERC against ATSI, AEP’s Ohio affiliates and American Electric Power Service Corporation, and Duke Energy Ohio, LLC asserting that FERC should reduce the ROE utilized in the utilities’ transmission formula rates by eliminating the 50 basis point adder associated with RTO membership, effective February 24, 2022. The OCC contends that this result is required because Ohio law mandates that transmission owning utilities join an RTO and that the 50 basis point adder is applicable only where RTO membership is voluntary. On December 15, 2022, FERC denied the complaint as to ATSI and Duke, but granted it as to AEP. AEP and OCC appealed FERC’s orders to the Sixth Circuit and the case remains pending. FirstEnergy is unable to predict the outcome of this proceeding, but it is not expected to have a material impact.

Transmission ROE Methodology

A proposed rulemaking proceeding concerning transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act was initiated in March of 2020 remains pending before FERC. Among other things, the rulemaking explored whether utilities should collect an “RTO membership” ROE incentive adder for more than three years. FirstEnergy is a member of PJM, and its transmission subsidiaries could be affected by the proposed rulemaking. FirstEnergy participated in comments on the supplemental rulemaking that were submitted by a group of PJM transmission owners and by various industry trade groups. If there were to be any changes to FirstEnergy’s transmission incentive ROE, such changes will be applied on a prospective basis.

Transmission Planning Supplemental Projects: Ohio Consumers Counsel v ATSI, et al.

On September 27, 2023, the OCC filed a complaint against ATSI, PJM and other transmission utilities in Ohio alleging that the PJM Tariff and operating agreement are unjust, unreasonable, and unduly discriminatory because they include no provisions to ensure PJM’s review and approval for the planning, need, prudence and cost-effectiveness of the PJM Tariff Attachment M-3 “Supplemental Projects.” Supplemental Projects are projects that are planned and constructed to address local needs on the transmission system. The OCC demands that FERC: (i) require PJM to review supplemental projects for need, prudence and cost-effectiveness; (ii) appoint an independent transmission monitor to assist PJM in such review; and (iii) require that Supplemental Projects go into rate base only through a “stated rate” procedure whereby prior FERC approval would be needed for projects with costs that exceed an established threshold. In subsequent pleadings, parties to the proceeding expanded the scope of the complaint to encompass all of the transmission owners in PJM. ATSI, MAIT, TrAIL and the other transmission utilities in Ohio and PJM filed comments and the complaint is pending before FERC.

6. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

FET has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include performance guarantees, stand-by LOCs, debt guarantees, surety bonds and indemnifications. FET enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FET and its subsidiaries could be required to make under these guarantees as of September 30, 2024 and December 31, 2023, was $26 million and $21 million, respectively.

Collateral and Contingent-Related Features

In the normal course of business, FET may enter into physical or financially settled contracts. Certain agreements contain provisions that require FET to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FET’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FET has posted $6 million of collateral, in the form of LOCs, as of September 30, 2024 and $2 million of collateral, in the form of cash, as of December 31, 2023.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter. Under the DPA, FE has agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA requires that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, which shall consist of (x) $115 million paid by FE to the United States Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of the U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information.

Legal Proceedings Relating to United States v. Larry Householder, et al.

On August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers relating to the conduct described in the DPA. On April 28, 2021, July 11, 2022, and May 25, 2023, the SEC issued additional subpoenas to FE, with which FE has complied. FirstEnergy cooperated fully with the SEC investigation, and on September 12, 2024, the SEC issued a settlement order that concluded and resolved the investigation in its entirety. Under the terms of the settlement, FE agreed to pay a civil penalty of $100 million and to cease and desist from committing or causing any violations and any future violations of specified provisions of the federal securities laws and rules promulgated thereunder. The civil penalty was paid on September 25, 2024. FE previously recognized a loss contingency of $100 million in the second quarter of 2024.

On June 29, 2023, the OOCIC served FE a subpoena, seeking information relating to the conduct described in the DPA. FirstEnergy was not aware of the OOCIC’s investigation prior to receiving the subpoena and understood that the OOCIC’s investigation was also focused on the conduct described in the DPA, other than with respect to the March 25, 2024, felony indictment of Mr. Householder brought in Cuyahoga County, Ohio. FirstEnergy is cooperating with the OOCIC in its investigation. On February 12, 2024, and in connection with the OOCIC’s ongoing investigation, an indictment by a grand jury of Summit County, Ohio was unsealed against the now-deceased, former chairman of the PUCO, and two former FirstEnergy senior officers, Charles E. Jones, and Michael J. Dowling, charging each of them with several felony counts, including bribery, telecommunications fraud, money laundering and aggravated theft, related to payments described in the DPA. On August 12, 2024, FirstEnergy entered into a settlement with the OOCIC, the Ohio Attorney General’s Office, and the Summit County Prosecutor’s Office to resolve both the investigation and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp., noted below. The settlement includes, among other things, a non-prosecution agreement and a payment of $19.5 million by FE, which was recorded as a loss contingency in the second quarter of 2024. The settlement payment was paid on August 16, 2024.

In addition to the subpoenas referenced above under “United States v. Larry Householder, et. al.” and the SEC investigation, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). Unless otherwise indicated, no contingency has been reflected in FirstEnergy’s consolidated financial statements with respect to these lawsuits as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the U.S. Court of Appeals for the Sixth Circuit seeking to appeal that order; the Sixth Circuit granted FE’s petition on November 16, 2023, and heard oral argument on July 17, 2024. On November 30, 2023, FE filed a motion with the S.D. Ohio to stay all proceedings pending that circuit court appeal. Discovery was stayed during the pendency of that motion to stay all proceedings and on August 20, 2024, the S.D. Ohio denied FE’s motion and lifted the stay as to fact discovery. On July 29, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a Petition for Writ of Mandamus asking the Sixth Circuit to direct the district court to deny plaintiffs’ motion to compel disclosure of FE’s privileged internal investigation materials. On September 11, 2024, FE filed in the U.S. Court of Appeals for the Sixth Circuit a motion to stay discovery of the privileged internal investigation materials pending resolution of the Petition for Writ of Mandamus. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain current and former officers of EH. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH, all actions have been consolidated); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act and related claims in connection with the passage of HB 6. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies’ decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Conservation Support Rider) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero, and no additional customer bills will include new decoupling rider charges after February 8, 2021. On August 13, 2021, new defendants were added to the complaint, including two former officers of FirstEnergy. On December 2, 2021, the cities and FE entered a stipulated dismissal with prejudice of the cities’ suit. This matter was stayed through a criminal trial in United States v. Larry Householder, et al. described above, but resumed pursuant to an order, dated March 15, 2023. On July 31, 2023, FE and other defendants filed motions to dismiss in part the OAG’s amended complaint, which the OAG opposed. On February 16, 2024, the OAG moved to stay discovery in the case in light of the February 9, 2024, indictments against defendants in this action, which the court granted on March 14, 2024. As described above, FE reached a settlement with the OAG of this civil action and the OOCIC investigation, which resolves this civil action. FE recognized a loss contingency of $19.5 million in the second quarter of 2024, which was paid on August 16, 2024.

On February 9, 2022, FE, acting through the SLC, agreed to a settlement term sheet to resolve the following shareholder derivative lawsuits relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder that were filed in the S.D. Ohio, the N.D. Ohio, and the Ohio Court of Common Pleas, Summit County:

•

Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, Ohio, all actions have been consolidated); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain current and former FE directors and officers, alleging, among other things, breaches of fiduciary duty. On August 30, 2022, the parties filed a joint motion to dismiss the state court action, which the court granted on September 2, 2022.

•

Miller v. Anderson, et al. (N.D. Ohio); on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On August 24, 2022, the parties filed a joint motion to dismiss the action pending in the N.D. Ohio based upon the approval of the settlement by the S.D. Ohio, which was granted on May 17, 2024.

•

Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v.

Anderson et al.; Atherton v. Dowling et al.; Behar v. Anderson, et al. (S.D. Ohio, all actions have been consolidated); on September 1, 2020, purported stockholders of FE filed shareholder derivative actions alleging the then FE Board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Exchange Act. On March 11, 2022, the parties executed a stipulation and agreement of settlement, and filed a motion the same day requesting preliminary settlement approval in the S.D. Ohio, which the S.D. Ohio granted on May 9, 2022. Subsequently, following a hearing on August 4, 2022, the S.D. Ohio granted final approval of the settlement on August 23, 2022, which was appealed by a purported FE stockholder on June 15, 2023. The U.S. Court of Appeals for the Sixth Circuit affirmed the district court’s final settlement approval. All appeal options were exhausted on May 16, 2024.

The above settlement included a series of corporate governance enhancements and a payment to FE of $180 million, less approximately $36 million in court-ordered attorney’s fees awarded to plaintiffs, and a $7 million net return on deposited funds, which was received in the second quarter of 2024. The judgment and settlement are final and, therefore, the derivative lawsuits are now fully resolved.

The outcome of any of these lawsuits, governmental investigations and audit is uncertain and could have a material adverse effect on FE’s or its subsidiaries’, including FET’s, reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims and proceedings related to FET’s normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 5, “Regulatory Matters.”

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FET’s or its subsidiaries’ financial condition, results of operations and cash flows.

7. TRANSACTIONS WITH AFFILIATED COMPANIES

In addition to the intercompany income tax allocation and the short-term borrowing arrangement, FET and its subsidiaries have revenues, operating expense and interest expense transactions with affiliated companies, primarily FESC and the Electric Companies. The affiliated company transactions during the nine months ended September 30, 2024 and 2023, are as follows:

	For the Nine Months Ended September 30,
	2024	2023
	(In millions)
Revenues	$13	$12
Other operating expenses:
Ground lease expense	19	19
FESC support services(1)	170	165
Other affiliate support services(1)	90	73
Interest income	7	15
Interest expense	7	10

(1)	Includes amounts capitalized.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days.

As FET and its subsidiaries do not have employees, employees from the Electric Companies perform maintenance and project work in support of FET and its subsidiaries. Labor and overhead costs associated with these activities are charged by the affiliates to FET’s subsidiaries at cost.

As regulated money pool participants, FET’s subsidiaries have the ability to borrow from each other, regulated affiliates and the FE holding company to meet their short-term working capital requirements. FET had a similar but separate arrangement with FE’s unregulated money pool participants. As of June 1, 2024, FET is no longer participating in the unregulated money pool. Affiliated company notes receivables and payables related to the money pool are reported as Notes receivable from affiliated companies or Short-term borrowings—affiliated companies on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool.

FET’s subsidiary, ATSI, has a ground lease with OE, FE PA, CEI and TE under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, OE, FE PA, CEI, and TE reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments.

FET’s consolidated subsidiary, MAIT, has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years.

FET and its subsidiaries were party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. Prior to tax returns for years before 2022, net tax benefits attributable to FE, excluding any tax benefits derived from certain interest expense, were generally reallocated to the subsidiaries of FE that have taxable income. Effective January 1, 2022, the intercompany income tax allocation agreement was amended and revised such that FE no longer reallocates such tax benefits to the FE subsidiaries. Effective March 25, 2024, FET and its subsidiaries are no longer members of the FirstEnergy consolidated group for federal income tax purposes and constitute a separate consolidated group with a separate income tax allocation agreement for federal income tax purposes. See Note 3, “Taxes” for additional information.

In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. FET’s subsidiaries are allocated a portion of net periodic benefit costs from affiliates. These amounts are expected to be refunded or recovered through formula transmission rates. FET’s subsidiaries allocated amount of the pension and OPEB mark-to-market adjustments from affiliates was a $5 million gain for the nine months ended September 30, 2023. These amounts are expected to be refunded or recovered through formula transmission rates. Additionally, other pension and OPEB net periodic costs allocated to FET’s subsidiaries from affiliates were approximately $8 million and $7 million for the nine months ended September 30, 2024 and 2023, respectively.

FirstEnergy Transmission, LLC

Offer to Exchange

$400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030 registered under the Securities Act

for

$400,000,000 aggregate principal amount of 4.550% Senior Notes due 2030

and

$400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035 registered under the Securities Act

for

$400,000,000 aggregate principal amount of 5.000% Senior Notes due 2035

PROSPECTUS

The exchange offer will expire at 5:00 P.M., New York City time,

on   , 2025, unless extended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

FET is a limited liability company organized under the laws of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a limited liability company to, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Fourth Amended and Restated Limited Liability Company Operating Agreement of FET (the “A&R FET LLC Agreement”) contains indemnification provisions that provide that, subject to certain limitations, FET will indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or, completed actions, suits or proceedings by reason of the fact that such person is or was a director or officer of FET, or is or was a director or officer of FET serving at the request of FET as a director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FET; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful.

In addition, FirstEnergy maintains directors’ and officers’ liability insurance policies that cover the members of the FET board of directors and officers of FirstEnergy and its subsidiaries, including the managers and officers of FET.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1*	Certificate of Formation, as amended, of FirstEnergy Transmission, LLC.

3.2*	Fourth Amended and Restated Limited Liability Company Agreement of FirstEnergy Transmission, LLC.**

4.1*	Indenture, dated as of May 19, 2014, by and between FirstEnergy Transmission, LLC and U.S. Bank Trust Company, National Association, as trustee.

4.2*	First Supplemental Indenture, dated as of October 4, 2024, to Indenture dated May 19, 2014, by and between FirstEnergy Transmission, LLC and U.S. Bank Trust Company, National Association, as trustee.

4.3*	Registration Rights Agreement, dated as of September 5, 2024, among FirstEnergy Transmission, LLC and BofA Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Senior Notes due 2030.

4.4*	Registration Rights Agreement, dated as of September 5, 2024, among FirstEnergy Transmission, LLC and BofA Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Senior Notes due 2035.

4.5*	Officer’s Certificate, dated as of September 5, 2024, under the Indenture, dated as of May 19, 2014, with respect to the Senior Notes due 2030.**

Exhibit No.	Description

4.6*	Officer’s Certificate, dated as of September 5, 2024, under the Indenture, dated as of May 19, 2014, with respect to the Senior Notes due 2035.**

4.7*	Form of 4.550% Senior Note due 2030.

4.8*	Form of 5.000% Senior Note due 2035.

5.1*	Opinion of Morgan, Lewis & Bockius LLP, counsel to FirstEnergy Transmission, LLC.

10.1*	Credit Agreement, dated as of October 18, 2021, by and among FirstEnergy Corp., FirstEnergy Transmission, LLC, the banks and other financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent.**

10.2	Amendment No. 1 and Consent and Limited Waiver to Credit Agreement, dated as of April 27, 2023, by and among FirstEnergy Corp., FirstEnergy Transmission, LLC, the banks and other financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent.**

10.3*	Amendment No. 2 and Consent and Limited Waiver to Credit Agreement, dated as of October 20, 2023, by and among FirstEnergy Corp., FirstEnergy Transmission, LLC, the banks and other financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent.**

10.4*	Credit Agreement, dated as of October 20, 2023, by and among FirstEnergy Transmission, LLC, the banks and other financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent.**

10.5*	Service Agreement, dated as of January 1, 2024, by and between FirstEnergy Transmission, LLC, each of the associate companies listed on the signature pages thereto, and FirstEnergy Service Company.

10.6*	Second Revised, Amended and Restated Mutual Assistance Agreement, dated as of January 1, 2024, by and among certain subsidiaries of FirstEnergy Corp. listed on the signature pages thereto.

21*	Subsidiaries of FirstEnergy Transmission, LLC.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

24.2	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility of U.S. Bank Trust Company, National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Clients.

99.3*	Form of Letter to Registered Holders and The Depository Trust Company Participants.

107*	Filing Fee Table.

*	Previously filed.
**

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on December 16, 2024.

FIRSTENERGY TRANSMISSION, LLC

By:	/s/ Jason J. Lisowski
Name: Jason J. Lisowski
Title: Vice President and Controller

Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark D. Mroczynski	President (Principal Executive Officer)	December 16, 2024

* Jason J. Lisowski	Vice President and Controller (Principal Accounting Officer) and Director	December 16, 2024

* Joseph M. Storsin, Jr.	Vice President, Finance (Principal Financial Officer)	December 16, 2024

* Natalie Hadad	Director	December 16, 2024

* Jeff Rosenthal	Director	December 16, 2024

* Wade Smith	Director	December 16, 2024

* Toby Thomas	Director	December 16, 2024

*

The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ James A. Arcuri
James A. Arcuri
Attorney-in-Fact